AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 26, 1996

                                                     Registration No. 33-63275
================================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                               --------------

                                  FORM S-4

                               AMENDMENT NO. 2


           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               --------------

                               CITIZENS, INC.
           (Exact name of registrant as specified in its charter)

         COLORADO                             6311                   84-0755371
(State or other jurisdiction of   (Primary standard industrial    (I.R.S. Employer
incorporation or organization)     classification code number)   Identification No.)

                           400 EAST ANDERSON LANE
                             AUSTIN, TEXAS 78752
                               (512) 837-7100
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               --------------

                   HAROLD E. RILEY, CHAIRMAN OF THE BOARD
                           400 EAST ANDERSON LANE
                             AUSTIN, TEXAS 78752
                               (512) 837-7100
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                               --------------
                                 COPIES TO:

REID A. GODBOLT, ESQ.                        FRANK G. NEWMAN
JONES & KELLER, P.C.                         NEWMAN & DAVENPORT, P.C.
1625 BROADWAY, SUITE 1600                    2050 ALLIANZ FINANCIAL CENTRE LB135
DENVER, COLORADO 80202                       2323 BRYAN STREET
(303) 573-1600                               DALLAS, TEXAS 75201
                                             (214) 754-0025

                               --------------
         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
Title of each class of                              Proposed maximum             Proposed            Amount of
   securities to be             Amount to            offering price         maximum aggregate       registration
      registered              be registered             per share             offering price            fee
----------------------------------------------------------------------------------------------------------------
 Class A Common Stock,          171,391(1)              $9.00(2)              $1,542,519(2)             $532
     No Par Value                 shares
=================================================================================================================

(1) Represents the maximum number of shares of the Registrant's Class A Common Stock to be issued in connection with the Merger described herein.
(2) Estimated pursuant to Rule 457(f)(1) and (2) solely for the purpose of calculating the registration fee based on the market value of the securities to be received by the Registrant as determined on October 4, 1995.

================================================================================

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

                                --------------

                                 CITIZENS, INC.

                             Cross-Reference Sheet
                                      For
       Registration Statement on Form S-4 and Prospectus-Proxy Statement

Form S-4
Item No.         Item Caption                                       Heading in Prospectus
---------        ------------                                       ---------------------
    1            Forepart of Registration Statement         Outside Front Cover
                 and Outside Front Cover Page of
                 Prospectus

    2            Inside Front and Outside Back Cover        Inside Front Cover
                 Pages of Prospectus

    3            Risk Factors, Ratio of Earnings to         Summary; Risk Factors; Proposed
                 Fixed Charges and Other Information        Merger and Exchange

    4            Terms of the Transaction                   Summary; Proposed Merger and Exchange; Information Concerning
                                                            Investors and Central; Comparison of Rights of
                                                            Securityholders

    5            Pro Forma Financial Information            Comparative Per Share Data; Selected Summary Financial
                                                            Information - Pro Forma Condensed Consolidated Financial
                                                            Statements

    6            Material Contacts with the Company         Summary; Proposed Merger and
                 Being Acquired                             Exchange - Background and Reasons for the Merger and Exchange

    7            Additional Information Required for        Not applicable
                 Reoffering by Persons and Parties
                 Deemed to be Underwriters

    8            Interests of Named Experts and             Not applicable
                 Counsel

    9            Disclosure of Commission Position          Not applicable
                 on Indemnification for Securities Act
                 Liabilities

   10            Information with Respect to S-3            Incorporation of Certain Documents
                 Registrants                                by Reference; Risk Factors

   11            Incorporation of Certain Information       Incorporation of Certain Documents
                 by Reference                               by Reference

   12            Information with Respect to S-2 or         Not applicable
                 and S-3 Registrant

   13            Incorporation of Certain Information       Not applicable
                 by Reference

   14            Information with Respect to                Summary; Comparative Per Share
                 Registrants Other Than S-2                 Data; Selected Summary Financial
                 or S-3 Registrants                         Information - Pro Forma Condensed Consolidated Financial
                                                            Statements; The Special Meetings; Proposed Merger and
                                                            Exchange; Information Concerning Investors and Central;
                                                            Management's Discussion of Financial Condition and Results of
                                                            Operations; Financial Statements

   15            Information with Respect to S-3            Not applicable
                 Companies

   16            Information with Respect to S-2 or         Not applicable
                 S-3 Companies

   17            Information with Respect to                Summary; Comparative Per Share
                 Companies Other than S-2 or                Data; Selected Summary Financial
                 S-3 Companies                              Information - Pro Forma Condensed Consolidated Financial
                                                            Statements; The Special Meetings; Proposed Merger and
                                                            Exchange; Information Concerning Investors and Central;
                                                            Management's Discussion of Financial Condition and Results of
                                                            Operations; Financial Statements

   18            Information if Proxies, Consents           Summary; The Special Meetings;
                 or Authorizations are to be Solicited      Information Concerning Directors and Executive Officers

   19            Information if Proxies, Consents           Not applicable
                 or Authorizations Are Not To Be
                 Solicited or in an Exchange Offer

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     OF INSURANCE INVESTORS & HOLDING CO.
                         TO BE HELD ON MARCH 12, 1996
                   ________________________________________

To the Shareholders of Insurance Investors & Holding Co.:

         Notice is hereby given that a Special Meeting (the "Meeting") of Shareholders of Insurance Investors & Holding Co. ("Investors") will be held on Tuesday, March 12, 1996 at 10:30 a.m., Central Time, at the Holiday Inn, Brandywine, 4400 N. Brandywine, Peoria, Illinois, to consider and act upon the following:

         1. To vote upon approval and adoption of a Plan and Agreement of Merger and Exchange dated November 28, 1994 under which Citizens Acquisition, Inc., a wholly-owned subsidiary of Citizens, Inc., will merge (the "Merger") with and into Investors, with Investors being the survivor, and Investors and Central Investors Life Insurance Company of Illinois will effect a statutory plan of exchange. In the Merger and Exchange, shareholders of Investors will receive shares of Citizens, Inc. Class A Common Stock for their Investors Class A and Class B Common shares as described in the accompanying Proxy Statement-Prospectus; and

         2. To transact such other business as may properly come before the Meeting or any adjournment thereof.


         Only shareholders of record of Investors Class A and Class B Common Stock as of the close of business on February 8, 1996 will be entitled to notice of and to vote at the Meeting.


         Shareholders may, under certain circumstances, dissent from the Merger and Exchange and obtain payment for shares, as described in the accompanying Proxy Statement-Prospectus. A copy of Article XI, Sections 5/11.65 and 5/11.70, of the Illinois Business Corporation Act of 1983, which set forth the rights of dissenters, is attached to the Proxy Statement-Prospectus as Appendix B.

         Shareholders are cordially invited to attend the Meeting. Whether or not you intend to attend the Meeting, please fill in, date, sign, and return promptly the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares may be voted at the Meeting if you are unable to attend in person. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

                                        By Order of the Board of Directors

                                        Robert W. Kreutz, Secretary
Peoria, Illinois

February 9, 1996

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
            OF CENTRAL INVESTORS LIFE INSURANCE COMPANY OF ILLINOIS
                         TO BE HELD ON MARCH 12, 1996
                   ________________________________________

To the Shareholders of Central Investors Life Insurance Company of Illinois:

         Notice is hereby given that a Special Meeting (the "Meeting") of Shareholders of Central Investors Life Insurance Company of Illinois ("Central") will be held on Tuesday, March 12, 1996 at, 10:30 a.m., Central Time, at the Holiday Inn, Brandywine, 4400 N. Brandywine, Peoria, Illinois, to consider and act upon the following:

         1. To vote upon approval and adoption of a Plan and Agreement of Merger and Exchange dated November 28, 1994 under which Citizens Acquisition, Inc., a wholly-owned subsidiary of Citizens, Inc., will merge with and into Insurance Investors & Holding Co. ("Investors"), with Investors being the survivor, and Investors and Central will effect a statutory plan of exchange (the "Exchange"), under which shareholders of Central (other than Investors) will exchange their Central Common Stock for Citizens, Inc. Class A Common Stock as described in the accompanying Proxy Statement- Prospectus; and

         2. To transact such other business as may properly come before the Meeting or any adjournment thereof.


         Only shareholders of record of Central Common Stock as of the close of business on February 8, 1996 will be entitled to notice of and to vote at the Meeting.


         Shareholders may, under certain circumstances, dissent from the Exchange and obtain payment for shares, as described in the accompanying Proxy Statement-Prospectus. A copy of Article XI, Sections 5/11.65 and 5/11.70, of the Illinois Business Corporation Act of 1983, which set forth the rights of dissenters, is attached to the Proxy Statement- Prospectus as Appendix B.

         Shareholders are cordially invited to attend the Meeting. Whether or not you intend to attend the Meeting, please fill in, date, sign, and return promptly the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares may be voted at the Meeting if you are unable to attend in person. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

                                        By Order of the Board of Directors

                                        Robert W. Kreutz,  Secretary
Peoria, Illinois

February 9, 1996

                       INSURANCE INVESTORS & HOLDING CO.
              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD MARCH 12, 1996

              CENTRAL INVESTORS LIFE INSURANCE COMPANY OF ILLINOIS PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD MARCH 12, 1996

                                 CITIZENS, INC.
                                   PROSPECTUS
                       CLASS A COMMON STOCK, NO PAR VALUE
                              UP TO 171,391 SHARES


This Proxy Statement-Prospectus is furnished in connection with the solicitation by the Board of Directors of Insurance Investors & Holding Co. ("Investors") of proxies from holders of shares of Investors Class A and Class B Common Stock, for use at the Special Meeting of Investors Shareholders to be held on March 12, 1996. This Proxy Statement- Prospectus is also furnished in connection with the solicitation by the Board of Directors of Central Investors Life Insurance Company of Illinois ("Central") of proxies from the holders of shares of Central Common Stock, for use at the Special Meeting of Central shareholders to be held on March 12, 1996. (Together, the aforesaid Investors Special Meeting and Central Special Meeting shall hereafter be referenced as the "Meetings"; individually the Special Meetings shall hereafter be referenced as the "Meeting.") This Prospectus pertains to the number of shares of Class A Common Stock of Citizens, Inc. ("Citizens") to be issued in connection with a Plan and Agreement of Merger and Exchange dated November 28, 1994 (the "Merger Agreement") by and among Investors, Central, Citizens and Citizens Acquisition, Inc. ("Acquisition"). The Boards of Directors of Investors and Central have unanimously recommended that shareholders approve the Merger Agreement. However if the holders of more than 2.5% of the outstanding shares of Investors or Central choose to exercise dissenters' rights under Illinois law, then Citizens may, at its option, decline to proceed with the transactions contemplated hereby. The approval of the Illinois Department of Insurance, which was required for these transactions to proceed, was received March 10, 1995. Upon consummation of the transactions, each eight outstanding shares of Investors Class A Common Stock and each eight outstanding shares of Investors Class B Common Stock will be converted into one share of Citizens Class A Common Stock, and each four shares of Central Common Stock, except for those shares of Central Common Stock held by Investors, will be converted into one share of Citizens Class A Common Stock, all as described in this Proxy Statement-Prospectus (the "Merger and Exchange"). However, the holders of the Citizens Class A Common Stock cannot control Citizens because the Citizens Class B Common Stock has the right to elect a majority of the members of the Board of Directors. Harold E. Riley, who indirectly owns all of the Citizens Class B Common Stock, and who is the largest holder of the Citizens Class A Common Stock, will remain effectively in control of Citizens following the merger. No fractional shares of Citizens Class A Common Stock will be issued in the Merger and Exchange; rather, share fractions will evidence the right to receive a cash value per fractional share of Citizens Class A Common Stock based on a value of $7.00 per Citizens Class A share. All information contained in the Proxy Statement-Prospectus with respect to Citizens and Acquisition has been furnished by Citizens, and all information with respect to Investors and Central has been furnished by Investors. The approximate date of mailing of this Proxy Statement-Prospectus and the accompanying materials to shareholders of Investors and Central was February 9, 1996.


                           ________________________


Your proxy in the form enclosed is solicited by the Boards of Directors of Investors and Central for use at the Meetings. Only shareholders of record at the close of business on February 9, 1996 are entitled to notice of and to vote at the Meetings. On January 25, 1996 the numbers of outstanding shares of Investors Class A and Class B Common Stock entitled to be voted at the Meeting of Investors shareholders were 807,649 and 472,423, respectively, each share of which (irrespective of its class) is entitled to one vote, with the aggregate Class A and Class B shares voting together as a single class. The number of outstanding shares of Central Common Stock entitled to vote at the Meeting for Central shareholders was 650,000, each of which is entitled to one vote. However, 604,475 of the 650,000 Central Common shares are held by Investors, which plans to vote in favor of the Merger and Exchange; hence, approval by the Central shareholders is virtually assured. If the accompanying proxy form is signed and returned, the shares represented thereby will be voted as instructed. In the event no instructions are given, the shares will be voted for the Merger and Exchange and upon such other matters as may properly come before the Meeting. If, after sending in your proxy, you decide to vote in person or decide to revoke your proxy for any other reason, you may do so by notifying the Secretary in writing prior to the voting of the proxy.


The expenses of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be borne by Investors. In addition to the use of the mails, certain directors, officers or regular employees of Investors or its subsidiaries, who receive no compensation for their services other than their regular salaries or fees, if any, may solicit proxies personally.

The Directors and management of Investors and Central know of no matters to be brought before the Meetings other than those mentioned herein. If, however, any other matters properly come before the Meetings, it is intended that the proxies will be voted in accordance with the judgment of the person or persons voting such proxies.
                            ________________________


The Citizens Class A Common Stock is listed on the American Stock Exchange under the symbol "CIA." On January 24, 1996 the closing price of Citizens Class A Common Stock was $8.625 per share.

                            ________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS."
                            ________________________

No person is authorized to give any information or to make any representation not contained in this Proxy Statement- Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the securities offered hereby, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement- Prospectus nor any distribution of the securities to which this Proxy Statement-Prospectus relates shall, under any circumstances, create an implication that there has been no change in the affairs of Citizens, Acquisition, Investors or Central. In the event of a material change in the terms of the Merger Agreement or in the affairs of Citizens, Acquisition, Investors or Central, then it will be the responsibility of Citizens to file any required post-effective amendments and provide for the resolicitation of proxies, as may be necessary.

This Proxy Statement-Prospectus does not cover any resales of shares of the securities offered hereby to be received by shareholders of Investors or Central upon consummation of the Merger Agreement. No person is authorized to use this Proxy Statement-Prospectus in connection with such resales, although such securities may be traded without use of this Proxy Statement-Prospectus by those shareholders of Investors not deemed to be "affiliates" of any of Investors, Central or Citizens.
                           ________________________

The principal executive offices of Citizens and Acquisition are located at 400 East Anderson Lane, Austin, Texas 78752, telephone (512) 837-7100. The principal executive offices of Investors and Central are located at 2512 North Knoxville Avenue, Peoria, Illinois 61604, telephone (309) 685-7661.
                            ________________________


       The date of this Proxy Statement-Prospectus is January __, 1996.

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-VI

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . I-VII

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . I-VII

COMPARATIVE PER SHARE DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-XX

SELECTED SUMMARY FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . I-XXI

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

THE SPECIAL MEETINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

PROPOSED MERGER AND EXCHANGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS  . . . . . . . . . . . . . . . . . . . . . .  23
         Consolidated Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Liquidity and Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Update for Nine Months Ended September 30, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

CERTAIN FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

INFORMATION CONCERNING CITIZENS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

SOURCE OF CITIZENS SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

RIGHTS OF DISSENTING INVESTORS AND CENTRALSHAREHOLDERS TO RECEIVE PAYMENT FOR SHARES    . . . . . . . . . . . . . . .  38

INFORMATION CONCERNING INVESTORS AND CENTRAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Investors and its Subsidiaries:  Central and CI Agency, Inc. . . . . . . . . . . . . . . . . . . . . . . . .  42
         Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Market for Investors' Common Stock and Related Securityholder Matters  . . . . . . . . . . . . . . . . . . .  45

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTSON ACCOUNTING AND FINANCIAL DISCLOSURE . . . . . . . . . . . . . . . . .  46

COMPARISON OF RIGHTS OF SECURITYHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Authorized Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Dividend Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Liability of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Liquidation Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Assessment and Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Transfer Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

DEADLINE FOR CITIZENS SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         INSURANCE INVESTORS & HOLDING CO.AND SUBSIDIARIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 FINANCIAL STATEMENTS FOR YEAR ENDED DECEMBER 31, 1994  . . . . . . . . . . . . . . . . . . . . . . .  53
                 FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995  . . . . . . . . . . . . . . . . .  53


APPENDIX A --    PLAN AND AGREEMENT OF MERGER AND EXCHANGE DATED NOVEMBER 28, 1994; AGREEMENT TO AMEND PLAN AND
                 AGREEMENT OF MERGER AND EXCHANGE DATED JANUARY 25, 1996

APPENDIX B --    ARTICLE XI, SECTIONS 5/11.65 AND 5/11.70, OF THE ILLINOIS BUSINESS CORPORATION ACT GOVERNING RIGHTS OF
                 DISSENTING INVESTORS AND CENTRAL SHAREHOLDERS

                             AVAILABLE INFORMATION

         Both Citizens and Investors are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Those reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 13th Floor, 7 World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning Citizens may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006- 1881.

         Citizens has filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Citizens Class A Common Stock to be issued in connection with the transactions described herein. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Citizens and the Citizens Class A Common Stock, reference is made to the Registration Statement, including the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents, which have been filed by Citizens with the SEC pursuant to the Exchange Act (File No. 0-16509), are incorporated by reference into this Proxy Statement-Prospectus and are deemed to be a part hereof: (a) Citizens' Annual Report on Form 10-K and its Amendments No. 1 and 2, filed on March 22, July 3, and September 27, 1995, respectively, for the year ended December 31, 1994; (b) the description of the Citizens' Class A Common Stock contained in its Registration Statement on Form 8-A declared effective by the SEC on April 14, 1994; (c) Citizens' Quarterly Report on Form 10-Q and its Amendments No. 1 and 2, filed on May 15, June 20, and July 3, 1995, respectively, for the quarter ended March 31, 1995; (d) Citizens' Quarterly Report on Form 10-Q and its Amendment No. 1, filed on August 15 and August 17, 1995, respectively, for the quarter ended June 30, 1995; (e) Citizens' Quarterly Report on Form 10-Q and its Amendment No. 1, filed on November 14, 1995, and on or about December 5, 1995, respectively, for the quarter ended September 30, 1995; and (f) Citizens' Current Report on Form 8-K, filed on September 29, 1995. All documents filed by Citizens pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement-Prospectus and prior to the Meetings shall be deemed to be incorporated by reference into this Proxy Statement-Prospectus and to be part hereof from the date of the filing of such documents.


         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The foregoing sentence does not apply to Insurance Investors & Holding Co. or any of its affiliates with respect to documents not incorporated herein or not deemed to be incorporated herein. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement-Prospectus, except as so modified or superseded.

         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (EXCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE TO EACH PERSON TO WHOM THIS PROXY STATEMENT-PROSPECTUS IS SENT (INCLUDING BENEFICIAL OWNERS OF INVESTORS CLASS A OR CLASS B COMMON STOCK AND OWNERS OF CENTRAL COMMON STOCK), UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO ROBERT W. KREUTZ, SECRETARY, INSURANCE INVESTORS & HOLDING CO., 2512 NORTH KNOXVILLE AVENUE, PEORIA, ILLINOIS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 27, 1996.

                                    SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement-Prospectus. This Summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing in this Proxy Statement-Prospectus, including the Appendices. Shareholders of Investors and Central are urged to read this Proxy Statement-Prospectus in its entirety.

THE PARTIES TO THE MERGER AND EXCHANGE

         Citizens, Inc. ("Citizens") is a Colorado corporation which is an insurance holding company. The principal executive office of Citizens is located at 400 East Anderson Lane, Austin, Texas 78752, and the telephone number at such office is (512) 837-7100.

         Citizens Acquisition, Inc. ("Acquisition"), an Illinois corporation, is a wholly-owned subsidiary of Citizens which was formed solely to effectuate the Merger and Exchange. Acquisition has the same principal executive office as Citizens.

         Insurance Investors & Holding Co. ("Investors") is an Illinois corporation which is an insurance holding company. The principal executive office of Investors is located at 2512 North Knoxville Avenue, Peoria, Illinois 61604. The telephone number at such office is (309) 685-7661. Neither Investors nor any of its officers or directors are affiliated with Citizens, nor are any officers or directors of Citizens affiliated with Investors. It is contemplated that Investors will act as a subsidiary of Citizens after the Merger and Exchange.

         Central Investors Life Insurance Company of Illinois ("Central") is an Illinois domestic insurance company which is owned 93.0% by Investors. Central has the same principal executive office as Investors. It is contemplated that Central will act as a separate indirect subsidiary of Citizens after the Merger and Exchange.

         Following is a comparison between Citizens and Investors of certain selected financial data:

                                                                        December 31, 1994
                                  --------------------------------------------------------------------------------------------
                                                   Citizens                 ALFC                     Investors
                                  Citizens         Percent        ALFC     Percent    Investors      Percent          Combined
                                  Amount           of Total      Amount    of Total   Amount         of Total           Total
                                  ------           --------      ------    --------   ------         --------         --------
                                                     (all amounts in 000's except per share amounts)
Total Assets                     $ 149,798              84%     $ 26,316      15%     $2,402           1%         $  178,516
Stockholders' Equity                35,055              80%        8,117      18%        934           2%             44,106
Retained Earnings (Deficit)         18,467              94%        1,575       8%       (478)         (2%)            19,564
Net Income (Loss)                    4,175             115%         (415)    (11%)      (126)         (4%)             3,634
Book Value Per Share (a)         $    1.99                      $   3.82              $  .73


                                                             September 30, 1995(b)
                                  ------------------------------------------------------------------------------
                                                   Citizens                          Investors
                                  Citizens         Percent          Investors        Percent          Combined
                                  Amount           of Total         Amount           of Total          Total
                                  ------           --------         ------           --------         --------
                                                   (all amounts in 000's except per share amounts)
Total Assets                      $199,337            99%            $2,429             1%            $201,766
Stockholders' Equity                62,408            99%               889             1%              63,297
Retained Earnings (Deficit)         20,659           103%              (530)           (3%)             20,129
Net Income (Loss)                    2,192           102%               (52)           (2%)              2,140
Book Value Per Share (a)          $   3.13                           $  .69

__________
(a) Book value per share is based on numbers of shares set forth in Stockholders' Equity on the respective balance sheets -- for the Citizens calculations, the numbers of Class A and Class B Common shares were added, and the total number was divided into Total Stockholders' Equity; for the Investors calculations, the Class A and Class B Common shares were added, and the total number was divided into Total Stockholders' Equity.

(b) The acquisition of American Liberty Financial Corporation ("ALFC") was consummated, and the merger was completed on September 14, 1995. Hence, no separate ALFC data is presented as of September 30, 1995.


         For an explanation of the manner in which Citizens, Investors and Central determined the share exchange ratios for accomplishing the Merger and Exchange, see "Proposed Merger and Exchange -- Background and Reasons for Merger and Exchange."

         Neither class of Investors' Common Stock is listed or actively traded through security brokerage firms, and there is virtually no over-the-counter
trading activity.   There is no market for the Central Common Stock.
Consequently, it is not possible to set forth a market value comparison between the Citizens' Class A Common Stock and the Investors' Class A and Class B Common Stock or Central Common Stock.

                                                              INSURANCE INVESTORS & HOLDING CO. AND CENTRAL INVESTORS
                                                              LIFE INSURANCE COMPANY OF ILLINOIS SPECIAL MEETINGS OF
                                                              SHAREHOLDERS

PERSONS ENTITLED TO VOTE; RECORD DATE                         Holders of record of shares of Investors Class A Common
                                                              Stock, $1.00 par value, and Investors Class B Common Stock, no par value, at the close of business on
                                                              February 8, 1996 ("Record Date"), will be entitled
                                                              to notice of and to vote at the Special Meeting of
                                                              Shareholders (the "Meeting").  Holders of Investors Class A
                                                              and Class B Common Stock have the right to dissent from the proposed Merger and Exchange described below.  See "Rights of Dissenting Investors and Central Shareholders to Receive
                                                              Payment for Shares" and "The Special Meetings -- Voting
                                                              Securities."

                                                              Holders of record of shares of Central Common Stock, $1.00 par value, at the close of business on February 8,
                                                              1996 ("Record Date"), will be entitled to notice of and to vote at the Special Meeting of Shareholders (the
                                                              "Meeting").  Holders of Central Common Stock have the right to dissent from the proposed Merger and Exchange described below.  See "Rights of Dissenting Investors and Central
                                                              Shareholders to Receive Payment for Shares" and "The
                                                              Special Meetings -- Voting Securities."

DATE, TIME AND PLACE OF SPECIAL MEETINGS                      The Meeting of Investors shareholders will be held on
                                                              Tuesday, March 12, 1996 at  10:30 a.m., Central Time, at the Holiday
                                                              Inn, Brandywine, 4400 N. Brandywine Peoria, Illinois.

                                                              The Meeting of Central shareholders will be held on
                                                              Tuesday, March 12, 1996 at 10:30 a.m., Central Time, at the Holiday
                                                              Inn, Brandywine, 4400 N. Brandywine, Peoria, Illinois.

BUSINESS TO BE TRANSACTED                                     At both Meetings, shareholders will be asked to consider
                                                              and vote upon approval of a Plan and Agreement of Merger
                                                              and Exchange ("Merger Agreement") under which Acquisition
                                                              will merge with and into Investors, with shareholders of
                                                              Investors receiving shares of Citizens Class A Common
                                                              Stock.  Holders of Central Common Stock (other than
                                                              Investors) will exchange their Central Common shares for
                                                              shares of Citizens Class A Common Stock (the "Merger and
                                                              Exchange").

                                                              Pursuant to the Merger Agreement, holders of Investors
                                                              Class A and Class B Common Stock will receive one share of
                                                              Citizens Class A Common Stock for each eight shares of
                                                              Investors Class A or Class B Common Stock owned, and
                                                              holders of Central Common Stock (other than Investors) will receive one share of Citizens Class A Common Stock for each four shares of Central Common Stock owned.

PROXY REVOCABILITY                                            Proxies are revocable at any time prior to voting at the
                                                              Meetings.  See "The Special Meetings -- Revocability of
                                                              Proxies."

REQUIRED VOTE                                                 Approval of the Merger Agreement and the transactions
                                                              contemplated thereby requires the affirmative vote of
                                                              holders of two-thirds of the outstanding Investors Class A and Class B Common shares, with the aggregate number of
                                                              shares of both classes voting together as a single voting
                                                              group.  Approval of the Merger Agreement and the
                                                              transactions contemplated thereby also requires the
                                                              affirmative vote of holders of two-thirds of the
                                                              outstanding shares of Central Common Stock.  However, as a practical matter, approval by Central shareholders is
                                                              assured because Investors, which holds 93.0% of the Central
                                                              Common shares, intends to vote in favor of the Merger and
                                                              Exchange.  See "The Special Meetings -- Voting Securities."
                                                              No shareholder vote of Citizens is required by the Merger
                                                              Agreement or applicable law.  As of the Record Date, there were 19,323,743, plus an insignificant number pursuant to ongoing offerings, issued and outstanding shares of Citizens Class A
                                                              Common Stock. See "Risk Factors -- Proposed Offering of 3,500,000
                                                              Shares."  However, in conjunction with the acquisition on September
                                                              14, 1995 by Citizens of American Liberty Financial Corporation
                                                              ("ALFC"), a Louisiana based life insurance holding company, approximately 2,341,000 additional shares of Citizens Class A Common
                                                              Stock are expected to be issued in exchange for shares of ALFC stock.
                                                              See "Risk Factors -- Acquisition."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS                    The Investors Board of Directors has unanimously approved
                                                              the Merger Agreement and recommends that the shareholders
                                                              vote FOR approval of the Merger and Exchange.  This
                                                              recommendation is based on factors described under
                                                              "Proposed Merger and Exchange -- Background and Reasons for
                                                              the Merger and Exchange," that based upon considerations
                                                              set forth therein, the exchange ratio in the Merger
                                                              Agreement is fair, from a financial point of view, to all
                                                              of the shareholders of Investors.

                                                              The Central Board of Directors has unanimously approved the
                                                              Merger Agreement and recommends that the shareholders vote
                                                              FOR approval of the Merger and Exchange.  This
                                                              recommendation is based on factors described under
                                                              "Proposed Merger and Exchange -- Background and Reasons for
                                                              the Merger and Exchange," that based upon considerations
                                                              set forth therein, the exchange ratio in the Merger
                                                              Agreement is fair, from a financial point of view, to all
                                                              of the shareholders of Central.

OUTSTANDING SHARES OF INVESTORS                               As of the Record Date there were outstanding 807,649 shares of Investors Class A Common Stock and 472,423 shares of
                                                              Investors Class B Common Stock, comprising a single voting group (for purposes of voting upon the Merger Agreement) of a total of 1,280,072 shares of both classes.  As of the
                                                              Record Date, Investors' directors, executive officers and
                                                              their affiliates held 275,257 shares of Investors Class A
                                                              Common Stock or approximately 34.1% of such shares entitled to vote on the Merger and Exchange and 313,758 shares of
                                                              Investors Class B Common stock or 66.4% of such shares
                                                              entitled to vote.  The total Class A and Class B shares
                                                              held by Investors' directors, executive officers, and their affiliates, was 589,015 shares, comprising 46.0% of the
                                                              shares in the combined voting group of both classes of
                                                              stock.  Citizens has the option of not completing the
                                                              Merger and Exchange if the holders of more than 2.5% of
                                                              outstanding Investors shares perfect dissenters  rights.
                                                              See "The Special Meetings -- Voting Securities" and "Rights
                                                              of Dissenting Investors and Central Shareholders."

OUTSTANDING SHARES OF CENTRAL                                 As of the Record Date, there were outstanding 650,000
                                                              shares of Central Common Stock, its only authorized class
                                                              of capital stock.  As of the Record Date, Investors
                                                              directly held 604,475 shares of Central Common Stock or
                                                              93.0% of such outstanding shares.  The shares of Central
                                                              held by Investors will not be eligible for exchange under
                                                              the terms of the Merger Agreement.  As of the Record Date,
                                                              Central's directors, executive officers, and their
                                                              affiliates, excluding Investors, held 35,427 shares of
                                                              Central Common Stock, or 5.5% of such outstanding shares.
                                                              Citizens has the option of not completing the Merger and
                                                              Exchange if the holders of more than 2.5% of outstanding
                                                              Central shares of stock perfect dissenters' rights.  See
                                                              "The Special Meetings -- Voting Securities" and "Rights of
                                                              Dissenting Investors and Central Shareholders."

                                                              THE PLAN AND AGREEMENT OF MERGER AND EXCHANGE

SUMMARY OF THE TRANSACTION                                    Citizens, Acquisition, Investors and Central have entered
                                                              into a Plan and Agreement of Merger and Exchange dated
                                                              November 28, 1994 (the "Merger Agreement") in which
                                                              Acquisition will merge with and into Investors, and
                                                              Investors shareholders will receive shares of Citizens
                                                              Class A Common Stock; and Investors and Central will effect a statutory plan of exchange in which the Central
                                                              shareholders (other than Investors) will exchange their
                                                              Central Common Stock for Citizens Class A Common Stock.

CONSIDERATION FOR EACH SHARE OF INVESTORS AND CENTRAL         Pursuant to the Merger Agreement, holders of Investors
                                                              Common Stock will receive one share of Citizens Class A
                                                              Common Stock for each eight shares of Investors Common
                                                              Stock (Class A or Class B) held as of the Record Date.
                                                              Holders of shares of Central Common Stock, other than
                                                              Investors, will receive one share of Citizens Class A
                                                              Common Stock for each four shares of Central held as of the
                                                              Record Date.  Fractional shares will not be issued; rather, such fractional shares shall evidence the right to receive a cash value per fractional share of Citizens Class A
                                                              Common Stock based upon a value of $7.00 per Citizens Class
                                                              A share.  Any holder of Investors or Central stock who
                                                              shall have properly perfected dissenters  rights under
                                                              Illinois law shall not have the right to receive Citizens
                                                              Class A Common Stock, but only cash.  See "Proposed Merger and Exchange -- Receipt of Citizens Shares" and "Rights of
                                                              Dissenting Investors and Central Shareholders."

CLOSING DATE                                                  The Merger Agreement provides that the actions contemplated thereby will be completed at closing ("Closing") on the
                                                              closing date ("Closing Date") which shall be as soon as
                                                              possible after all regulatory approvals and shareholder
                                                              approvals are obtained in accordance with law.  The actions contemplated by the Merger Agreement will become effective
                                                              ("Effective Date") on or as soon as possible after the
                                                              Closing Date.  It is fully anticipated that the Closing
                                                              will occur and the Merger and Exchange will become
                                                              effective on or shortly after shareholder approval is
                                                              obtained, but there can be no assurance that the conditions to the proposed transactions will be satisfied and that
                                                              they will be consummated.

CONDUCT OF BUSINESS OF INVESTORS AND CENTRAL PRIOR TO         Investors and Central have agreed that they will not enter
CLOSING                                                       into any transactions prior to the Effective Date of the
                                                              Merger and Exchange other than in the ordinary course of
                                                              business and will not pay stockholder dividends or increase the compensation of officers and will not enter into any
                                                              agreement or transaction which will adversely affect their respective financial conditions.  See "Proposed Merger and
                                                              Exchange -- Conduct of Business Pending the Merger and
                                                              Exchange; Other  Covenants of the Parties."

DISSENTERS  RIGHTS                                            Under the Illinois Business Corporation Act of 1983,
                                                              shareholders of Investors and Central have the right to
                                                              dissent from the Merger and Exchange and demand payment of the value of their shares in cash.  If holders of more than
                                                              2.5% of the outstanding shares of either Investors or
                                                              Central qualify as dissenters, Citizens may, at its option, decline to proceed with the proposed transactions.  See
                                                              "Rights of Dissenting  Investors and Central Shareholders,"
                                                              "Proposed Merger and Exchange -- Other Conditions to
                                                              Consummation of the Merger and Exchange," and Appendix B
                                                              which sets forth the relevant Illinois statutes concerning rights of dissenting shareholders.

CONDITIONS PRECEDENT TO THE MERGER AND EXCHANGE               In addition to approval by holders of Investors and Central
                                                              Common Stock, the Merger and Exchange is subject to the
                                                              satisfaction (or waiver by the party entitled to the
                                                              benefit thereof) of a number of conditions including (1)
                                                              the performance by each party of its respective
                                                              obligations, (2) the absence of any legal proceedings
                                                              relating to the transactions contemplated by the Merger
                                                              Agreement, (3) the continued material accuracy of
                                                              representations made by each party, and (4) the delivery of certain legal opinions.  See "Proposed Merger and Exchange
                                                              -- Other Conditions to Consummation of the Merger and
                                                              Exchange."

SUMMARY OF FEDERAL INCOME TAX CONSIDERATIONS                    The Merger and Exchange are intended to be treated as a
                                                                reorganization within the meaning of Section 368(a) of the
                                                                Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes:  (i) no
                                                                material gain or loss will be   recognized by Investors,
                                                                Central or Citizens as a result of the Merger and Exchange;
                                                                (ii) no gain or loss will generally be recognized by holders of Investors Class A or Class B Common Stock and the Central
                                                                Common Stock on the exchange of their shares of their stock for Citizens Class A Common Stock pursuant to the Merger and
                                                                Exchange; and (iii) the aggregate adjusted tax basis of the
                                                                Citizens Class A Common Stock received by an Investors or
                                                                Central shareholder in exchange for Citizens Class A Common
                                                                Stock will be the same as the basis of the Investors and
                                                                Central stock surrendered in exchange therefor.  If the
                                                                Merger and Exchange were not to so qualify, the exchange of shares would be taxable.  The Merger Agreement provides that
                                                                Central will make any cash payments to or on behalf of
                                                                Central shareholders who perfect dissenters' rights.  However if any cash payment for  Central Common Stock in respect of dissenters' rights are deemed to have been made by Citizens or Investors, the exchange of Central Common Stock would not qualify as a reorganization and would be taxable to all
                                                                Central shareholders participating in  the exchange, and
                                                                there can be no assurances that such payments will not be so construed.  See "Certain Federal Income Tax Consequences."


                                                                INVESTORS AND CENTRAL SHAREHOLDERS SHOULD CONSULT WITH THEIR
                                                                OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX
                                                                CONSEQUENCES OF THE MERGER AND EXCHANGE, AS WELL AS ANY
                                                                APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES,
                                                                IN LIGHT OF THEIR OWN PARTICULAR TAX SITUATIONS.




                                    I-XVIII

TERMINATION OF THE MERGER AGREEMENT                           The Merger Agreement may be terminated by either party if
                                                              the Effective Date does not occur by March 31, 1996.
                                                              See "Proposed Merger and Exchange -- Other Conditions to
                                                              Consummation of the Merger and Exchange."  The Merger
                                                              Agreement may be amended upon the approval of the Board of
                                                              Directors of each party provided that the number of shares of Citizens Class A Common Stock to be issued cannot be
                                                              changed without the approval of the shareholders of
                                                              Investors and Central.  In addition, the Merger Agreement
                                                              may be terminated and amended at any time prior to the
                                                              Effective Date by unanimous consent of the parties; by any of the beneficiaries to conditions precedent to the
                                                              consummation of the Merger and Exchange if the condition
                                                              has not been met unless the condition has been waived; by
                                                              any party if any suit, action, or proceedings pending in a court or governmental agency threatens to prohibit the
                                                              transactions contemplated by the Merger and Exchange; or if any party has discovered any material error in the
                                                              representations of the other parties.  See "Proposed Merger and Exchange -- Termination or Amendment of the Merger
                                                              Agreement."

OTHER MATTERS                                                 The Investors Board and the Central Board know of no other matters that will come before the Meetings.  If any
                                                              additional matters come before the Meetings, the proxies
                                                              will be voted at the discretion of the proxy holders.

                           COMPARATIVE PER SHARE DATA

         The following table compares the historical and pro forma per share data for Citizens, Insurance Investors & Holding Co., Inc. ("Investors" or "II"), and American Liberty Financial Corporation ("ALFC"), a company that was acquired by Citizens on September 14, 1995. The ALFC data is included because of its size and materiality. Citizens management believes that the acquisition of Investors is probable. Hence, pro forma information is included herein for both acquisitions. However, there can be no assurances that the Investors acquisition will occur. The pro forma data reflects the transactions as if they were accounted for as purchases. The data contained in the table is based upon the historical and pro forma financial statements appearing elsewhere herein and should be read in conjunction with the financial statements and the related notes.

                          CITIZENS                 HISTORICAL ALFC           HISTORICAL II                     EQUIVALENT SHARE
                          COMMON STOCK             COMMON STOCK              COMMON STOCK     PRO FORMA        II COMMON STOCK (1)
                          ------------             ------------              ------------     ---------        ---------------
Income per share
before extraordinary
items                       $ 0.25                  $ (0.20)                  $ (0.10)          $ 0.25           $ 0.03
Year Ended
December 31, 1994

Book value per share
December 31, 1994           $ 1.99                  $  3.82                   $  0.73           $ 2.75           $ 0.34

       (1) Equivalent per share data was computed by dividing the pro forma per share amounts by the exchange factor of eight Investors shares. No cash dividends have been paid by Citizens, Investors or ALFC.

                     SELECTED SUMMARY FINANCIAL INFORMATION

                                 CITIZENS, INC.
                      INTRODUCTION TO PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed consolidated balance sheet, as of September 30, 1995, reflects the purchase of Investors by Citizens as if it had occurred on September 30, 1995. The unaudited pro forma condensed consolidated income statement for the year ended December 31, 1994 reflects the purchases of ALFC and Investors as if they had occurred on January 1, 1994. The unaudited pro forma condensed consolidated income statement for the nine months ended September 30, 1995 reflects the purchase of Investors as if it had occurred on January 1, 1995. These financial statements should be read in conjunction with the accompanying notes and the separate historical financial statements of Citizens incorporated by reference, and of Investors included elsewhere herein. Discussion of the Investors data is limited because of its immateriality relative to Citizens and ALFC.

         Management's estimate of the impact of applying purchase accounting, as if the two acquisitions had occurred as described above is presented below. The unaudited pro forma financial information is not necessarily indicative either of the results of operations that would have occurred had the acquisitions been consummated at the beginning of 1994 or in 1995 or of future results of operations of the consolidated entities. The entries made herein were as a result of the application of purchase accounting.


         Pro Forma Management's Discussions and Analyses of Financial Condition and Results of Operations immediately follow the respective pro forma financial statements.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)

                               HISTORICAL
                                CITIZENS      HISTORICAL    HISTORICAL       PURCHASE
                                   AND         ALFC AND      INSURANCE    ADJUSTMENTS AND     PRO FORMA
                              SUBSIDIARIES   SUBSIDIARIES    INVESTORS     ELIMINATIONS      CONSOLIDATED
                              ------------   ------------    ---------     ------------      ------------
Revenues:

Premiums                           $43,861        7,698             53                        $51,612
Net investment income                5,296        1,026            108                          6,430
Other                                   55          189              0                            244
                                   -------       ------          -----                        -------
     Total revenues                 49,212        8,913            161                         58,286

Benefits and expenses

Policy benefits                     31,301        4,975             93                         36,369
Commissions                         12,382          513              0                         12,895
Capitalization of DAC              (13,128)      (1,166)             0           586 (a)      (13,708)
Amortization of DAC                  7,204        1,453              4        (1,385)(a)        7,276
Amortization of cost
  of insurance acquired                421            0              0           611 (b)        1,032
Amortization of other intangibles        0            0              0           207 (c)          207
Amortization of excess
  of cost over net assets
  acquired                             186            0              0           438 (d)          624
Other expenses                       5,079        3,688            192                          8,959
                                   -------       ------          -----        ------          -------
Total benefits and
  expenses                          43,445        9,463            289           457           53,654
                                   -------       ------          -----        ------          -------
Income (loss) before taxes           5,767         (550)          (128)         (457)         $ 4,632
                                   =======       ======          =====        ======          =======

Net income per share                                                                          $  0.24(e)
                                                                                              =======

EXPLANATION OF PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1994:

         (a) Amortization and capitalization of deferred policy acquisition costs are reflected in the accompanying pro forma statement of operations as follows:

                                               Capitalization            Amortization
                                               --------------            ------------
         Historical Citizens                       $ (13,128)                 $ 7,204
         Historical ALFC and II                       (1,166)                   1,457
                                                   ---------                  -------
         Total historical                            (14,294)                   8,661
                                                   ---------                  -------
         Reverse historical ALFC and II                1,166                   (1,457)
         Capitalization of post-purchase                (580)                      72
                                                   ---------                  -------
         Net pro forma adjustment                        586                   (1,385)
                                                   ---------                  -------

                 Net                               $ (13,708)                 $ 7,276
                                                   =========                  =======

         (b) Amortization of cost of insurance acquired is presented in the accompanying pro forma statement of operations as follows:

         Historical Citizens                                 $   421
                                                             -------
         Interest accrued at 7%                                 (470)
         Amortization of ALFC and II cost of insurance         1,081
                                                             -------
         Net pro forma adjustment                                611
                                                             -------
         Pro forma amortization                              $ 1,032
                                                             =======

         (c) Identifiable intangible assets include state licenses and agency force and are being amortized over 10 years. Such amortization amounted to $207,000 for the 12 months ended December 31, 1994.

         (d) The excess of cost over net assets acquired is being amortized over a 20-year period. Such amortization, reflected in the accompanying pro forma statement of operations, is $438,000.

         (e) Calculated using estimated common shares outstanding of 19,433,080.





                                    I-XXIII

PRO FORMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1994 (PRO FORMA BASIS)

Net income for the year ended December 31, 1994 was $4,632,000. Total revenues increased to $58,286,000. The merger of ALFC was the primary reason for the increased revenues during 1994. ALFC has subsidiaries which engage in several business segments that Citizens has not focused on. Primary among such subsidiaries is the operation of funeral homes in Louisiana. Citizens intends to evaluate such operations to determine their viability following the merger; however, this business is immaterial to Citizens' overall operations.

Premium income for the year ended December 31, 1994 was $51,612,000. The impact of the ALFC merger increased premiums by $7,698,000 during the period. During 1995, management expects production of new premiums to reach $12 million as a result of the new business generated by the Company's agency force, as well as the field force of ALFC; thus, it is expected that premium income will continue to increase in future years.

Net investment income for 1994 was $6,430,000. Such income was enhanced by the $1,026,000 contribution from ALFC during the period. Management expects to evaluate the portfolio of ALFC; however it has no plan for major dispositions at this time.

Deferred acquisition costs reflect the capitalization of costs related only to 1994 production for ALFC, along with those historically capitalized for Citizens. All previously capitalized costs were accounted for as a part of the merger transaction.

Underwriting, acquisition, insurance and other expenses were $8,959,000 for the year. These expenses include the expenditures of ALFC and Investors for the year 1994. Management believes that reductions in such level of overhead are attainable in future years; however, such reductions cannot be achieved until such time as ALFC's data processing system is converted to Citizens' data processing system, which management does not foresee occurring until sometime in 1996. Even after that time, reductions cannot be realized until management has made a complete evaluation of the affairs of ALFC following the transaction. Management has not made an estimate of the amount of overhead reduction anticipated, but believes overhead can be reduced in future years as a result of economies of scale being achieved as the various companies' operations are integrated.

The amortization of the excess of cost over net assets acquired in the ALFC transaction is based on an amortization of 20 years. The 20 year period is based upon the expected life of the in-force block of business acquired in the transaction. Based upon an actuarial evaluation of the business and its historical runoff, significant portions of the life and accident and health business remain in-force after 20 years. Management believes the amortization period best provides a correlation between the amortization and the run off of the business. The amortization of the cost of insurance acquired is based upon the proportion of the profit to the expected lives of the respective policies. Intangible assets acquired in the transaction which are primarily the state licenses of ALFC and its agency force, are amortized over a period of ten years.

ALFC has certain net operating loss carryforwards. Although such carryforwards are significant, management believes them to be of little value to the combined entities following the merger as the result of limitations imposed upon their utilization by the Internal Revenue Code.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                             (AMOUNTS IN THOUSANDS)

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1995
                                  (UNAUDITED)

                                      HISTORICAL
                                    CITIZENS INC      HISTORICAL         PURCHASE
                                        AND           INSURANCE       ADJUSTMENTS AND             PRO FORMA
            ASSETS                  SUBSIDIARIES      INVESTORS        ELIMINATIONS              CONSOLIDATED
            ------                  ------------      ---------        ------------              ------------
 Long term Investments                $122,261          $1,992            $    (9)  (a)           $124,244
 Short term Investments                  1,904               0                  0                    1,904
                                      --------          ------            -------                 --------
      Total Investments                124,165           1,992                 (9)                 126,148

 Cash                                    3,039             356                                       3,395
 Other receivables                       4,163               0                                       4,163
 Accrued investment
   income                                1,696              32                                       1,728
 Deferred policy
   acquisition costs                    36,473              48                (48)  (b)             36,473
 Cost of insurance
   acquired                              7,719               0                120   (c)              7,839
 Excess of cost over net
   assets acquired                      13,985               0              1,120   (d)             15,105
 Other assets                            8,097               1                                       8,098
                                      --------          ------            -------                 --------
         Total Assets                 $199,337          $2,429            $ 1,183                 $202,949
                                      ========          ======            =======                 ========

                              SEPTEMBER 30, 1995
                                  (UNAUDITED)


                                     HISTORICAL
      LIABILITIES AND              CITIZENS INC         HISTORICAL         PURCHASE
      ----------------                 AND              INSURANCE      ADJUSTMENTS AND             PRO FORMA
    STOCKHOLDERS' EQUITY           SUBSIDIARIES         INVESTORS        ELIMINATIONS             CONSOLIDATED
    ---------------------          ------------         ---------        ------------             ------------
 Future policy benefit
   reserves                          $119,717             $  717            $   146   (e)           $120,580
 Other policyholder
   liabilities                         10,377                358                                      10,735
 Other liabilities                      3,764                 52                                       3,816
 Notes payable                            787                319                                       1,106
 Deferred tax liability                 2,284                  0                                       2,284
                                     --------             ------            -------                 --------

      Total liabilities               136,929              1,446                146                  138,521

 Class A common stock                  43,703                819              1,201   (f)             45,723
 Class B common stock                     283                 47                (47)  (f)                283
 Minority interest                         14                 94                (94)  (f)                 14
 Additional paid-in
   capital                                  0                576               (576)  (f)                  0
 Unrealized loss on
   investments                            (70)               (14)                14   (f)                (70)
 Retained earnings                     20,659               (530)               530   (f)             20,659
                                     --------             ------            -------                 --------
                                       64,589                992              1,028                   66,609
 Treasury stock                        (2,181)                (9)                 9                   (2,181)
                                     --------             ------            -------                 --------
     Total stockholders'
           equity                      62,408                983              1,037                   64,428
                                     --------             ------            -------                 --------

    Total liabilities and
    stockholders' equity             $199,337             $2,429            $ 1,183                 $202,949
                                     ========             ======            =======                 ========





                                    I-XXVII

EXPLANATION OF PRO FORMA ADJUSTMENTS AS OF SEPTEMBER 30, 1995:

         (a) Adjustment necessary to record acquired fixed maturities at market value.

         (b) Deferred policy acquisition costs are reflected in the accompanying pro-forma financial statements as follows:

                 Historical Citizens                             $36,473
                 Historical II                                        48
                                                                 -------
                   Historical DAC                                 36,521
                 Reverse historical II                               (48)
                                                                 -------
                 Net DAC                                         $36,473
                                                                 =======

         (c) Establish cost of insurance acquired. Cost of insurance acquired represents the estimated present value of future profits in the acquired business. This amount was calculated as the difference between II's historical future policy benefit reserves and the estimated gross premium reserve at September 30, 1995. The gross premium reserve was estimated assuming a level interest yield of 7%. Life mortality was based on appropriate multiples of the 1965-70 Select and Ultimate and the Ultimate Intercompany Table and withdrawals based on Linton B and BB tables as deemed appropriate based on individual life plan experience. Accident and health morbidity was based on multiples of 1974 Cancer tables, Stroke/Heart Attack Indemnity Table, 1985 NAIC Cancer Tables and published claim costs and withdrawals based on Linton C and CC Tables as deemed appropriate based on individual health plan experience. Cost of insurance acquired is being amortized in proportion to the profit over the lives of the respective policies.

                 Cost of insurance acquired is presented in the accompanying pro forma financial statements as follows:

                        Historical Citizens                         $7,719

                        II cost of insurance capitalized               120
                                                                    ------
                        Pro forma cost of insurance acquired        $7,839
                                                                    ======


         (d) Excess of cost over net assets acquired was calculated as follows: (in thousands)





                                    I-XXVIII

                                                                  II
                 Acquisition of common stock                     1,530
                 Estimated fair value of net
                 assets acquired                                  (410)
                                                                 =====
                 Excess of cost (purchase price)
                 over net assets acquired                        1,120


         (e) Revaluation of policy benefit reserves to reflect Company reserve assumption with regard to interest rates, lapse rates and surrenders.


         (f) Eliminate II capital, minority interest, and retained earnings and record the cost of net assets acquired as increased capital of the Company due to the issuance of additional Class A common shares.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            (AMOUNTS IN THOUSANDS)
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)


                                    HISTORICAL       HISTORICAL         PURCHASE
                                 CITIZENS INC AND    INSURANCE       ADJUSTMENTS AND            PRO FORMA
                                   SUBSIDIARIES      INVESTORS        ELIMINATIONS             CONSOLIDATED
                                   ------------      ---------        ------------             ------------
 Revenues:

 Premiums                              $32,166          $  46                                      $ 32,212
 Net investment income                   4,898             91                                         4,989
 Other                                      91              5                                            96
                                       -------          -----             ----                     --------
       Total revenues                   37,155            142                                        37,217

 Benefits and Expenses

 Policy benefits                        23,422             69                                        23,491
 Commissions                             7,559              0                                         7,559
 Capitalization of DAC                  (7,919)             0                                        (7,919)
 Amortization of DAC                     5,983              4               (4)    (a)                5,983
 Amortization of cost
   of insurance acquired                   255              0                1     (b)                  256
 Amortization of excess
   of cost over net assets
   acquired                                 93              0               22     (c)                  115
 Other expenses                          4,320            121                                         4,441
                                       -------          -----             ----                     --------
     Total benefits and
          expenses                      33,713            194               18                       33,925
                                       -------          -----             ----                     --------

 Income (loss) before taxes            $ 3,363          $ (52)            $(18)                     $ 3,292
                                       =======          =====             ====                     ========

 Net income per share                                                                                 $0.17(d)
                                                                                                      =====

           EXPLANATION OF PRO FORMA STATEMENT OF OPERATIONS FOR THE
                 NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1995:


         (a) Amortization and capitalization of deferred policy acquisition costs are reflected in the accompanying pro-forma statement of operations as follows: (in thousands)

                                                                        CAPITALIZATION         AMORTIZATION
                                                                        -----------------------------------
                 Historical Citizens                                           (7,919)              5,983
                 Historical II                                                      0                   4
                                                                               ------               -----
                      Total Historical                                         (7,919)              5,987
                                                                               ------               -----
                 Reverse Historical II                                              0                  (4)
                 Capitalization of Post-Purchase                                    0                   0
                                                                               ------               -----
                 Net Pro Forma adjustment                                           0                  (4)
                                                                               ------               -----
                           Net                                                 (7,919)              5,983


         (b) Amortization of cost of insurance acquired is presented in the accompanying pro-forma statement of operations as follows:

                         Historical Citizens                         $255,000
                                                                     --------
                         Interest accrued @ 7%                             (8)

                         Amortization of II cost of
                         insurance                                        511
                                                                     --------
                         Net Pro-Forma adjustment                         503
                                                                     --------
                         Pro-forma amortization                      $255,503

                 Estimated amortization of cost of insurance acquired assuming a purchase date of January 1, 1995, is $503, $560, $621, $686 and $759 for each year, respectively, in the five year period ending December 31, 1999.


          (c) Excess of cost over net assets acquired is being amortized over a 20-year period. Such amortization, relating to this transaction, reflected in the accompanying pro-forma statement of operations, is $22,000.

          (d) Calculated using estimated common shares outstanding of 19,433,080.

               PRO FORMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                     NINE MONTHS ENDED SEPTEMBER 30, 1995
                                PRO FORMA BASIS

          Net income for the nine months ended September 30, 1995 was $3,292,000. Revenues increased to $37,217,000. The merger of ALFC and II was the primary reason for the increased revenues during 1995. ALFC has subsidiaries which engage in several business segments that Citizens has not historically focused on. Primary among such subsidiaries is the operation of funeral homes in Louisiana. Citizens intends to evaluate such operations to determine their viability following the merger; however, this business is immaterial to Citizens' overall operations.


          Premium income for the first nine months of 1995 was $32,212,000. During 1995, Management expects the production of new premiums to reach $12 million as a result of the new business generated by the Company's agency force as well as the field force of ALFC.


          Net investment income for the first nine months of 1995 was $4,989,000. Such income was enhanced by the $91,000 contribution from II to earnings during the period. Management expects to evaluate the portfolio of ALFC and II; however, there are no plans for major dispositions at this time.

          Underwriting, acquisition and insurance expenses were $4,441,000 following the transaction. Management believes that reductions in such level of overhead are attainable in future years; however, such reductions cannot be achieved until such time as ALFC's data processing systems are converted to Citizens data processing system, which Management does not foresee occurring until sometime in 1996. Even after that time, reductions cannot be realized until Management has made a complete evaluation of the affairs of ALFC following the transaction. Management has not made an estimate of the amount of overhead reduction anticipated, but believes overhead can be reduced in future years as the result of economies of scale being achieved as the various companies' operations are integrated.

          The amortization of the excess of cost over net assets acquired in the ALFC transaction and the II transaction is based on a period of 20 years. The 20 year period is based upon the expected life of the in-force block of business acquired in the transactions. Based upon an actuarial evaluation of the business and its historical runoff, significant portions of the life and accident and health business remain in-force after 20 years. Management believes the amortization period best provides a correlation between the amortization and the runoff of the business. The amortization of the cost of insurance acquired is based upon the proportion of the profit to the expected lives of the respective policies.


                                    I-XXXII
policies.

          ALFC and II have certain net operating loss carryforwards. Although such carryforwards are significant, Management believes them to be of little value to the combined entity following the mergers as the result of limitations imposed upon their utilization by the Internal Revenue Code.





                                    I-XXXIII

                                  RISK FACTORS

         The following risk factors, in addition to those discussed elsewhere in this Proxy Statement-Prospectus, should be considered carefully in evaluating Citizens and its business.

         SIGNIFICANT MARKET OVERHANG. A registration statement of Citizens on Form S-3 with the Securities and Exchange Commission ("SEC") is in effect relating to the public offer and sale by certain holders of Citizens Class A Common Stock, including Harold E. Riley, Chairman of the Board of Citizens.
The registration statement relates to approximately 6,099,657 shares of Class A Common Stock or approximately 31.6% of the Citizens Class A Common Stock outstanding, including the shares to be issued in conjunction with the ALFC acquisition (see "Acquisition" below), but before the Merger and Exchange and the "Proposed Offering of 3,500,000 Shares" as described below. It may be assumed that sales of significant amounts of these shares in the public market could have a depressive effect on the price of the Citizens Class A Common Stock. Further, the prospect, even without the actual sales, of such significant amounts of shares being offered into the public market place may have a depressive effect on the price of the Citizens Class A Common Stock.

         RECENT SALE OF SHARES AND EFFECT THEREOF. On October 27, 1994, Citizens completed an offering of 916,375 shares of its Class A Common Stock under an exemption from registration under the Securities Act of 1933. The offering was made under Regulation S, which provides that shares which are offered outside of the United States to non-United States persons pursuant to certain specific guidelines may be resold in the United States by persons who are not an issuer, underwriter or dealer following the expiration of a 40-day period after the close of the offering period. The offering price per share was $7.00. Gross proceeds raised were $6,414,625 and net proceeds were approximately $5,400,000. On December 21, 1994, Citizens contributed $5,200,000 in capital to its wholly-owned life insurance subsidiary. The subsequent resale of the Citizens Class A shares sold in this offering into the public market could adversely affect the price of the Citizens Class A Common Stock and it may be assumed that overseas investors would have more of an incentive to sell their Class A common shares because the price they paid for such stock was $7.00 per share.

         PROPOSED OFFERING OF 3,500,000 SHARES OF CITIZENS CLASS A COMMON STOCK OUTSIDE THE UNITED STATES AND EFFECT THEREOF. In May 1995, Citizens began an offering of up to 3,500,000 shares of Class A Common Stock outside the United States pursuant to a safe harbor rule relating to an exemption from registration under the Securities Act of 1933. Citizens has restricted the transfer of such shares for a period of three years following the initial purchase, and a legend to such effect will be placed on each certificate for such shares. The initial offering price is $7.50 per share, which is a discount to the current market price of the Citizens Class A Common Stock as quoted on the American Stock Exchange.

         The offering is presently ongoing. Management is unable to determine how successful the offering will be. The Company has received approximately $770,000 in gross proceeds, representing the sale of approximately 103,000 shares. In the event all 3,500,000 shares are sold, the Company would realize gross proceeds that management estimates would be in the range of $25 to $30 million, based upon the current trading price of the Citizens Class A Common Stock.

         Subsequent resale of these shares in the United States could have a depressive effect upon the price of the Class A common shares, and it may be assumed that overseas investors would have more of an incentive to sell their Class A common shares because the price they paid for such stock will probably be lower than the trading price of the Class A Common Stock.

         ACQUISITION. On September 14, 1995, Citizens acquired ALFC, a Baton Rouge, Louisiana based life insurance holding company. The ALFC agreement provides that following the acquisition by Citizens, ALFC shareholders will receive 1.10 shares of Citizens Class A Common Stock for each share of ALFC Common Stock owned and 2.926 shares of Citizens Class A Common Stock for each share of ALFC Preferred Stock owned. Citizens expects to issue approximately
2.3 million Class A shares in connection with the transaction, which will be accounted for as a purchase. The companies will continue to operate in their respective locations under a combined management team with consolidation of computer data processing on the Citizens system. The subsequent sale of shares issued in this transaction could have a depressive effect on the market price of the Class A shares.


         TAXATION OF MERGER AND EXCHANGE. The transactions to be accomplished in the Merger and Exchange have been structured so as to constitute tax-free reorganizations to the Investors and Central shareholders. However, there can be no assurances that the tax-free nature of the Merger and Exchange can be preserved in general or with respect to all Investors and Central shareholders. Some of the risks to the tax-free nature of the Merger and Exchange are related to dissenters' rights for Central shareholders. The exchange of Citizens Class A Common Stock for Central Common Stock has been structured so that Investors will consummate the exchange transactions, and Central will make all cash payments, in respect of dissenters' rights, to or on behalf of Central shareholders, and at the conclusion of the Merger and Exchange, Investors will hold all outstanding shares of Central Common Stock. However, if Citizens or Investors were deemed to have directly or indirectly made any payments in respect of Central shareholders' dissenters' rights, the exchange of the Citizens Class A Common Stock for all of the Central shares would not qualify as a tax-free exchange, and all of the Central shareholders would be required to recognize a taxable gain or loss on the exchange of their Central Common Stock for Citizens Class A Common Stock and there can be no assurance that such payments would not be so construed. See "Certain Federal Income Tax Consequences."


         DEPENDENCE ON CITIZENS' CHAIRMAN. Citizens relies heavily on the active participation of its Chairman of the Board, Harold E. Riley. The loss of his services would likely create a significant adverse effect on Citizens. Citizens does not have an employment agreement with Mr. Riley, but does have "key man" life insurance on Mr. Riley totaling $1.25 million of which Citizens is the beneficiary. Citizens has no disability insurance regarding Mr. Riley.

         CONTROL. The shares of outstanding Class B Common Stock of Citizens, 100% of which is owned indirectly (through the Harold E. Riley Trust) by Harold
E. Riley, Chairman of the Board of Citizens, have the right to elect a simple majority of the Board of Directors of Citizens. This right may make it more difficult and time consuming for a third party to acquire control of Citizens or to change the Board of Directors of Citizens. Additionally, Mr. Riley is the largest Class A shareholder. As a practical matter, Mr. Riley has veto power over significant corporate transactions.

         CONCENTRATION OF BUSINESS FROM PERSONS RESIDING IN THIRD WORLD COUNTRIES. For the years ended December 31, 1994 and 1993, approximately 91.8% and 92.5%, respectively, of Citizens' total insurance premium revenue was derived from policies issued on the lives of Latin Americans. The policies issued to such persons are ordinary, whole-life policies with an average face amount of $60,000 and are marketed by independent marketing firms primarily to heads of households which are in the top 3% to 5% income bracket of such countries. Virtually all of the new business of Citizens' present life insurance subsidiary comes from Latin America as well. There is a risk of loss of a significant portion of sales to Latin Americans should adverse events occur in the countries from which Citizens receives applications. To minimize inherent risk, Citizens is not chartered as an insurance company in any foreign country, maintains no assets or employees in foreign countries, accepts only applications and premiums remitted directly to its main office in United States currency drawn on U.S. banks, and includes various limitations to coverage which are designed to minimize exposure to loss caused by social, economic and political conditions. Citizens is not aware of any adverse trends in these countries which would have a material adverse impact on the Company's business. Furthermore, management believes that political or economic instability in these countries would likely have a favorable impact on the Company's business since such instability would generally strengthen the demand for U.S. dollar-denominated policies.

         INABILITY TO ELECT DIRECTORS. The Class A Common Stock of Citizens being offered hereby represents a minority interest in Citizens. As cumulative voting of shares is not permitted by the Articles of Incorporation of Citizens, the minority shareholders of Citizens cannot through their votes alone elect any of Citizens' directors or otherwise control Citizens. Also, the Class B Common Stock of Citizens elects a simple majority of the Citizens' Board. Therefore, as a practical matter, control of Citizens lies outside the Class A shareholders. See "Comparison of Rights of Security Holders."

         NO DIVIDENDS. To date, Citizens has not paid cash dividends and its current policy is to retain earnings for use in the operations and expansion of its business. Hence, it is highly unlikely that cash dividends will be paid in the near future. Also, the Class A Common Stock of Citizens has a right to twice the cash dividends of the Class B shares. Because the Class B shareholders control Citizens, there is little economic incentive for the Class B shareholders to decide that cash dividends should be paid when they will receive only one-half of the per share cash dividends of the Class A common shares, except that the beneficiaries and trustee of the Harold E. Riley Trust, which holds the Class B Common shares, are also the largest holders of Class A Common shares of Citizens.

         PERSISTENCY. Persistency is the extent to which policies sold remain in-force. Policy lapses over those actuarially anticipated could have an adverse effect on the financial performance of Citizens. Policy sales costs are deferred and recognized over the life of a policy. Excess policy lapses, however, cause the immediate expensing or amortizing of deferred policy sales costs. As long as Citizens maintains its lapse and surrender rate within its pricing assumptions for its insurance policies, Citizens believes that its present lapse and surrender rate should not have a material adverse effect on its financial results. For the years ended December 31, 1994, 1993 and 1992, the Citizens' lapse ratio on ordinary business was 5.1%, 6.7% and 6.5%, respectively. In addition, most of Citizens' ordinary whole life policies are sold to residents of Latin American countries. Most of the policyholders have elected, through independent third party trustees, to have their cash dividends be used to accumulate ownership of the Citizens Class A Common

Stock in the open market. Management believes that this arrangement serves to keep persistency high by industry standards, as demonstrated by a comparison of Citizens' persistency rates against a commonly-used scale of persistency in the industry.

         COMPETITION. The life insurance business is highly competitive and consists of a number of companies, many of which have greater financial resources, longer business histories, and more diversified lines of insurance coverage than Citizens. Such companies also generally have larger sales forces. Citizens also faces competition from companies located within foreign countries that conduct marketing in person and have direct mail sales campaigns. Citizens may be at a competitive disadvantage in competing with these entities although management believes the products of Citizens purchased by its policyholders are competitive in the marketplace. Competition in the market in which Citizens competes is from three sources. First, Citizens competes with companies which are formed and operated within a particular country. These types of companies are subject to risks of currency fluctuations and generally use mortality tables which are based on the experience of the local population as a whole. As a result, their prospects of providing an economic return to policyholders are more uncertain than for U.S. dollar-based policies, and their statistical cost of insurance is much higher than Citizens because they use mortality tables that are based on significantly shorter life spans than those that Citizens uses. The second source of competition is from companies which are not formed within a given country but are using local currencies. Again, the use of local-based currencies entails greater risks of uncertainty, due to fluctuations of local currencies and perceived instability and weakness of local currencies. Management has observed that these first two types of companies tend to sell universal life and annuities versus whole life, which is the predominant type of life insurance sold by Citizens. Citizens sells primarily whole life policies. Finally, Citizens faces competition from companies which operate in the same mode as Citizens. Management believes that Citizens' competitive advantages include a history of performance, its sales force and its product, which has consistently paid a cash dividend on the policies issued.

         REGULATION. Insurance companies are subject to comprehensive regulation in the jurisdictions in which they do business under statutes and regulations administered by state insurance commissioners. Such regulation relates to, among other things, prior approval of the acquisition of a controlling interest in an insurance company; standards of solvency which must be met and maintained; licensing of insurers and their agents; nature of and limitations on investments; deposits of securities for the benefit of policyholders; approval of policy forms and premium rates; triennial examinations of insurance companies; annual and other reports required to be filed on the financial condition of insurers or for other purposes; and requirements regarding reserves for unearned premiums, losses and other matters. Citizens is subject to this type of regulation in any state in which it is licensed to do business. Such regulation could involve additional costs and restrict operations.

         Citizens is currently subject to regulation in Colorado under the Colorado Insurance Holding Company Act. Intercorporate transfers of assets and dividend payments from Citizens' life insurance subsidiaries are subject to prior notice and approval if they are deemed "extraordinary" under these statutes. Citizens is required under Colorado insurance laws to file detailed annual reports with the Colorado Division of Insurance and all of the states in which it is licensed. The business and accounts of life insurance subsidiaries of Citizens are subject to examination by the Colorado Division of Insurance. The most recent triennial examination of Citizens' life insurance subsidiary was for the year ended December 31, 1991.

         Citizens is currently not subject to regulation in the various countries in which its independent agents sell insurance policies, because it provides persons insurance that is not available in the country in which such persons reside and does not conduct business in such countries. However, there can be no assurance that such lack of regulation will continue. Management is not able to predict the effect of any such regulation of the business of Citizens.

         TRANSACTIONS WITH AFFILIATES. In the past, Citizens has completed a number of substantial transactions with its affiliates. The largest such transaction occurred on April 25, 1991 when the Board of Directors of Citizens, with Harold Riley and Rick Riley abstaining, approved an Asset Transfer Agreement ("Agreement") whereby Citizens acquired all of the assets and liabilities of HERMAR Corporation ("HERMAR"), a corporation 100% owned by Harold E. Riley and members of his family, in exchange for Citizens Class A and Class B Common Stock. Under the terms of the Agreement, HERMAR transferred to Citizens all of its assets, principally commercial real estate and Citizens Class A and B Common Stock, in exchange for 665,162 shares of newly issued Citizens Class A Common Stock plus the exchange of 7,047,474 Class A and 621,049 Class B Common shares. The consideration was based on the market value of the net assets transferred compared to the mean of the bid and ask price of Citizens Class A Common Stock for the period from April 1, 1991 to April 19, 1991. The transaction was consummated in July 1991 with an effective date of April 1, 1991. Management does not believe that the frequency or magnitude of these transactions will occur in the future, although as a practical matter, Citizens and its affiliates are not restricted from entering into additional business relationships in the future. The transactions entered into with affiliates have been, in the opinion of management, on terms as favorable to Citizens as were obtainable from unaffiliated third parties. Citizens requires that all officers and directors disclose conflicts of interest to the Board of Directors. Additionally, all material contracts that involve affiliates are approved by the Board of Directors, and in such approval, affiliates have abstained from participation in the voting process.

         UNINSURED CASH BALANCES. Citizens maintains average cash balances in a primary depository that is significantly in excess of Federal Deposit Insurance Corporation coverage. The depository is Texas Commerce Bank, Austin, Texas. If this depository was to cease business,

Citizens would likely lose a substantial amount of its cash. At December 31, 1995, Citizens had approximately $1.7 million in Texas Commerce Bank. However, management monitors the solvency of this depository and does not believe a material risk of loss exists since the institution is currently above the federally mandated levels of capital and liquidity. Management utilizes short-term U.S. Treasury securities as well as top-rated commercial paper issues as vehicles for managing temporary excess cash balances, and expects to continue the practice during 1996.

         ECONOMIC STATE OF THE INSURANCE INDUSTRY. The United States life insurance industry as a whole has, during the past several years, suffered substantial losses on investments, which has reduced the financial stability of several insurance companies. Management believes that the main causes of industry losses have been excessive investment in high yield bonds and real estate. The life insurance subsidiary of Citizens has minimal holdings in high yield bonds, and its real estate holdings are primarily limited to relatively small, seasoned first mortgages on homes. Although the mortgage loans do create credit risk, management believes the risk exposure to such loss is relatively minor, since the average size of each mortgage is $28,000. Management believes that these factors leave Citizens with a small investment loss risk compared to that to which the industry as a whole is exposed. However, Citizens and every insurance company are subject to the effects of fluctuating interest rates and investment spread risks.

         INTEREST RATE VOLATILITY: INVESTMENT SPREAD RISKS. Profitability in the insurance industry is affected by fluctuations in interest rates. Of prime importance in achieving profitability is an insurance company's ability to invest premiums at a higher interest rate than the interest rate credited to existing policies. Rapid decreases or increases in interest rates may affect an insurance company's ability to maintain a positive spread between the yield on invested assets and the assumed interest rate credited to policy reserves. Rapid interest rate changes could cause increased lapses of policies in-force, although management believes the effect of such rate changes would be minimal since Citizens does not issue interest sensitive or Universal Life insurance policies and has only a small block of annuity business.

                              THE SPECIAL MEETINGS

                        Date, Time and Place of Meetings

         A Special Meeting of Shareholders (the "Meeting") of Insurance Investors & Holding Co. ("Investors") will be held on Tuesday, March 12, 1996 at 10:30 a.m., Central Time, at the Holiday Inn, Brandywine, 4400 N. Brandywine, Peoria, Illinois.


         A Special Meeting of Shareholders (the "Meeting") of Central Investors Life Insurance Company of Illinois ("Central") will be held on Tuesday, March 12, 1996 at 10:30 a.m., Central Time, at the Holiday Inn, Brandywine, 4400 N. Brandywine, Peoria, Illinois.


BUSINESS TO BE TRANSACTED AT THE SPECIAL MEETINGS


         This Proxy Statement-Prospectus, the mailing of which commenced on or about February 9, 1996, is being furnished to shareholders of Investors and Central in connection with the solicitation of proxies by the Boards of Directors of Investors and Central for use at the Meetings and at any adjournments thereof. At the Meetings, holders of Investors Common Stock and holders of Central Common Stock will be asked to consider and vote upon approval of a Plan and Agreement of Merger and Exchange dated November 28, 1994 (the "Merger Agreement") under which Acquisition, a wholly- owned subsidiary of Citizens will merge with and into Investors, with the shareholders of Investors receiving shares of Citizens Class A Common Stock as consideration in the transaction, and Investors, Citizens and Central will effect a statutory plan of exchange with Central shareholders other than Investors receiving Citizens Class A Common Stock as consideration in the transaction. Pursuant to the Merger Agreement, Investors shareholders will receive in the Merger one share of Citizens Class A Common Stock for each eight shares of Investors Common Stock (Class A or Class B) held, and Central shareholders (other than Investors) will receive in the Exchange one share of Citizens Class A Common Stock for each four shares of Central Common Stock held (the "Merger and Exchange").


         As of the date of this Proxy Statement-Prospectus, the Boards of Directors of Investors and Central know of no other business that will come before their respective Meetings. Should any other matter requiring a vote of shareholders arise, the proxies named in the enclosed forms of proxy of Investors and Central will vote the shares in accordance with their discretion with respect to any such matter.

VOTING SECURITIES


         Only shareholders of record of Investors Class A and Class B Common Stock at the close of business on February 8, 1996 will be entitled to vote at the Meeting for Investors' shareholders. On that date, there were issued and outstanding 807,649 shares of Class A Common Stock and 472,423 shares of Class B Common Stock. Each share of Common Stock (whether Class A or Class B) is entitled to one vote per share with respect to the Merger and Exchange, and the aggregate number of Class A and Class B shares will vote together as a single group.

         The affirmative vote of two-thirds of outstanding Investors Class A and B Common Stock is needed to approve the proposal regarding the Merger and Exchange. Hence, at least two-thirds of the Investors Class A and Class B Common shares (counted as a single voting group) must be available to be voted at the Meeting.

         The affirmative vote of two-thirds of outstanding Central Common Stock is needed to approve the proposal regarding the Merger and Exchange. However, it should be noted that Investors, which owns 93.0% of the outstanding Central Common shares has indicated that it intends to vote for the proposal. Accordingly, a sufficient shareholder vote of Central to approve the Merger and Exchange is assured.

EXECUTIVE COMPENSATION

Current Compensation

         The following table sets forth compensation of the President of Investors and its subsidiaries. No executive officer of Investors or its subsidiaries received compensation exceeding $100,000 for any of the last three fiscal years, and hence no other executive officer's annual compensation is reported. Neither Investors nor any of its subsidiaries have any restricted stock awards, stock appreciation rights or long-term incentive plans for its executive officers.

                           SUMMARY COMPENSATION TABLE

                              Annual Compensation

==================================================================================================================
            (a)                          (b)                  (c)                   (d)                   (e)
                                                                                                         Other
                                                                                                         Annual
Name and Principal Position              Year                Salary                Bonus              Compensation
------------------------------------------------------------------------------------------------------------------
     Frank J. Wilkins,                   1995               $14,400                 -0-                  $    0
      President (CEO)                    1994                18,000                 -0-                   1,044
                                         1993                18,000                 -0-                   1,392
==================================================================================================================

Compensation Through Plans and Other Compensation

         All employees are covered by a group insurance plan. No option has been granted to any employee to purchase securities from the Company or any of its subsidiaries. There are no pension or retirement benefit plans.

Compensation of Directors

         Mr. Robert W. McCallum and Mr. Robert D. Wilkins received a $250 yearly director's fee from the Company and each of its two subsidiaries. Mr. Robert W. Kreutz received a $750 yearly director's fee from the Company's life subsidiary. Mr. Frank J. Wilkins received no director's fees. See "Information Concerning Directors and Executive Officers."

INVESTORS VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


         The following table sets forth, as of January 25, 1996 the shares of Investors Class A and Class B Common Stock held by each person who is known to Investors to be the beneficial owner of more than 5% of the Investors Class A or Class B Common Stock, its only classes of voting securities.



                 Name and Address                  Amount and Nature of              Percent
Title of Class   of Beneficial Owner               Beneficial Ownership              of Class
--------------   -------------------               --------------------              --------
Class A Common   Frank J. Wilkins                  Record &         135,285(b)       16.8%
Stock            6106 Chippewa Ridge               Beneficial       Shares
                 Peoria, Illinois 61614

Class B Common   Frank J. Wilkins                  Record &         203,582(b)       43.1%
Stock            6106 Chippewa Ridge               Beneficial       Shares
                 Peoria, Illinois 61614

Class A Common   Robert W. Kreutz                  Record &         52,494(c)         6.5%
Stock            5928 North Roxbury Lane           Beneficial       Shares
                 Peoria, Illinois 61614

Class B Common   Robert W. Kreutz                  Record &         30,890(c)         6.5%
Stock            5928 North Roxbury Lane           Beneficial       Shares
                 Peoria, Illinois 61614

Class A Common   Emma Jo Wilkins                   Record &         82,252           10.2%
Stock            6106 Chippewa Ridge               Beneficial       Shares
                 Peoria, Illinois 61614

Class B Common   Emma Jo Wilkins                   Record &         68,001           14.4%
Stock            6106 Chippewa Ridge               Beneficial       Shares
                 Peoria, Illinois 61614


         The following table sets forth, as of January 25, 1996, the shares of Investors Class A and Class B Common Stock beneficially owned by each Director and officer and for all Directors and officers as a group.


Directors                 Title of         Amount and Nature of              Percent
and Officers              Class            Beneficial Ownership              of Class
------------              -----            --------------------              --------
Frank J. Wilkins          Class A          Record &         135,285(b)       16.8%
                          Common Stock     Beneficial       Shares

Frank J. Wilkins          Class B          Record &         203,582(b)       43.1%
                          Common Stock     Beneficial       Shares

Robert W. Kreutz          Class A          Record &         52,494(c)         6.5%
                          Common Stock     Beneficial       Shares

Robert W. Kreutz          Class B          Record &         30,890(c)         6.5%
                          Common Stock     Beneficial       Shares

Robert W.                 Class A          Record &             50            (a)%
McCallum                  Common Stock     Beneficial       Shares

Robert W.                 Class B          Record &              0            (a)%
McCallum                  Common Stock     Beneficial       Shares

Robert D. Wilkins         Class A          Record &          5,176            (a)%
                          Common Stock     Beneficial       Shares

Robert D. Wilkins         Class B          Record &         11,285            2.4%
                          Common Stock     Beneficial       Shares

Directors and             Class A          Record &         193,005          23.9%
Officers as a             Common Stock     Beneficial       Shares
Group (four persons)

Directors and             Class B          Record &         245,757          52.0%
Officers as a             Common Stock     Beneficial       Shares
Group (four persons)
-----

__________
(a)      Less than 1%.

(b) Inclusive of 14,000 Class A shares and 82,800 Class B shares held as co-trustee with the First of America Bank of Peoria, for the benefit of Frank J. Wilkins' children; and exclusive of 103,428 Class A shares and 220,886 Class B shares owned by Frank J. Wilkins' wife, Emma Jo Wilkins, and their children.
(c)      Held jointly with wife.

         Robert D. Wilkins is the son of Frank J. Wilkins. There are no other family relationships among the officers and directors of either Investors or Central.

CENTRAL VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


         The following table sets forth, as of January 25, 1996, the shares of Central Common Stock held by each person who is known to Central to be the beneficial owner of more than 5% of the Central Common Stock, its only class of voting securities.


                 Name and Address                  Amount and Nature of              Percent
Title of Class   of Beneficial Owner               Beneficial Ownership              of Class
--------------   -------------------               --------------------              --------
Common Stock     Insurance Investors               Record &         604,475            93.0%
                 & Holding Co.                     Beneficial       Shares
                 2512 North Knoxville Ave.
                 Peoria, Illinois 61604


         The following table sets forth, as of January 25, 1996 the shares of Central Common Stock beneficially owned by each Director and officer and for all Directors and officers as a group.


Directors                 Title of                 Amount and Nature of      Percent
and Officers              Class                    Beneficial Ownership      of Class
------------              -----                    --------------------      --------
Frank J. Wilkins          Common Stock             Record &         30,000       4.6%
                                                   Beneficial       Shares

Robert W. Kreutz          Common Stock             Record &          5,150       (a)%
                                                   Beneficial       Shares

Robert W.                 Common Stock             Record &             12       (a)%
McCallum                                           Beneficial       Shares

Robert D. Wilkins         Common Stock             Record &             15       (a)%
                                                   Beneficial       Shares

Directors and             Common Stock             Record &         35,177       5.4%
Officers as a                                      Beneficial       Shares
Group (four persons)

__________
(a)      Less than 1%.

REVOCABILITY OF PROXIES

         Any Investors or Central shareholder has the power to revoke his or her proxy before its exercise at the Meetings or any adjournment thereof by (1) giving written notice of such revocation to the Secretary of Investors, Robert
W. Kreutz, or to the Secretary of Central, who also is Robert W. Kreutz, prior to the Meetings; (2) giving written notice of such revocation to the Secretary at the Meetings; or (3) signing and delivering a proxy bearing a later date. The mere presence at the Meeting of a shareholder who has executed and delivered a valid proxy will not revoke such proxy. However, being present at the Meeting allows a shareholder to vote in person and revoke any prior proxy.

PROXY SOLICITATION

         The cost of soliciting proxies will be borne by Investors. In addition to solicitation by mail, officers and employees of Investors and Central may solicit proxies by telephone and personally, although these persons will receive no compensation for such solicitation other than their regular salaries. Investors will reimburse brokers, custodians, nominees and other fiduciaries for their charges and expenses in forwarding materials to beneficial owners of Investors and Central shares, which charges are not estimated to exceed $5,000 plus expenses.

                          PROPOSED MERGER AND EXCHANGE

BACKGROUND AND REASONS FOR THE MERGER AND EXCHANGE

         Investors' principal business is life insurance and its life insurance subsidiary, Central, needs adequate capital and surplus to conduct its business. Beginning in 1990 Central was required to maintain a minimum level of capital and surplus of $1.2 million. On December 31, 1995, this minimum will increase to $1.5 million.

         Unable to generate the necessary excess profits to increase capital and surplus to the $1.5 million level, and with such capital and surplus near the $1.2 million floor, management of Investors began to explore various options for the recapitalization of Investors in 1991. Among options considered were a capital contribution by an outside source, a co-insurance agreement, the sale of all or part of the in-force business, an acquisition to increase capitalization or a possible sale or merger.

         During 1991 management met with a number of parties to discuss the various options. In June, 1992, Citizens and Investors began discussions regarding the possible sale of Investors. Following discussions between the management of Citizens and Investors, Citizens made an offer to acquire Investors for shares of its stock in September 1992. Management of Investors considered the offer, and had a number of discussions with Citizens during the balance of 1992 and into 1993.

         In late 1993, Investors and Citizens began to prepare draft documents to achieve a combination of the two businesses for shares of Citizens Class A stock. Also during 1993, Central's financial condition continued to deteriorate to the point that it was near the $1.2 million floor and was staying above such levels only through loans made by Mr. Frank J. Wilkins, President of Investors. A review of draft documents continued into 1994, and the Investors Board considered other options as well. After extended discussions to attempt to move the transaction forward, while considering Citizens' growth and Investors' financial deterioration, the parties withdrew from negotiations in September 1994. Approximately one month later Mr. Wilkins contacted Citizens. Citizens returned the contact, reviewed the matter and agreed to reopen discussions. Following negotiations, the proposed Plan and Agreement of Merger and Exchange was approved by the Investors Board of Directors in a November 1994 meeting. The executed, definitive Plan and Agreement of Merger and Exchange was dated November 28, 1994.


         In connection with the proposed transactions, Citizens is obligated to pay a finder's fee of $37,500 to a nonaffiliated person upon the closing of the transactions.



         The valuation of the companies to the proposed transaction centered on a share exchange ratio, the computation of which is explained following the valuation table immediately below. The procedures utilized by the Boards of directors of Investors and Central to determine valuation were based on adjusted book values due to lack of market valuation for shares of Central and Investors. These adjusted book values were then compared to adjusted book value of Citizens to determine the share exchange ratios. The Boards of Citizens, Investors and Central reviewed carefully the assets and liabilities of each company, and decided that determination of the exchange ratio should begin with a book value basis of each company, adjusted to a substantial degree to reflect
values which are standard within the life insurance industry.   Included in
this review was a determination by the Boards of the capital and surplus of Central and of the insurance subsidiaries of Citizens, increased by a multiple of their respective annual life insurance premiums, the relative profitability of their products and paid-up revenues reflecting policy reserves. In addition, state licenses, agency force, and nonadmitted capital and surplus assets of the life insurance subsidiaries were reviewed. These values are summarized in the table below. The table was included in the December 20, 1994 application to the Illinois Department of Insurance for approval of the Merger and Exchange. The table, along with its accompanying explanation of the methods used to determine such valuations and arrive at the share exchange ratios, was considered by the Department in its decision to approve the transaction.


                                                                      CITIZENS
                                                                         AND                 INVESTORS
                                                                    SUBSIDIARIES          AND SUBSIDIARIES
                                                                    ------------          ----------------
Capital and surplus of subsidiaries, along with
a securities valuation reserve and investment reserves
                                                                    $ 10,612,000            $ 1,239,000
Life insurance in-force as a multiple of annual premium
revenue                                                               90,990,000                 60,000

Paid-up policy reserves and other reserves                             1,673,000                 61,000

State licenses                                                           600,000                200,000

Agency force                                                          12,000,000                      0

Nonadmitted capital and surplus assets of subsidiaries and
other miscellaneous values                                            10,000,000                 65,000

(Less outstanding obligations)                                          (799,000)(a)           (470,000)(b)
                                                                    ------------             ----------

Total adjusted book value                                           $125,076,000             $1,155,000
                                                                    ============             ==========

__________
(a)  Includes notes payable to banks.

(b) Includes amounts owed at that time to Frank J. Wilkins of $270,000 and other costs related to the transaction.

         Non-admitted capital and surplus assets of Citizens were comprised of common stock market values in excess of permitted admissible values and the excess of market value over book value of real estate holdings. For Investors, such amounts represented the value of subsidiaries of Investors.

         The adjusted book value per share of Citizens was calculated by dividing the adjusted book value ($125,076,000) by the number of equivalent shares outstanding (17,400,000) for a result of $7.19 per share. For
Investors, the adjusted book value per share was determined by dividing the Investors adjusted book value of $1,155,000 by the number of common shares issued and outstanding (1,280,072) for a result of $.90 per share. The exchange ratio of eight Investors shares for each Citizens share was the result of dividing the above Investors valuation per share of $.90 into the Citizens valuation of $7.19 ($7.19 divided by $.90 equals 7.99). Because almost all of the business of Investors, on a consolidated basis, consists of its sole insurance subsidiary, Central, the respective Boards determined that the valuations set forth in the table also would form a basis upon which to arrive at a fair exchange ratio for the Central Stock. However, the book value per Central share would be much higher than for each Investors share because there were only 650,000 Central shares, compared to 1,280,072 for Investors. The ratio of the number of Investors shares to Central shares is almost 2:1 (1,280,072 divided by 650,000 equals 1.97). Hence, it was decided that each share of Central Common Stock could be exchanged for twice as many shares of Citizens Common Stock. Whereas each share of Investors Common Stock could be exchanged for 1/8 of a share of Citizens Common Stock, each share of Central could be exchanged for 1/4 of a share of Citizens. Because no fractional shares of Citizens will be issued in the Exchange, however, the exchange offer to the Central shareholders is that each four Central shares (rather than eight shares, as for Investors) will be exchanged for one Citizens share.



         The respective valuations, which formed the basis for the exchange ratios, were reviewed carefully by each party. Also discussed at length were how payment would be made to Investors and Central shareholders.


RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

         The Board of Directors of Investors and the Board of Directors of Central believe that the Merger and Exchange should be effectuated because the Boards believe that the exchange ratios are fair to the shareholders of Investors and Central. The exchange ratios were developed, based on valuations, by the Boards of Directors of Citizens, Investors and Central, of the principal insurance assets of the respective corporations. These valuations were developed as explained and set forth in the table immediately above under "Background and Reasons for Merger and Exchange." The Boards believe that the foregoing valuation methods formed a reasonable and fair basis for determining the exchange ratios because (1) the valuations were performed by the parties on a consistent basis, and (2) this resulted in reasonable and valid comparative valuations of the principal insurance assets of the respective corporations. Accordingly, the Boards of Directors of Central and Investors believe that the prices to be received for the Investors and Central shares in the Merger and Exchange are fair.

         In addition, the conclusion of the Boards of Directors of Investors and Central, consisting of four individuals with experience in the insurance and various other industries ranging up to 30 years, that the Merger and Exchange is fair to the shareholders of Central and Investors was reached after consideration of various factors described below as well as Central's inability to (i) sell policies after January 1, 1989 due to the enactment of certain Illinois statutory revisions, (i) secure satisfactory coinsurance or reinsurance contracts after February 28, 1987 for the sales of two policy plans primarily constituting Central's new business prior to that date, (iii) secure other acquisition proposals offering more attractive terms, and (iv) meet the increased Illinois capital requirements applicable to the Company on December 31, 1995. The March 1, 1996 regulatory filings by Investors and Central reporting the failure to meet the 1995 year-end minimum capital requirements will result in licensure revocation and ultimately liquidation of Central.

         Investors and Central believe that Citizens goal to build a profitable, expanding life insurance holding company is consistent with the goals of Investors and Central. The Board of Directors and management of Investors and Central, after careful study and evaluation of the economic, financial, legal and market factors, believe that the Merger and Exchange will provide Citizens with increased opportunity for profitable expansion of its business, which in turn should benefit Investors and Central shareholders who become shareholders of Citizens.

         Another advantage of becoming affiliated with Citizens is that significant savings in overhead are expected to be realized by Central through a Service Agreement between Citizens and Central, which was entered several months ago. Under the Service Agreement, Citizens will use its facilities and computer systems to provide certain services to Central, including insurance administration, regulatory compliance, data processing, accounting, daily operating, policy administration, marketing and management consulting. The Service Agreement is for a term of five years and may be renewed thereafter on a month-to-month basis. Citizens receives a fee equal to 12.5% of the actual cost of providing the services. Central has reduced its overhead expenses through the Service Agreement during the time it has been in effect. Additional estimated overhead savings are expected, ranging from $50,000 to $70,000 annually, as a result of the consolidation of the foregoing services, as well as office facilities and equipment, with Citizens' operations, thus eliminating duplication.

         The terms of the Merger Agreement were the result of arm's length negotiations between representatives of Investors and Central, on one hand, and Citizens on the other. Among the positive factors considered by the Boards of Directors of Investors and Central in deciding to approve and recommend the Merger and Exchange were:

         1. The terms and conditions of the Merger Agreement, which the management of Investors and Central believe includes a fair price for the shares of Investors and Central. The opinion of management of Central and Investors that the terms, including price per share based on the exchange ratios, is fair to their shareholders is based on the valuation procedures discussed above, and their assessment of various other factors, including the lack of dividends for the foreseeable future, the difficulties being experienced by Central in conducting business due to inadequate capitalization, the inability to meet the December 31, 1995 regulatory minimum capital requirements which is expected to result in licensure revocation and ultimately liquidation of Central, the lack of more attractive alternatives after exhaustion of efforts to develop alternatives, and the other factors discussed in this section.


         2. The financial condition, business assets and liabilities and management of Citizens. Citizens is several times larger than Investors and Central, is well capitalized, has demonstrated its ability to raise capital, and has management with significant industry experience. These factors offer the shareholders of Central and Investors the opportunity to participate in the future growth of Citizens anticipated by the Boards of Central and Investors to the extent reflected in market valuations of the Citizens Class A Common Stock received in the Acquisition. However, no assurances can be made as to the future growth of Citizens or the value of its Class A Common Stock.



         3. The financial and business prospects of Citizens as a result of being a larger company. In contrast to Central and Investors, which have been unable to develop business due to minimum capital compliance restraints, Citizens has the ability as a larger company with adequate capitalization to develop the business and financial prospects available in its markets, including the markets being acquired as a result of the acquisition of Central and Investors. These activities should enhance Citizens' profitability and correlate to increased market values of Citizens Class A Common Stock received by shareholders of Central and Investors, although there can be no assurances as to the future profitability of Citizens or the market value of its stock.



         4. An active market exists in the Citizens Class A Common Stock, something that is totally lacking for the Investors Common Stock, and the Central Common Stock has no market. This increased liquidity for Central and Investor shareholders (who are not "affiliates" subject to transfer restriction agreements under Section 7.7(4) of the Merger Agreement) should enhance the value of the Citizens Class A Common Stock in their hands, although there can be no assurances in this regard.



         5. Economies of scale will be achieved by the companies, particularly given that fewer regulatory filings will be required as a result of consolidation of operations. Achieving economies of scale and reductions in overhead as a percentage of revenue should favorably affect the Citizens Class A Common Stock values relative to Central and Investors stock values due to the relatively high costs and overhead currently being experienced by Central and Investors. As discussed above, the estimated range of these savings and cost reductions will be approximate $50,000 to $70,000 annually. Although the impact of such reductions is very small in relation to Citizens' overall operations, such amounts are material to the assets and operations of Investors and Central, and such costs thus resulted in a proportionately much greater burden to Investors and Central. Such a burden could be expected to result in materially decreased value or the Investors and Central Common Stock as compared to the value of the Citizens Class A Common Stock. Furthermore, with the reduction in such costs, the profitability and value of the Investors and Central business would be greater as part of the Citizens consolidated group than if they had remained separate, thus enhancing the value of the Citizens stock albeit by a small amount. However, there can be no assurances as to the amount of cost reductions which may be achieved or the profitability of Investors and Central as part of the Citizens consolidated group.


         6. Investors' and Central's Directors' familiarity with and review of the business, operations, financial condition, earnings and prospects. As a result of the negotiation process, which occurred over approximately a two-year period and involved the exchange of financial data and continued interaction between Investors, Central, Citizens and the Illinois Department of Insurance, the Boards of Central and Investors are intimately familiar with Citizens, its business, operations, financial condition, earnings and prospects. This familiarity underlies the opinion of the Boards of Investors and Central that the Merger and Exchange is fair to their shareholders as well as their opinion, concurred in by the Illinois Department of Insurance, that Citizens will be able to conduct its operations profitably and in conformity with the minimum capital regulatory requirements.


         7. The Directors' belief that the exchange ratio is fair to Investors and Central shareholders, particularly given the capital needs of Central. Not only have Investors and Central been unable, due to the minimum capital requirements, to develop and expand operations as needed to conduct business profitably, the inability to meet the December 31, 1995 increased minimum capital requirements is expected to result in licensure revocation and ultimately liquidation of Central. The Directors believe that the adverse effects of Central's liquidation on shareholder value may be avoided by exchanging the Investors and Central shares for Citizens Class A Common Stock in the Merger and Exchange.



         8. The expectation that the Merger and Exchange will generally be a tax-free transaction to Investors and Central and to the Investors and Central shareholders, resulting in deferred recognition of any gain to shareholders.
In this regard, the transactions to be completed in the Merger and Exchange were planned and structured so as to be tax free, as provided in the Merger Agreement, as amended. Deferral of gain recognition permits continued growth of shareholder value without a current reduction of investment principal by taxes which, under "time value of money" concepts, but subject to market risk, can increase the value of the Citizens Class A Common Stock to Central and Investor shareholders. However, although the Merger and Exchange were structured so as to be tax-free, there are risks that the tax-free nature of the transactions might not be upheld. See "Risk Factors--Taxation of Merger and Exchange" and "Certain Federal Income Tax Consequences."



         9. The growth and liquidity potential to holders of Citizens Class A Common Stock compared to the historical growth and liquidity of the Investors Common Stock and Central Common Stock. For the last several years, there has been no market for shares of Investors and Central. The inability to expand operations due to inadequate capitalization and the inability to attract additional capital has adversely affected the profitability of Investors and Central, which in turn has further diminished the growth and liquidity of Investors and Central Common Stock. In contrast, Citizens has experienced over the same time period compound annual premium income growth in excess of 20%, has attracted outside capital, and has experienced significant increases in the market value of its Class A Common Stock, although there can be no assurances that such trends will continue in the future.


         10. The demographics of Investors' and Central's shareholder base and their expressed concerns regarding estate settlement, and, in that connection, desire for liquidity; the Citizens Class A Common stock can be sold for cash to satisfy obligations of a decedent's estate, whereas it might be difficult to sell the Investors or Central stock, which has virtually no market;


         11. The review by the Boards of Investors and Central of the historical and present business, operations, earnings and financial condition of Citizens and, based on such review, the Board's assessment on a prospective and pro-forma basis of the enhanced opportunities for growth that the Merger and Exchange makes possible. These opportunities, which have also been discussed in factors 2, 3, 5 and 9 above, should allow access to additional markets by Citizens as well as increased economies of scale, reduced overhead costs as a percentage of revenues, and increased market valuations of Citizens Class A Common Stock for the same reasons discussed above, although there can be no assurances as to the degree to which such positive factors might materialize or continue in the future.


         12. The current and prospective economic environment and competitive constraints facing small insurance companies, including Central. These current and prospective constraints are likely, in the opinion of the Boards of Central and Investors, to affect adversely the business prospects and, accordingly, the future share valuations, of Central and Investors if the Merger and Exchange is not concluded. In addition, the impending December 31, 1995 increased minimum capital requirements cannot be met by Central, which is expected to result in licensure revocation and ultimately liquidation.


         13. The Investors and Central Boards' evaluation of the risks to consummation of the Merger and Exchange, including the risks associated with obtaining all necessary regulatory approvals. The negotiation process over almost a two-year period involved an exchange of financial data and interaction between Investors, Central, Citizens and the Illinois Department of Insurance. As a result of this process, the Boards of Central and Investors became intimately familiar with Citizens, its business, operations, financial conditions, earnings and prospects and concluded that the risks that the Merger and Exchange would not be consummated, including the risk of not obtaining regulatory approval, were low. Under Illinois Statute, in order to approve the Merger and Exchange, the Department of Insurance was required to conclude that
(i) after the change in control, Central would satisfy the requirements for licensing, (ii) the Merger and Exchange would not substantially lessen competition, (iii) the financial condition of Citizens would not jeopardize the financial condition of Central or the interests of its policyholders, and (iv) the Merger and Exchange would be fair and in the best interests of the policyholders and the insurance-buying public. The Illinois Department of Insurance has approved the Merger and Exchange.



        14. The review of the possible alternatives to the Merger and Exchange, the potential for such alternatives to preserve and enhance the value of the Investors and Central Common Stock, and the timing and likelihood of actually receiving and risks and rewards associated with seeking to consummate any acceptable alternative. Such alternatives included the issuance of additional capital stock, sale of a portion of Central's insurance business, and acquisition of Investors by another corporation. After several years of exploring the options and negotiations with third parties, either (i) the Boards determined that there were no alternatives which potentially could provide enough capital to restore financial viability to Investors and Central, or (ii) no acceptable acquirer could be located with whom Investors was able to negotiate an agreement including an acceptable valuation of the Investors and Central Common Stock. Meanwhile, the Boards of Directors of Central and Investors determined that the continued capital restraints and impending capital inadequacy under the increased minimum capital requirements effective December 31, 1995, along with the inability to raise additional capital or generate additional new insurance sales, would likely result in unfavorable bargaining positions in further pursuit of other alternatives, resulting in further reductions in the price offered by a potential acquirer. Thus at the time the Merger Agreement was entered, there was no viable alternative price range obtainable from another acquirer, and any delay incident to seeking other alternatives likely would only have resulted in a less desirable outcome for Investors and Central. These factors and the time necessary to obtain regulatory approval of any viable alternative, in the opinion of the Boards of Investors and Central, constitute a significant risk of inability to conclude any alternative and a high probability that efforts to pursue alternatives would only lead to revocation of Central's license for violating Illinois minimum capital requirements and the ultimate liquidation of Central.


         The Investors Board and the Central Board did not assign any specific or relative weight to these factors in its consideration. All of the above factors contributed in determining the consideration received.

         The Board of Directors of Investors and the Board of Directors of Central consider the Merger and Exchange particularly advantageous to Investors and Central shareholders in that shareholders will receive a security which, in the opinion of the Investors and Central Boards, has the potential to achieve a greater growth and market value and which now has significantly greater market liquidity than the Investors Common Stock and Central Common Stock. The exchange of Investors and Central shares solely for Citizens shares is also intended to be a tax-free exchange, thereby giving Investors and Central shareholders the equity participation in Citizens without initially incurring taxes. See "Certain Federal Income Tax Consequences."

         A conceivable detriment to the shareholders of Investors and Central of the Merger and Exchange is the fact that the percentages for extraordinary growth in company size may be less for Citizens than for Investors and Central, because it may be considered easier to expand the size of a small company versus a company several times its size. However, based upon Citizens recent growth record, Investors and Central management believe Citizens, under present circumstances, has better growth prospects than Investors and Central. Management is unable to articulate any other possible detriments of the Merger and Exchange to Investors and Central shareholders. Citizens has indicated that in connection with future operations of Central, Citizens intends to maintain capital and surplus of Central above the required minimums under Illinois law.

         The Boards of Directors of Investors and Central made this determination without the assistance of a financial adviser, or a so-called "fairness opinion." The Boards believe that its members spent a sufficient amount of time assessing the respective conditions of Investors, Central and Citizens and the terms of the Merger Agreement, and believe that the Boards are in a better position to determine the fairness of the Merger and Exchange than would be an outside party.

RECOMMENDATION OF BOARDS OF DIRECTORS

         THE INVESTORS BOARD OF DIRECTORS AND THE CENTRAL BOARD OF DIRECTORS HAVE CONCLUDED THAT THE MERGER AND EXCHANGE IS IN THE BEST INTERESTS OF INVESTORS, CENTRAL, THEIR RESPECTIVE SHAREHOLDERS AND THEIR INSURANCE POLICYHOLDERS, AND THE BOARDS RECOMMEND UNANIMOUSLY THAT INVESTORS AND CENTRAL SHAREHOLDERS APPROVE THE MERGER AGREEMENT AT THE MEETINGS.

REGULATORY REQUIREMENTS

         A condition to consummation of the Merger and Exchange is the approval of the Illinois Department of Insurance, which was received March 10, 1995.
The parties do not believe the Merger and Exchange is subject to any other insurance regulatory approval.

         Neither Citizens nor Investors is aware of any other governmental or regulatory approvals required for consummation of the Merger and Exchange.

TERMS OF THE MERGER AGREEMENT

         The discussion below contains a summary of the Merger Agreement attached hereto as Appendix A, which is incorporated by reference herein. Shareholders desiring to obtain a copy of the Merger Agreement may obtain it by contacting Investors at its office. The Merger Agreement is also on file with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and is available during normal business hours for inspection at such offices.

         The Merger Agreement provides that the Citizens Class A Common Stock will be delivered to be distributed at a closing ("Closing") on a closing date ("Closing Date") which shall be as soon as possible after all regulatory approvals and shareholder approvals are obtained in accordance with the law of Illinois. In order for the Merger and Exchange to be consummated, the Merger Agreement must be approved by the holders of Investors Class A and Class B Common Stock, and by the holders of Central Common Stock. The Merger between Acquisition and Investors will become effective ("Effective Date") on or as soon after the Closing Date as possible. The related Plan of Share Exchange between Investors and Central shall be completed at the same time. It is presently anticipated that the Effective Date will occur on or before March 15, 1996, but there can be no assurance that the conditions to the Merger and Exchange will be satisfied and that the Merger and Exchange will be consummated on that date or any other date. The parties to the Merger Agreement have agreed to work diligently to consummate the proposed transactions.

RECEIPT OF CITIZENS SHARES

         If the Merger Agreement is approved at the Meetings of Investors and Central, Investors and Central shareholders who do not perfect dissenters rights will be notified prior to the Closing Date of the approvals and of the anticipated Closing Date. Shareholders will also be furnished with a "Letter of Transmittal" to an exchange agent ("Exchange Agent") that will be identified in the Letter of Transmittal. DO NOT SUBMIT YOUR INVESTORS OR CENTRAL SHARES AT THIS TIME. IF THE MERGER AND EXCHANGE IS CONSUMMATED YOU WILL BE SENT A LETTER OF TRANSMITTAL AND YOU MAY SUBMIT YOUR SHARES WITH THE LETTER. As soon as administratively feasible after the Effective Date and after receiving a properly completed Letter of Transmittal and the associated certificates from the shareholders of Investors or Central as the case may be, the Exchange Agent will distribute the Citizens Class A Common Stock to the shareholders of Investors and Central in the ratio contemplated in the attached Merger Agreement. Presently, Investors (which, pursuant to the Merger Agreement, is charged with this responsibility) plans to appoint Citizens' current stock transfer agent, American Stock Transfer and Trust Company, New York, New York, as Exchange Agent and may appoint one or more forwarding agents to accept delivery of the Investors or the Central shares for forwarding to the Exchange Agent. The instructions accompanying the Letter of Transmittal will provide details with respect to the surrender of certificates for Investors and Central shares and the procedure for obtaining certificates for Citizens Class A Common Stock, including instructions for obtaining certificates for Citizens Class A Common Stock for lost or destroyed certificates of Investors and Central shares.

         The Exchange Agent will not be entitled to vote or exercise any rights of ownership with respect to Investors and Central shares held by it from time to time prior to the issuance of Citizens Class A Common Stock to former holders of such shares, except that it will receive any distributions paid or distributed with respect to the shares of Investors and Central for the account of the persons exchanging such shares. It is not contemplated that any distributions will be made in respect of the Citizens Class A Common Stock.

         After the Effective Date, there will be no transfers on the stock transfer books of either Investors or Central on shares which were issued and outstanding immediately prior to the Effective Date. If after the Effective Date certificates representing Investors or Central shares are properly presented to the aforementioned Exchange Agent or directly to Investors, Central or Citizens, they will be canceled and exchanged for certificates representing Citizens Class A Common Stock in the ratio set forth in the attached Merger Agreement.

         Authorization of the Exchange Agent may be terminated by Citizens at any time after 30 days following the Effective Date. Upon termination of such authorization, any shares of Investors or Central and any funds held by the Exchange Agent will be transferred to Citizens or its designee, who shall thereafter perform the obligations of the Exchange Agent. If outstanding certificates for Investors or Central shares are not surrendered or the payment for them not claimed, they may be turned over to a governmental authority in accordance with the respective abandoned property laws of the various jurisdictions. In Colorado, the state in which Citizens is incorporated, if an owner of stock cannot be located and does not come forward for a period of five years, and if the last known address of the shareholder is in Colorado, then the stock must be turned over to the state treasurer. If the last known address of the shareholder is in another state, then the stock must be turned over to the other state if that state's laws so provide, otherwise the stock must be turned over to the state of Colorado. Abandoned property laws vary from state to state, and further discussion herein is not warranted. However, to the extent it might be permitted by abandoned property and other applicable law, such unclaimed items shall become the property of Citizens with regard to the Investors Merger and of Investors with regard to the Central Exchange (and to the extent not in its possession shall be paid over to them) free and clear of all claims or interest of any persons previously entitled to such items. Notwithstanding the foregoing, neither the Exchange Agent nor any party to the Merger Agreement will be liable to any holder of Investors or Central shares for any amount paid to any governmental authority having jurisdiction of such unclaimed item pursuant to the abandoned property or other applicable law of such jurisdiction.

FRACTIONAL SHARES

         No fractional shares of Citizens stock shall be issued as a result of the Merger Agreement; rather, such shares shall evidence the right to receive a cash value per fractional share of Citizens Class A Common Stock based upon a value per share of Citizens Class A stock fixed at $7.00.

ACCOUNTING

         It is anticipated that both the Merger and Exchange will be accounted for as a purchase in accordance with Generally Accepted Accounting Principles. For accounting purposes, the Effective Date of the transaction shall be the last day of the month preceding the otherwise determined Effective Date.

OTHER CONDITIONS TO CONSUMMATION OF THE MERGER AND EXCHANGE

         In addition to approval of the Merger Agreement by the holders of the Investors Class A and Class B Common Stock and Central Common Stock at the Meetings, the obligations of Citizens, Investors, and Central to consummate the Merger and Exchange are subject to the satisfaction of (or waiver by the party entitled to benefit thereof) of a number of conditions, including:

         1. The performance by each party to the Merger Agreement of its respective obligations;

         2. Approval of the Illinois Department of Insurance in accordance with the laws of Illinois, which approval was obtained March 10, 1995;

         3. The absence of any proceedings instituted or threatened to restrain or prohibit the transactions contemplated by the Merger Agreement;

         4. The continued accuracy in all material respects of the representations and warranties made by each party in the Merger Agreement;

         5. The delivery of certain legal opinions and closing certificates;

         6. Citizens may, at its option, decline to proceed with the Merger and Exchange if dissenters rights are perfected by the holders of more than 2.5% of the outstanding shares of stock of either Investors or Central (this percentage includes, for the purpose of the Investors shareholder percentage calculation, the total number of shares of the issued and outstanding Class A plus Class B Common Stock); or

         7. Any party to the Merger Agreement may decline to proceed with the Merger and Exchange if the Effective Date does not occur by March 31, 1996.

         Either party may waive any conditions to its obligations to complete the Merger and Exchange, except those which are required by law (such as shareholder and regulatory approval).

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

         The Merger Agreement may be amended upon approval of the Board of Directors of each party provided that the number of shares of Citizens Class A Common Stock issuable cannot be amended without approval of the shareholders of Investors and Central.

         The Merger Agreement may be terminated and abandoned at any time (whether before or after the approval and adoption by the shareholders of Investors and Central) prior to the Effective Date by unanimous consent of Citizens, Investors and Central; by any of the parties who are beneficiaries of an unsatisfied condition precedent to the consummation of the Merger and Exchange unless the matter has been waived; by any party if any suit, action, or other proceeding is pending or threatened before any court or governmental agency in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated by the Merger Agreement; by any party if there is discovered any material error, misstatement or omission in the representations and warranties of any other party; by Citizens if dissenters rights are perfected in accordance with Illinois law for more than 2.5% of the outstanding shares of either Investors or Central; or by any party if the Merger Agreement Effective Date does not occur by March 31, 1996.

         Any of the terms or conditions of the Merger Agreement, except those required by law, may be waived at any time by the party which is entitled to the benefit thereof by action taken by its Board of Directors.

EXPENSES AND LIABILITY FOR TERMINATION

         Each of the parties to the Merger Agreement will pay its own fees and expenses incurred in connection with the transaction contemplated by the Merger Agreement, including costs incurred in connection with the termination of the Merger Agreement.

STATUS REGARDING POSSIBLE WAIVER, MODIFICATION, OR TERMINATION OF AGREEMENT

         As of the date of this Proxy Statement-Prospectus, to the best of the knowledge of the parties to the Merger Agreement, there are no conditions precedent which must be waived by any party in order for the Merger and Exchange to be consummated, nor does any party intend to seek to modify or terminate the Merger Agreement based on existing circumstances.

CONDUCT OF BUSINESS PENDING THE MERGER AND EXCHANGE; OTHER COVENANTS OF THE PARTIES

         Investors and Central have agreed that they will not enter into any transactions prior to the Effective Date other than in the ordinary course of business and will pay no dividends nor increase the compensation of any officer or directors, nor enter into any transaction which would adversely affect their respective financial conditions. Each party has agreed to provide the other with information as to any significant corporate developments during the term of the Merger Agreement and will promptly notify the other parties if it discovers that any of its representations, warranties or covenants contained in the Merger Agreement or any document delivered in connection therewith was not true and correct in all material respects or became untrue or incorrect in any material respect. All of the parties to the Merger Agreement have agreed to take all such actions as may be reasonably necessary and appropriate in order to consummate the transactions contemplated by the Merger Agreement.

         The Board of Directors of Investors, subject to its fiduciary obligations to its shareholders, has agreed to use its best efforts to obtain the requisite approval of Investors shareholders for the Merger Agreement and the transactions contemplated thereby. Additionally, the Board of Directors of Central, subject to its fiduciary obligations to its shareholders, has agreed to use its best efforts to obtain the requisite approval of Central shareholders for the Merger Agreement and the transactions contemplated thereby. However, as a practical matter, the approval of the Central shareholders is virtually assured because Investors, which owns 93.0% of the Central Common shares, intends to approve the Merger Agreement.

STOCK TRANSFER RESTRICTIONS APPLICABLE TO "AFFILIATES" OF INVESTORS AND CENTRAL

         The Merger Agreement provides that any Investors or Central shareholder who is an "affiliate" of either Investors or Central, as defined in the rules adopted under the Securities Act of 1933, will enter into an agreement to not dispose of any Citizens shares received by him or her in violation of certain transfer restrictions under SEC Rules 144 and 145. The Merger Agreement also provides that Citizens will satisfy the public information requirements of SEC Rules 144 and 145.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND EXCHANGE

         Prior to the proposed Merger and Exchange, there was no affiliation between Citizens (including its directors, officers and affiliates) and Investors or Central or the directors, officers and affiliates of either Investors or Central.

                 MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

         On November 28, 1994, Investors and its life subsidiary, Central, signed the Merger Agreement with Citizens for the acquisition of the stock of Investors by Citizens and the acquisition of the stock of Central by Investors and Citizens. The Merger Agreement provides that shareholders of Investors will receive one share of Citizens Class A Common Stock for each eight shares of Investors Class A or B Common Stock owned. Shareholders of Central other than Investors will receive one share of Citizens Class A Common Stock for each four shares of Central Common Stock owned. The companies will continue to operate in their respective locations under a combined management team with consolidation of computer data processing on Citizens' system. The agreement is subject to the approval of regulatory authorities and stockholders of Investors and Central. On March 10, 1995, the Illinois Department of Insurance indicated that the companies could proceed with the Merger and Exchange and Citizens' acquisition of control of Central.

CONSOLIDATED RESULTS OF OPERATIONS

         Investors' consolidated loss for 1994 was $128,831 compared to losses of $79,465 in 1993 and $103,151 in 1992. A significant part of the changes occurring between each of the years was due to fluctuations in death claims and realized investment gains along with declining premium and investment income. Premium income in 1994 decreased by $16,050 compared to decreases of $3,156 in 1993 and $4,788 in 1992. The premium decline in 1993 was reduced by an unusual number of Modified Whole Life policyholders electing to pay a one time re- entry fee and continue their policies another ten years. Policy lapses and no new sales were the cause of decreasing premium income. Investors' policy lapse ratios were 4.9% in 1994, a significant improvement from 18.4% in 1993, and 17.3% in 1992.

         Investment income was down $16,566 in 1994 compared to decreases of $24,564 in 1993 and $18,363 in 1992. The 1994 and 1993 decreases in investment income were the result of falling interest rates during the past three years, which lead to Investors experiencing almost all of its bonds with over 7% yield being called in for redemption. Investment income was further affected by a 1993 change in the Illinois statutory deposit law requiring Investors to maintain a trust deposit of U. S. Government obligations with a market value of $1,200,000. This change required Investors to increase its U. S. Government investments by $900,000 in late 1993, a time of very low interest yields which negatively affected investment income by approximately $25,000 to $30,000 from late 1993 to late 1994. The market value requirement and Investors' small asset base made it necessary to choose short term U. S. Governments to insure less market price volatility, further penalizing yields.

         The realized investment gains of $1,081 in 1994, and $24,350 in 1993 and $20,208 in 1992 were the result of early calls plus adjustments in stock and U. S. Treasury Note holdings. Investors' bond investments have always been limited to investment grade bonds, but two bonds have been reduced by Moody's Investment Service to a rating of Ba1 or lower. These two bonds represent less than 1.2% of total assets and were current with interest payments at the end of the year. Investors has no direct investments in mortgages or real estate.

         The Financial Accounting Standards Board ("FASB") has issued a Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In 1994, this required Investors to classify its debt and marketable equity securities in one of three categories: trading, held-to-maturity, or available-for-sale. Securities which qualify for the held-to-maturity category are to be stated at amortized cost. Since Investors' practice has been to purchase U. S. Treasuries and other bonds with the intent to hold-to-maturity, there was no significant change in the stated value of these investments.

         In 1994, death claim expenses were $30,020, compared to $29,548 in 1993 and $76,617 in 1992. The death claim expense in 1992 was the highest in Investors' history and developed from Modified Whole Life ("MWL") policies written in the early 80's. During 1993, the lapsing of these policies accelerated as a large block of 1983 MWL policies were subject to a premium increase and deposit refund on their tenth anniversary date. The amount of cash surrenders decreased by $25,719 in 1994 compared to an increase of $15,474 in 1993 and a decrease of $8,235 in 1992. Since Investors is not selling policies with annual endowments or dividends, these policy benefits will also decrease from time to time at a rate determined by cash surrenders. As a result of decreased lapses and cash surrenders in 1994, expenses for future life policy benefits and deferred premium increased while amortization of deferred acquisition cost decreased. The recovery of $1,309 in uncollectible agents balances was a result of contractual changes in MWL policies which continued into their eleventh year. Recovery of uncollectible agents balances decreased significantly in 1994, as expected, and will remain low in 1995.

         General insurance expenses in 1994 decreased by $13,733 compared to a decrease of $8,792 in 1993 and a decrease of $10,527 in 1992. The 1994 change resulted from decreases in expenses for legal fees, group insurance and printing. Actuarial fees rose as regulatory certification requirements increased in 1994. Between 1993 and 1992, the decrease in expenses resulted from lower expenditures for salaries, group insurance, printing, equipment repair and computer programs. Loan expense increased $5,489 from additional loans made in 1994 and 1993. Investors continues to have difficulty developing sales programs and computer programs, because of the growing work load and expense involved in maintaining separate accounting and reporting processes for federal and state regulators. Although the rate of inflation has eased over the past few years, Investors was still adversely affected by modest declines in the purchasing power of the dollar since it cannot increase the premiums on present in-force policies. Taxes, licenses and fees decreased in 1994 as assessment by state guarantee funds were lower.

         Later in 1993, Investors increased its borrowings by $58,000 as income declined and expense reductions failed to keep pace. Investors borrowed $87,400 additional in 1994. On November 28, 1994, Investors and Central signed a definitive written agreement with Citizens for the acquisition of the stock of Investors and Central by Citizens. The agreement provides that shareholders of Investors will receive one share of Citizens Class A common stock for each eight shares of Investors Class A or B stock owned. Shareholders of Central, other than Investors, will receive one share of Citizens Class A Common Stock for each four shares of Central stock owned. The companies will continue to operate in their respective locations under a combined management team with consolidation of computer data processing on Citizens' system. The agreement is subject to the approval of regulatory authorities and stockholders of Investors and Central. On March 10, 1995, the Illinois Department of Insurance indicated that the companies could proceed with the Merger and Citizens' acquisition of control of Central.

LIQUIDITY AND CAPITAL RESOURCES

         Funds from premium income, interest income, bond maturities and redemptions, and a loan increase of $87,400 were used to meet 1994 liquidity and capital requirements. Investors' total assets and liabilities decreased between 1994 and 1993 as a result of decreased investment income and premium income. Although Investors has a substantial amount of liquidity in interest earning cash accounts and short term investments totaling $207,500 and anticipates the maturing of $1,038,000 of bonds in 1995, the requirement to maintain $1,200,000 of capital and surplus in the life subsidiary and to maintain two complex accounting systems for different regulatory layers of government has imposed severe limits on the use of these funds. None of the funds can be applied toward loan repayments due in 1995. Investors will need to secure an extension of its loans or a new loan, an effort which will not be enhanced by Investors' record or previous earnings trends unless regulatory and stockholder approval is secured implementing the previously described definitive written agreement between Citizens and Investors. Progress on product development continues to be postponed by concern for the rising cost of supporting the regulatory reporting system, claim experience and maintaining the current capital and surplus requirements for the life insurance subsidiary.

         During the early part of 1993, Investors sought approval from the Illinois Insurance Department for a reinsurance contract designed to reduce Investors' exposure to claims while injecting additional capital and permitting Investors to earn a fee servicing the business reinsured. In a letter dated March 25, 1993, the Department requested the contract be withdrawn. Once the computer system, which has been adjusted to service the reinsured business, was readjusted, the decision developed reasonably well for Investors. Death claim expense for 1993 and 1994 returned to near average levels, policy terminations in the block of policies generating claims reduced potential claim expense and, in 1994, the lapse rate dropped to 4.9% from 18.4% in 1993 and 17.3% in 1992.

         Investors, directly and through its life subsidiary, continued to investigate options for raising additional capital and surplus. Options available, as a result of changing regulatory requirements, have become more restricted by the cost of studies, legal fees, actuarial services and audit certifications required to satisfy various regulators. Among options which have been investigated were the redomestication of the life subsidiary, the sale of premium paying policies to reduce exposure to death claims, surplus debentures and sale or merger of Investors or its life subsidiary. A sale of stock by Investors or its life subsidiary was also considered. Toward the end of 1994, the previously described definitive written agreement was included in a Form A filing with the Illinois Insurance Department regarding a change of control of a life insurance company. On March 10, 1995, the Illinois Insurance Department indicated the companies could proceed to secure approval from other regulatory agencies and stockholders.

         The National Association of Insurance Commissioners established new minimum capital requirements in the form of Risk Based Capital. Risk-based capital factors the type of business written by a company, the quality of its assets, and various other factors into account, to develop a minimum level of capital called "authorized control level risk- based capital" and compares this level to an adjusted statutory capital that includes capital and surplus as reported under Statutory Accounting Principles, plus certain investment reserves. Should the ratio of adjusted statutory capital to control level risk-based capital fall below 200%, a series of actions by insurance regulators begins. At December 31, 1994, Investors' life subsidiary's ratio was 8,346.7%. This unusual ratio was a result of a high percentage of investments in U.S. Government securities and a low ratio of liabilities to capital and surplus.

         At the end of 1994 the life subsidiary had $1,202,323 of statutory capital and surplus. This was a decrease of $11,924 compared to an increase of $4,628 in 1993 and an decrease of $24,799 in 1992. The Illinois Legislature established $1,200,000 as the minimum statutory capital and surplus for an Illinois domiciled life insurance company after December 31, 1990. On December 31, 1995, the requirement changes to $1,500,000 capital and surplus. The normal "grandfather" provision was not allowed, and life insurance companies which were in existence before the changes were established are required to meet the new minimums as they come into effect.

         The cost of maintaining and reporting under two complex standards of accounting, GAAP for Federal regulators and statutory accounting for State regulators, continues to drain resources from more productive efforts. In 1994, GAAP accounting was estimated to have cost $34,150 or 21.2% of 1994 GAAP general insurance expenses.

UPDATE FOR NINE MONTHS ENDED SEPTEMBER 30, 1995

         The net loss for the first nine months of 1995 was $51,949, compared to a loss of $100,154 in the previous year. Decreases in operating expenses and increased investment income were the primary reasons for the improvement.

         Premium income for the first nine months of 1995 was $45,968 compared to $41,003 for the same period in 1994. The increase is due primarily to a reduction in the amount of deferred premium seen in previous periods. The Company has not written new policies for the past several years. Currently, there are no products qualified for sale under the revised life insurance reserve law that was effective for years beginning after January 1, 1989. Increases in requirements for statutory capital and surplus of the Company's life insurance subsidiary, coupled with the relatively high cost of regulatory compliance for a company the size of Insurance Investors, have severely limited the resources available in recent years that are necessary for the development and sale of new products. As a result, the Company's in-force block of business is in a "run-off" state.

         Net investment income grew substantially during 1995 to $91,431 compared to $78,017 for the same period in 1994. The increase results from higher yields that are available upon reinvestment of matured securities that bore lower interest rates.

         Policy benefits increased slightly to $69,565 during 1995 from $69,193 during the first nine months of 1994. Death benefits increased during the first nine months of 1995 to $27,560, compared to $24,660 for the same period in 1994. Management does not believe the increase in such benefits to be indicative of an adverse trend, but rather normal fluctuations which occur over time. Surrender expense decreased to $15,103 from $19,815 in the previous year. Other benefits amounted to $26,902 compared to $24,718 in 1994.

         Future policy benefit reserves reflected a decrease of $827 compared to an increase of $7,988 for the first nine months of 1995. The decrease in policy reserves is partially explained by the increased death claim activity since as claims are paid, the policy reserves that have historically been established are released. Deferred premium reserves increased by $1,237 in 1995 compared to $383 for 1994. The increase reflects the aging of the policies in-force.

         General expenses were lower as a result of decreases in salaries, office expenses and the timing of audit and actuarial expenses. As Management works toward consummation of the sale of the Company to Citizens, Inc. as discussed in the "Notes to Financial Statements" the overhead of the Company has been trimmed due to the execution of a Management Services Agreement with Citizens. See "Proposed Merger and Exchange -- Background and Reasons for the Merger and Exchange."


THREE-MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

         The net loss for the quarter ended September 30, 1995 was $13,526 compared to $26,908 in the prior year. Increased investment income, coupled with lower operating expenses and higher premium receipts narrowed the operating loss.

         Premium income for the quarter was $12,393 in 1995 compared to $11,831 in the previous year. Reductions in deferred premiums contributed to the increase.

         Investment income grew to $28,813 from $26,474, primarily as the result of higher yields available in the bond market as matured funds were reinvested.

         Policy benefits decreased to $6,202 through September 30, 1995, compared to $17,546 in the previous year. Decreases in death claims and policy dividends during the quarter were the primary reason for the increase.

         Policy reserves increased by $7,813 for the quarter, compared to an increase of $7,680 in the prior year. The decrease in claims contributed to the higher reserves.

         General expenses increased to $44,569 from $31,792 primarily as the result of expenses associated with the merger transaction described above.

LIQUIDITY AND CAPITAL RESOURCES

         Stockholders equity as of September 30, 1995 totaled $888,594 (excluding minority interests), compared to $933,641 at December 31, 1994. The loss from operations is the primary reason for the decline in equity since year end.

         A majority of the Company's invested assets are in bonds guaranteed by the U.S. Government. As a result, the bond portfolio offers better than average liquidity to meet the demands of the outstanding obligations. The Company has no investments in mortgage loans or real estate and minimal policy loans.

         The Illinois legislature established $1,200,000 as the minimum statutory capital and surplus for an Illinois- domiciled life insurance company after December 31, 1990. On December 31, 1995, the requirement increases to $1,500,000. The traditional "grandfathering" of existing companies was not permitted in the new legislation, meaning that the Company's subsidiary must increase its Capital and Surplus to the $1,500,000 level. At the end of September, 1995, the subsidiary reported capital and surplus of $1,202,000.
The sale of the Company to Citizens, Inc. will afford the Company the strength to comply with the requirements of the new law.

         The Company's ability to allocate funds to product development has been extremely limited. The burden of maintaining two accounting systems (Statutory and GAAP) as well as maintaining the capital and surplus of the life insurance subsidiary have been the leading constraints.

FINANCIAL ACCOUNTING STANDARDS

         In February 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax asset and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company adopted Statement 109. The implementation had no impact on operations or stockholders equity.

         In December 1990, the FASB issued Statement 106, "Employers Accounting for Post Retirement Benefits Other than Pensions", ("Statement 106"). Statement 106 establishes accounting standards for employers accounting for, primarily, post retirement health care benefits. The statement was effective for fiscal years beginning after December 15, 1992. Since the Company currently pays no such benefits, implementation had no impact on the results of operations of the Company.

         In December 1992, the FASB issued Statement 113 "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" ("Statement 113"). Statement 113 eliminated the net reporting of reinsurance amounts in the balance sheet previously required by Statement 60 "Accounting by Insurance Enterprises." Statement 113 also provides accounting guidance for ceding enterprises as well as disclosure requirements and guidance on assessing transfer of risk in reinsurance contracts. Furthermore, it precludes immediate recognition of gains related to reinsurance contracts unless the ceding enterprises liability to its policyholders is extinguished.

         The Company adopted Statement 113 in the first quarter of 1993. There was no impact on the consolidated financial statements due to implementation of the risk transfer provisions.

         In May 1993, the FASB issued Statement 114, "Accounting by Creditors for Impairment of a Loan" ("Statement 114"). Statement 114 requires impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statement 114 is effective for years beginning after December 15, 1994. Statement 114 does not have a material impact on the Company's financial statements.

         Also in 1993, the FASB issued Statement 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement 115"). Statement 115 requires the classification of debt and equity securities as held to maturity, trading or available for sale based on established criteria. Trading securities are bought and held principally for the purpose of selling them in the near term. The Company had no investment securities classified as trading or available for sale at January 1, 1994, December 31, 1994 or September 30, 1995. Held-to-maturity securities are those in which the Company has the ability and intent to hold the security until maturity.

         Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains and losses are recognized in earnings for transfers into trading securities. Unrealized holding gains or losses associated with transfers of securities from held-to-maturity to available-for-sale are recorded as a separate component of stockholders' equity. The unrealized





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
holding gains or losses included in the separate component of equity for securities transferred from available-for-sale to held-to-maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

         A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

         Premiums and discounts are amortized or accredited over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold. The Company adopted Statement 115 at January 1, 1994. The impact on the consolidated stockholders' equity due to the implementation was $0.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes all material federal income tax considerations relevant to the exchange of shares of Investors Class A and Class B Common Stock ("Investors Common Stock") for Citizens Class A Common Stock ("Citizens Class A Common Stock") pursuant to the Merger and Exchange, that are generally applicable to holders of Investors Common Stock. The following discussion also summarizes all material federal income tax considerations relevant to the exchange of shares of Central Common Stock for Citizens Class A Common Stock pursuant to the statutory plan of exchange ("Exchange"), that are generally applicable to holders of Central Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Citizens, Investors, Central or Investors' or Central's shareholders as described herein. There can be no assurance that such changes will not occur.

         Investors and Central shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Investors and Central shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are financial institutions, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their Investors and Central Common Stock as capital assets, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger or the Exchange under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger) or the Exchange (whether or not any such transactions are undertaken in connection with the Exchange), including without limitation any transaction in which shares of Investors and Central Common Stock are acquired or shares of Citizens Class A Common Stock are disposed of. Accordingly, INVESTORS AND CENTRAL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND EXCHANGE, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER OR THE EXCHANGE.

         The Merger and the Exchange are intended to constitute
"reorganizations" within the meaning of Section 368(a) of the Code (a "Reorganization"). As a Reorganization, subject to the limitations and qualifications referred to herein, the Merger and the Exchange will result in the following federal income tax consequences:

         (a) No gain or loss will be recognized by holders of Investors or Central Common Stock solely upon their receipt in the Merger or the Exchange of Citizens Class A Common

Stock in exchange therefor (except to the extent of cash received in lieu of a fractional share of Citizens Class A Common Stock).

         (b) The aggregate tax basis of the Citizens Class A Common Stock received by Investors and Central shareholders in the Merger and the Exchange (including any fractional share of Citizens Class A Common Stock not actually received) will be the same as the aggregate tax basis of the Investors and Central Common Stock surrendered in exchange therefor.

         (c) The holding period of the Citizens Class A Common Stock received by each Investors and Central shareholder in the Merger and Exchange will include the period for which the Investors and Central Common Stock surrendered in exchange therefor was considered to be held, provided that the Investors and Central Common Stock so surrendered is held as a capital asset at the time of the Merger and Exchange.

         (d) Cash payments received by holders of Investors and Central Common Stock in lieu of a fractional share will be treated as if such fractional share of Citizens Class A Common Stock had been issued in the Merger and Exchange and then redeemed by Citizens. An Investors or Central shareholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share. Provided the fractional share was held as a capital asset at the time of the redemption, such gain or loss will constitute capital gain or loss, and such gain or loss will be long term capital gain or loss if the holding period for such share (taking into account the holding period of the Investors and Central stock surrendered) was greater than one year. It is possible the distribution of cash may be treated as a dividend taxable as ordinary income if the Internal Revenue Service (the "IRS") determines that the distribution in redemption is essentially equivalent to a dividend. See IRC Sections 356, 302.


         (e) Cash received by the Investors shareholders who properly exercise their dissenters' rights will be treated as having been received in redemption of the shares so cashed out, and may result in taxable gain or loss, measured by the difference (if any) between the amount of cash received and such shareholder's basis in the Investors Common Stock. Provided the shares were held as a capital asset at the time of the redemption, such gain or loss will constitute capital gain or loss, and such gain or loss will be long term capital gain or loss if the holding period for such shares was greater than one year. It is possible that for some shareholders, the distribution of cash may be treated as a dividend taxable as ordinary income. See IRC Section 302. If any Central shareholders exercise their dissenters' rights and any payments to or for the benefit of such dissenters are made or deemed to be made, directly or indirectly by Citizens or Investors, the exchange of Citizens Class A Common Stock for Central Common Stock will not qualify as a reorganization, which would cause all of the Central shareholders participating in the Exchange to recognize gain or loss on the Exchange of their Central Common Stock for Citizens Class A Common Stock or cash. The Merger Agreement has been amended to provide that Central will make all required cash payments to dissenting Central shareholders, but there can be no assurances that the exercise of dissenters rights by a Central Shareholder will not result in the Exchange becoming taxable to all Central shareholders participating in the Exchange.

         (f) Neither Citizens, Citizens Acquisition, Inc., Investors nor Central will recognize material amounts of gain solely as a result of the Merger or Exchange. After the Merger and Exchange, utilization of Investors and Central net operating losses or built-in losses, if any, will be subject to certain limitations contained in Section 382 of the Code. IRC Section 383 will similarly limit the utilization of excess credits, net capital losses, and foreign tax credits, if any. In addition, IRC Section 384 will limit the use of preacquisition losses to offset built-in gains, if any. Proposed regulations under Sections 382 and 1502 of the Code implement the above restrictions.


         Investors and Central shareholders should also be aware that the IRS may examine transactions taking place before, contemporaneously with, or after a reorganization to determine whether reorganization treatment is appropriate, or in some cases to determine whether shareholders will be taxed on other economic benefits that are included as part of the overall transaction. Thus, loan transactions between parties, compensation arrangements, noncompete agreements, consulting arrangements and other transactions could be reviewed by the IRS and determined to constitute taxable income to specific parties to the Merger or Exchange. Gain could also have to be recognized to the extent that an Investors or Central shareholder was treated as receiving (directly or indirectly) consideration other than Citizens Class A Common Stock in exchange for the shareholder's Common Stock of Investors or Central. Any such transaction or such additional consideration to Central shareholders, or any payment to a Central shareholder who perfects dissenters' rights by or from Citizens or Investors, either directly or indirectly, would cause the Exchange to fail to qualify as a reorganization, causing all Central shareholders to recognize gain or loss on the exchange of their Central Common Stock for Citizens Class A Common Stock. For the Exchange to qualify as a reorganization, all Central Common Stock must be exchanged solely for Citizens Class A Common Stock (except for cash received in lieu of fractional shares). Furthermore, if the IRS were to establish as to some Investors shareholders that part of the Citizens Class A Common Stock received in the Merger and Exchange is severable from the Merger and Exchange, resulting in a proportionally increased equity interest being received in the merger by other Investors shareholders, the Investors shareholders whose equity interests were deemed to be constructively increased by the Merger and Exchange may be treated as having received a taxable stock dividend. Thus, Investors and Central shareholders should consult with their tax advisors as to the tax consequences to them of the Merger and Exchange.


         Under Section 3406 of the Code, Investors and Central shareholders may be subject to "backup withholding" at the rate of 31% on "reportable payments", if any, to be received by them if they fail to furnish their correct taxpayer identification numbers to Citizens or for certain other reasons. Citizens will report to these persons and to the IRS for each calendar year the amount of any reportable payments during that year and the amount of tax withheld, if any, with respect to those reportable payments.

         The parties are not requesting and will not request a ruling from the IRS in connection with the Merger or the Exchange. Citizens and Investors, however, will receive an opinion from counsel for Citizens to the effect that the Merger and Exchange constitute Reorganizations (the "Tax Opinion"). Investors and Central shareholders should be aware that the Tax Opinion does not bind the IRS or the courts. The IRS is not precluded from successfully asserting a contrary position. The Tax Opinion will not address the consequences of the Merger or the Exchange on the Investors and Central shareholders under applicable foreign, state or local income tax laws. The Tax Opinion is subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations made by Citizens, Investors and Central, including representations in certain certificates to be delivered to counsel by the respective managements of Citizens, Investors and Central. Of particular importance are certain representations relating to the Code's "continuity of interest" requirement. One of the requirements for tax-free reorganization treatment is that shareholders of the acquired corporation acquire a substantial and continuing interest in the acquiring corporation, i.e., have "continuity of interest."


         To satisfy the continuity of interest requirement, Investors shareholders must not, pursuant to a plan or intent existing at or prior to the Merger and Exchange, dispose of or transfer so much of either (i) their Investors Common Stock in anticipation of the Merger and Exchange or (ii) the Citizens Class A Common Stock to be received in the Merger and Exchange (collectively, "Planned Dispositions"), such that Investors shareholders, as a group, would no longer have a significant equity interest in the Investors business being conducted after the Merger and Exchange. Investors shareholders will generally be regarded as having a significant equity interest as long as the number of shares of Citizens Class A Common Stock received in the Merger and Exchange less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the Investors shareholders in the Merger and Exchange. The Tax Opinion has been based on the assumption that the Investors shareholders have no plan or intention at the time of the Merger and Exchange to engage in Planned Dispositions that would reduce their aggregate ownership of Citizens Class A Common Stock to a number of shares having in the aggregate a value at the time of the Merger and Exchange of less than 50% of the total value of the Investors Common Stock outstanding immediately prior to the Merger and Exchange. For purposes of such determination, shares of Investors Common Stock that are exchanged for cash or other property, or surrendered by dissenters will be treated as outstanding shares of Investors Common Stock immediately prior to the Merger and Exchange. No assurance can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger and Exchange would not be treated as a Reorganization.



         Although literal compliance with Code Section 368 is a prerequisite to nonrecognition of gain or loss, such compliance does not guarantee the desired result. Regulation Section 1.368-1 describes the purpose of the reorganization provisions as being to exempt from the general rule of taxation, specifically described exchanges incident to such readjustments of corporate structures made in one of the particular ways specified in the Code, as are required by business exigencies and which effect only a readjustment of continuing interest in property under modified corporate forms.

         A plan of reorganization having no business or corporate purpose will not constitute a qualified reorganization plan. The reasons for the reorganization set forth in "Proposed Merger--Background of and Reasons for the Merger and Exchange" contained in this Proxy Statement-Prospectus provide several corporate business purposes. Based upon the disclosure contained in this Proxy Statement-Prospectus and on other considerations, Investors, Central and Citizens management believe that valid business purposes exist for both the transactions.

         Considered in conjunction with the business purpose test is the "continuity of business enterprise" requirement. Regulation Section 1.368-1(d)(2) provides the general rule that continuity of business enterprise requires the acquiring corporation to either (i) continue the acquired corporation's historic business or (ii) use a significant portion of acquired corporation's historic business assets in a business. The application of this general rule to certain transactions, such as mergers of holding companies, will depend on all facts and circumstances. The policy underlying the general rule, which is to ensure that reorganizations are limited to adjustments of continuing interests in property under modified corporate form, provides the guidance necessary to make these facts and circumstances determinations.

         The historic business of a holding company generally comprises the business operations of its subsidiary. Revenue Ruling 85-197, 1985-2 C.B. 120, states that the continuity of business enterprise requirement is satisfied when a holding company is merged into its wholly owned operating subsidiary, because the historic business of the holding company is the business of its operating subsidiary. Revenue Ruling 81-247, 1981-2 C.B. 87, holds that where a significant portion of an acquired corporation's historical business assets, received by the acquiring corporation, remain with the acquiring corporation, or corporations directly controlled by the acquiring corporation, the continuity of business enterprise rules of Regulation Section 1.368-1(d) will be satisfied. These rulings indicate that the historic business of Investors is the business operated by its subsidiary Central. Although subject to challenge by the IRS, the continuity of business enterprise requirement should be satisfied because after the merger, the historic business of Investors will be continued by Central as a second tier subsidiary of Citizens.

         Pursuant to Section 1.368-3(b) of the Regulations, the shareholders of Investors and Central must file with their income tax returns for the year in which the transaction is consummated, a statement which provides details pertinent to the nonrecognition of gain or loss on the exchange, including the cost or other basis of stock transferred in the exchange, the amount of stock received and liabilities, if any, assumed in the exchange.

         A successful IRS challenge to the reorganization status of the Merger and Exchange or the Exchange (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in Investors and Central shareholders recognizing taxable gain or loss with respect to each share of Common Stock of Investors or Central surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time of the Merger or the Exchange, of the Citizens Class A Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Citizens Class A Common Stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Merger or the Exchange.

                        INFORMATION CONCERNING CITIZENS

         Citizens, Inc. ("Citizens") is a Colorado corporation which is an insurance holding company. The principal executive office of Citizens is located at 400 East Anderson Lane, Austin, Texas 78752, and the telephone number at such office is (512) 837-7100. Specific information on Citizens is contained in its Annual Report on Form 10-K for the Year Ended December 31, 1994, as amended, which is incorporated herein by reference.

                           SOURCE OF CITIZENS SHARES


         The Citizens Class A Common Stock which will be issuable in the Merger and Exchange will be newly issued from authorized but unissued shares. Citizens has 50,000,000 Class A Common shares authorized, of which 19,323,743 shares were outstanding as of January 25, 1996, plus an insignificant number of shares issued in conjunction ongoing offerings. Citizens is obligated to reserve sufficient shares of its Class A Common Stock to enable it to perform its obligations under the Merger Agreement. The Citizens shares, when delivered pursuant to the Merger Agreement, will be duly authorized and validly issued, fully paid and non-assessable.


                   RIGHTS OF DISSENTING INVESTORS AND CENTRAL
                   SHAREHOLDERS TO RECEIVE PAYMENT FOR SHARES

         The following summary of dissenters' rights available to shareholders of either Central or Investors identifies and discusses all of the material information necessary to perfect dissenters' rights. However, this summary is not intended to be a complete statement of applicable Illinois law and is qualified in its entirety by reference to Article XI, Sections 5/11.65 and 5/11.70, of the Illinois Business Corporation Act of 1983 (the "Act"), set forth in their entirety as Appendix B.

         CITIZENS HAS CONDITIONED THE MERGER AND EXCHANGE ON, SUBJECT TO ITS RIGHT TO WAIVE, AND HAS RESERVED THE RIGHT TO ABANDON THE MERGER AGREEMENT IN THE EVENT THAT HOLDERS OF GREATER THAN 2.5% OF THE OUTSTANDING SHARES OF INVESTORS OR CENTRAL DISSENT FROM THE MERGER AND EXCHANGE AND SEEK PAYMENT FOR THEIR SHARES IN ACCORDANCE WITH THE ACT.

         RIGHT TO DISSENT. Shareholders of Central and Investors are entitled to dissent and obtain payment of the fair value of their shares. A shareholder entitled to dissent and obtain payment for his or her shares under Article XI of the Act may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

         Under Section 5/11.65(c) of the Act a record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares are recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

         PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS. In order for a shareholder to exercise dissenters' rights and receive payment for such shareholder's shares, the shareholder must comply exactly with the requirements explained below and in Part XI, Sections 5/11.65 and 5/11.70 of the Act. To briefly summarize, subject to certain other requirements, the shareholder must, before the vote is taken at the Meeting, demand in writing payment for the shares and must not vote in favor of the Merger and Exchange. If the corporate action is approved, the corporation must within a certain time notify the shareholder in writing of its estimate of the fair value, and must provide other materials as well. The shareholder then has 30 days to demand, in writing, the shareholder's estimate of the fair value and interest due. Upon consummation of the Merger and Exchange, the respective corporation must pay each dissenter its estimate of the fair value and interest due. If the corporation and shareholder cannot agree upon a fair value, the corporation must, within a specified time, either pay the difference between its estimate of fair value and the shareholder's demand, plus interest, or file suit for a court determination of fair value. The shareholder may also bring suit as permitted by law. FULL AND EXACT COMPLIANCE WITH THE STATUTORY REQUIREMENTS IS ESSENTIAL FOR A SHAREHOLDER TO SUCCESSFULLY EXERCISE DISSENTERS' RIGHTS. SHAREHOLDERS ARE URGED TO READ AND UNDERSTAND THE DISCUSSION BELOW AND THE STATUTORY PROVISIONS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS.

         The Notices accompanying this Proxy Statement-Prospectus state that shareholders of Investors and Central are entitled to assert Dissenters' Rights under Article XI, Sections 5/11.65 and 5/11.70, of the Act. A shareholder may assert Dissenters' Rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares and the shareholder does not vote in favor of the Merger Agreement.

         A SHAREHOLDER WHO DOES NOT SATISFY THE FOREGOING REQUIREMENTS SHALL NOT BE ENTITLED TO DEMAND PAYMENT OF HIS OR HER SHARES UNDER ARTICLE XI, SECTIONS 5/11.65 AND 5/11.70, OF THE ACT.

         Under Section 5/11.70 of the Act, within 10 days after the date the corporate action giving rise to the dissent becomes effective or 30 days after the shareholder delivers to Investors or Central the written demand for payment, whichever is later, Investors or Central, as the case may be, shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of Investors or Central, respectively, as to the estimated fair value of the shares, the corporation's latest balance sheet as of the last fiscal year, together with statements of income for that year and the latest available interim financial statements, and a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to Central or Investors of the certificates for the shares.

         A shareholder who makes written demand for payment under this Section retains all of the rights of a shareholder until those rights are canceled or modified by consummation of the Merger and Exchange. Upon consummation of the Merger and Exchange, Investors or Central, as the case may be, shall pay to each dissenter who transmits to the corporation the certificates for the shares the amount Investors or Central estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

         If the dissenting shareholder does not agree with the opinion of Investors or Central as to the estimated fair value of the shares or the amount of interest due, the shareholder must notify the corporation in writing, within 30 days from the delivery of the statement of value, the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest and the amount of payment by the Corporation. A DISSENTER WAIVES THE RIGHT TO DEMAND PAYMENT UNDER THIS PARAGRAPH UNLESS HE OR SHE CAUSES CENTRAL OR INVESTORS, WHICHEVER IS APPLICABLE, TO RECEIVE THE NOTICE REQUIRED WITHIN 30 DAYS AFTER CENTRAL OR INVESTORS MADE OR OFFERED PAYMENT FOR THE SHARES OF THE DISSENTERS

         JUDICIAL APPRAISAL OF SHARES. If, within 60 days from delivery to Central or Investors of the shareholder notification of estimated fair value of the shares and interest due, Investors or Central and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, Investors or Central shall either pay the difference in value demanded by the shareholder with interest, or file a petition in the circuit court of Peoria County (the county in which either the registered office and the principal office of both Investors and Central is located), requesting the court to determine the fair value of the shares and interest due. Investors and Central shall make all dissenters, whether or not residents of Illinois, whose demands remain unsettled, parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of Central or Investors to commence an action pursuant to this section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

         The jurisdiction of the court in which the proceeding is commenced under this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on a question of fair value. The appraisers shall have the power described in the order appointing them.

         Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by Investors or Central, as the case may be.

         The court shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which Central or Investors estimated to be the fair value of the shares, then all or any part of the costs may be assessed against Central or Investors. If the amount which any dissenter estimates to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against the dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

         1. Against Investors or Central and in favor of any and all dissenters if the court finds that Investors or Central did not substantially comply with the requirements of Section 5/11.70 of the Act.

         2. Against either Investors or Central or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Section 5/11.70 of the Act.

         If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against Investors or Central, the court may award to that counsel reasonable fees to be paid out of the amount awarded to the dissenters who are benefitted. Except as otherwise provided in this Section 5/11.70 of the Act, the practice, procedure, judgment and costs are governed by the Illinois Code of Civil Procedure.

         "Fair value" is defined as the value of the shares immediately before the consummation of the Merger and Exchange, excluding any appreciation or depreciation in anticipation of the proposed transactions, unless exclusion would be inequitable.

         "Interest" means interest from the Effective Date of the Merger and Exchange until the date of payment, at the average rate currently paid by Investors or Central on their principal bank loans, or if none, at a rate that is fair and equitable under all circumstances.

                  INFORMATION CONCERNING INVESTORS AND CENTRAL

INVESTORS AND ITS SUBSIDIARIES:  CENTRAL AND CI AGENCY, INC.

         Investors, incorporated in 1963, is a holding company managing and operating Central, which is a life insurance company, and a general insurance agency, CI Agency, Inc. ("CI"). Substantially all business is conducted through Investors' two subsidiaries and these two subsidiaries represent the major assets of Investors as follows:

                               Original            No. of        % of Voting
Description                    Invested Cost       Shares        Securities Owned
-----------                    -------------       ------        ----------------
Central Investors Life
Insurance Company of
Illinois: Common Stock         $ 1,386,338         604,475            93.0%

CI Agency, Inc.:
Common Stock                        50,000          50,000           100.0%

         Other than interest and dividend income from general investments, Investors has no source of revenue or income independent from its subsidiaries; therefore, it must rely primarily upon its operating subsidiaries for dividends. CI has paid to Investors seven dividends totaling $90,000 since 1973. Central has not paid dividends to stockholders to date.

         Investors and its subsidiaries as of December 31, 1994 had in their employment one computer programmer, two data processing and accounting personnel, one part-time officer and one full-time salaried officer. In addition, four commissioned agents were licensed for life insurance sales. These agents serviced existing business, but were restricted from writing new business in 1994, because of Central's lack of approved policies and a coinsurance or reinsurance contract for new business. Central continued to be licensed in Illinois, Indiana, Oklahoma and Arizona during the year.

         The Illinois Legislature passed new Statutory Standard Nonforfeiture and Standard Valuation Laws which took effect January 1, 1989. Since that date, Central has lacked the funds to file any policy revisions with Illinois and does not have any policies currently approved for sale. Between 1974 and 1987, Central's yearly volume of new business primarily came from two policy plans, Modified Whole Life ("MWL") and Decreasing Term Life to Age 100 ("DTL"). Each individual risk insured under either of these two plans was regularly in excess of Central's own risk retention. The excess retention was coinsured with Life Reassurance Corporation (then General Reassurance Co.). Life Reassurance notified Central that it would not coinsure new risks on these plans after February 28, 1987. To date, the efforts to secure another satisfactory coinsurance or reinsurance contract for these two plans have been delayed by Central's inability to finance the completion of the required policy revisions.

         Central's inquiries into a new contract were further hampered by a decline in sales of MWL and DTL plans which had started before the cancellation of the contract. Market conditions were changing and independent agents who had been selling these plans were increasingly shifting their business to interest sensitive plans offered by the large brokerage companies. In inquiries with different coinsurance and reinsurance companies, problems arose over commission allowances, which would have made the plans less attractive to agents, and expenses involved in additional revisions to allow male or female, smoker or non-smoker classifications. The expense of these policy revisions was compounded because two different sets of numerical factors must be actuarially developed for each plan in order to meet the differences in federal and state reporting requirements.

         The development of interest sensitive plans was considered, but so far Central has found sales proposals and administrative programs required for interest sensitive plans to be in a price range which would not allow Central a reasonable expectation of profit on projected sales. Recent declines in interest rates on investment grade securities have increased the pricing problem. Initial indications of the cost of interest sensitive plans in 1987 resulted in abandoning a decision to discontinue the MWL and DTL plans. During 1988, $11,000 was spent with an actuarial firm for the first set of numerical factors. In 1989, there was limited programming done on Central's computer to enable it to print revised DTL policy forms, but increased death claim expenses and general expenses in 1988 and 1989 reduced funds available for revision expenditures. Death claim expenses and general expenses were lower in 1990 and 1991, but during these years concern about the possibility of high death claim expenses and the increased regulatory capital and surplus requirements precluded expenditures for further policy revisions. In 1992, a record high amount of death claim expenses did occur and again no funds were available for policy revisions. Death claims were lower in 1993 and 1994, but declining premium and investment income plus increased regulatory requirements did not permit expenditures for policy or market development.

         A 1993 change in the Illinois statutory deposit law requires Central to maintain a trust deposit of U.S. Government obligations with a market value of $1,200,000. This change required Central to increase its U.S. Government investments by $900,000 in late 1993, a time of very low interest yields which negatively affected investment income approximately $25,000 to $30,000 from late 1993 to late 1994. The market value requirement and Central's small asset base made it necessary to choose short term U.S. Governments to insure less market price volatility, further penalizing yields.

         The following tables in this section reflect information as to the life insurance business of Central. The presentation of Investors' consolidated operations and admitted assets is according to generally accepted accounting principles.

As of December 31:                1994             1993             1992             1991             1990
                                  ----             ----             ----             ----             ----
New business (face
amount) paid:
Ordinary-whole life               $  -             $ -              $ -              $ -              $ -
Ordinary-term life                  -                -                -                -                -
                                  ---              ---              ---              ---              ---

Total                             $ -              $ -              $ -              $ -              $ -
                                  ===              ===              ===              ===              ===

Life insurance in-force:
Ordinary-whole life               $3,154,472       $3,346,971       $4,276,205       $5,348,561       $ 6,102,650
Ordinary-term life                 2,861,870        3,038,751        3,468,531        4,032,557         4,309,426
                                  ----------       ----------       ----------       ----------       -----------
Total                             $6,016,342       $6,385,722       $7,744,736       $9,381,118       $10,412,076
                                  ==========       ==========       ==========       ==========       ===========

Policy lapse
(termination) ratio                     4.9%            18.4%            17.3%             9.9%             19.6%
                                  ==========       ==========       ==========       ==========       ===========

Premium income:
First year                        $        -       $        -       $        -       $        -       $       215
Single                                 6,801            9,734            7,260            6,486             7,381
Renewal                               46,780           59,897           65,527           71,089            80,581
                                  ----------       ----------       ----------       ----------       -----------
Total                             $   53,581       $   69,631       $   72,787       $   77,575       $    88,177
                                  ==========       ==========       ==========       ==========       ===========

Net loss                          $ (125,831)      $  (79,465)      $ (103,151)      $  (46,554)      $   (11,957)
                                  ==========       ==========       ==========       ==========       ===========

Total assets                      $2,402,385       $2,461,948       $2,512,310       $2,609,977       $ 2,629,253
                                  ==========       ==========       ==========       ==========       ===========

         Substantially all business of Investors is conducted through its two subsidiaries, Central and CI. CI has a non-exclusive Agency Contract with Central to secure, train, and supervise life insurance agents to sell policies of Central. CI's efforts to recruit agents were curtailed in 1987 as a result of Central ceasing to issue Modified Whole Life and Decreasing Term Life to Age 100 policy plans. CI has no salaried personnel, but reimburses Central for use of Central's personnel. CI owns IBM, Gateway 2000 and Data General computer equipment. Time on this equipment is leased to Investors and Central. Central's personnel operate the equipment. CI also leases other office equipment to Central.

PROPERTIES

         Investors and its two subsidiaries share a common office located at 2512 North Knoxville Avenue, Peoria, Illinois. The lease for this office is in the name of Central, and the total monthly rental is $800 for approximately 2,900 square feet of space. During 1994, CI reimbursed Central $1,200 for its share of space occupied.

         Investors' general business equipment has been fully amortized. During the year, Investors received $400 a month from Central for use of the equipment.

         CI owns miscellaneous data processing equipment and office equipment with a year-end net book value of $921 and $527 respectively. During the year CI received $6,000 from Central for use of the equipment.

LEGAL PROCEEDINGS

         Investors is unaware of any pending litigation to which it or any of its subsidiaries are parties or to which any of their property is subject.

MARKET FOR INVESTORS' COMMON STOCK AND RELATED SECURITYHOLDER MATTERS

         Neither class of the Investors' Common Stock is listed or actively traded through security brokerage firms, and there is virtually no over-the-counter trading activity.

         There have been no dividends paid since the inception of Investors.

                  Approximate Number of Equity Securityholders

         Title of Class                            Number of Record Holders
         --------------                            ------------------------
         Class A, Common Stock, $1.00 par value             1,688

         Class B, Common Stock, no par value,
         stated value $.10 per share                           38

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Investors has had no disagreements with its certified public accountants regarding accounting and financial matters required to be disclosed herein.

                    COMPARISON OF RIGHTS OF SECURITYHOLDERS

         Upon consummation of the Merger and Exchange, the holders of issued and outstanding Investors Class A and Class B Common Stock and of Central Common Stock will receive Citizens Class A Common Stock. The rights of the holders of Citizens shares are governed by Citizens Articles of Incorporation, its bylaws and Colorado law, while the rights of holders of Investors shares and Central shares are governed by the companies' respective Articles of Incorporation, their bylaws and Illinois law. In most respects, the rights of holders of Citizens Class A shares and holders of Investors and Central Common shares are similar. The following is a brief comparison of the rights of the holders of Investors Class A and Class B Common Stock, Central Common Stock, and Citizens Class A Common Stock.

AUTHORIZED SHARES

         The aggregate number of shares which Citizens is authorized to issue is 50,000,000 shares of Class A Common Stock with no par value and 1,000,000 shares of Class B Common Stock with no par value; of which 19,323,743 shares plus an insignificant number of shares pursuant to ongoing offerings of such Class A Common Stock and 621,049 shares of Class B Common Stock are issued and outstanding, fully paid and non-assessable.

         The aggregate number of shares which Investors is authorized to issue is 1,500,000 shares of Class A Common Stock with par value of $1.00 per share and 500,000 shares of Class B Common Stock with no par value, of which 807,649 shares of such Investors Class A Common Stock and 472,423 shares of Investors Class B Common Stock are issued and outstanding, fully paid and non-assessable. The aggregate number of shares which Central is authorized to issue is 1,000,000 shares of Common Stock with par value of $1.00 per share, of which 650,000 shares of such Central Common Stock are issued and outstanding, fully paid and non-assessable.

         The foregoing numbers do not include treasury shares.

DIVIDEND RIGHTS

         The cash dividends paid upon each share of Citizens Class A Common Stock is twice the cash dividends paid on each share of Citizens Class B Common Stock. Citizens has neither declared nor paid any dividends on either class of its Common Stock during 1995 or in any of the three preceeding calendar years.

         The Investors Class B Common shareholders are not entitled to any cash dividends out of earnings in any year unless and until the Investors Class A Common shareholders have received a dividend of $.12 per share in that year.
In that event, the Investors Class B shareholders are then entitled to a dividend of up to $.12 per share. After both the Class A and Class B Common shareholders have received a dividend of $.12 per share during such year, the Investors Class A and Class B Common shareholders share equally and ratably on a share-for-share basis in any further dividends. Investors has neither declared nor paid any dividends on either class of its Common Stock since the inception of Investors. Central has neither declared nor paid any dividends on its Common Stock during 1995 or in any of the three preceeding calendar years.

VOTING RIGHTS

         Those shareholders who hold Investors Class A and Class B Common Stock and Central Common Stock on the date of the Merger and Exchange becomes effective will be entitled as a group to hold approximately 171,391 shares of Citizens Class A Common Stock or approximately .9% of Citizens Class A shares that Citizens anticipates will then be outstanding.

         The voting rights of Citizens Class A Common Stock and Class B Common Stock are equal in all respects except that the holders of Class B Common Stock have the exclusive right to elect a simple majority of the members of Citizens' Board of Directors, and the holders of the Class A Common Stock have the exclusive right to elect the remaining directors. The holders of Citizens Common Stock do not have cumulative voting rights in the election of directors.

         Each outstanding share of Investors Common Stock, regardless of class, is entitled to one vote upon each matter submitted to a vote of the shareholders. The Investors Class A and Class B Common shareholders, as well as holders of Central Common Stock, have cumulative voting rights in the election of directors.

         The Articles of Incorporation of Citizens provide that when, with respect to any action to be taken by Citizens shareholders the Colorado Corporation Code (now superseded by the Colorado Business Corporation Act) requires the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote thereon, or of any class or series, such action may be taken by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such action. The power to amend the Articles of Incorporation, approve mergers and approve extraordinary asset transfers are all subject to this requirement. The respective Articles of Incorporation and bylaws of Investors and Central do not address the vote to be required for such extraordinary corporate actions, and thus Illinois law controls as to the vote required for these types of actions. With respect to the Merger and Exchange, the approval of two-thirds of the shares entitled to vote of both Investors and Central is required. Each share of Investors Class A and Class

B Common Stock is entitled to one vote, as if the two classes were a single class, with respect to the Merger and Exchange.

         The bylaws of both Investors and Central provide that the power to alter, amend, or repeal the respective companies' bylaws or to adopt new bylaws is vested in the respective Boards of Directors. Further, Central's Articles of Incorporation state that the power to amend the bylaws and repeal and adopt new bylaws belongs solely to the Board of Directors. However, under Illinois law, the shareholders, as well as the Board of Directors, have power to alter, amend or repeal the bylaws. Citizens' Articles of Incorporation provide that Citizens' Board of directors has the power to enact, alter, amend and repeal Citizens' bylaws not inconsistent with the laws of Colorado or Citizens' Articles of Incorporation, as the Board of Directors deems best for the management of Citizens; however, Colorado statutes give shareholders the right to amend and repeal bylaws even if not so provided for in the bylaws themselves.

         Special meetings of Investors shareholders may be called by Investors' President, its Board of Directors, or by the holders of not less than one-fifth of all outstanding shares of stock. Special meetings of Central shareholders may be called by Central's President, the Chairman of the Board, the Board of Directors, or by the holders of not less than one-fifth of all outstanding shares of stock. Special meetings of Citizens' shareholders may be called by the Chairman of the Board, by the Board of Directors, or by holders of 10% or more of all the Citizens' shares entitled to vote.

         A majority of the shares of stock entitled to vote constitutes a quorum under the bylaws of both Investors and Central. The bylaws of Citizens provide that one-third of the votes entitled to be cast on a matter by a voting group shall constitute a quorum of that voting group.

         The bylaws of both Citizens and Central provide that the shareholders may take action without a meeting provided that all the shareholders of the respective corporations entitled to vote have consented to the action in writing. The bylaws of Investors contain no such provision.

PREEMPTIVE RIGHTS

         Authorized Investors, Central and Citizens shares may be issued at any time, and from time to time, in such amounts and for such consideration as may be fixed by the Boards of Directors of the respective corporations. No holder of Citizens, Investors or Central shares has any preemptive or preferential right to purchase or to subscribe for any shares of capital stock or other securities which may be issued by Citizens, Investors or Central.

LIABILITY OF DIRECTORS

         As authorized by Colorado law, Citizens' Articles of Incorporation contain a provision to the effect that no director of Citizens shall be personally liable to Citizens or any of its shareholders for damages for any breach of duty as a director except to the extent this provision is limited by law. There is no such provision in the Articles of Incorporation of either Investors or Central.

LIQUIDATION RIGHTS

         In the event of any liquidation, dissolution, or winding up of Citizens, whether voluntary or involuntary, the holders of Citizens shares are entitled to share, on a share-for-share basis, any of the assets or funds of Citizens which are distributable to its shareholders upon such liquidation, dissolution, or winding up.

         In the event of any voluntary or involuntary liquidation of Investors, the holders of Class B Common shareholders are not entitled to distributions of assets until the Class A shareholders have received a distribution of assets with a market value of $2.00 per Class A share. After the Class A shareholders receive a distribution of $2.00 per share, the Class B Common shareholders are entitled to distributions of assets with a market value of $.10 per Class B share, and thereafter both classes are entitled to share equally and ratably on a share-for-share basis in all further distributions of assets.

         The holders of Central Common Stock are entitled, upon liquidation, whether voluntary or involuntary, to receive distributions on a share-for-share basis.

ASSESSMENT AND REDEMPTION

         Citizens shares to be issued upon consummation of the Merger and Exchange will be fully paid and non assessable. Investors and Central shares, for which full consideration has been paid, are deemed to be fully paid and non assessable.

         As set out in Investors' Articles of Incorporation, Class B Common Stock is, and at all times has been, convertible into Class A shares if, for a period of not less than 36 months nor more than 60 consecutive months, Investors has average annual net earnings equal to 6% of the amount determined by multiplying the total number of Class A shares plus the total number of Class B shares by $2.00 per share. Although such conversion is to be automatic, Investors has never realized net earnings sufficient for such conversion to take place.

TRANSFER AGENT

         The transfer agent for Investors and Central shares is the Company. The transfer agent for Citizens shares is American Stock Transfer and Trust Company, New York, New York.

                                    EXPERTS

         The consolidated financial statements included in this Proxy Statement-Prospectus/Registration Statement of Investors as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, have been audited by KPMG Peat Marwick LLP, independent public accountants, as stated in their report appearing herein and have been so included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

         The consolidated financial statements of Citizens, Inc. and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three year period ended December 31, 1994, included herein have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

         The legal status of the Citizens Class A Common Stock to be issued pursuant to the Merger and Exchange has been passed upon by Jones & Keller, P.C., 1625 Broadway, Suite 1600, Denver, Colorado 80202.

            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

         The following information is furnished with respect to each director and executive officer.

                                                      Year First
                                                  elected as director
                                                      of Investors           Positions with Investors and
Name of director                  Age                  and Central             Central (date elected)(1)
----------------                  ---             -------------------        -----------------------------
Frank J. Wilkins (2)              63                      1964               President of Investors since 1971 and
                                                                             Treasurer since 1990; President of Central
                                                                             since 1971 and Treasurer since 1990

Robert W. Kreutz(2)(3)            69                      1965               Vice President of Investors since 1975 and
                                                                             Secretary since 1990; Vice President of
                                                                             Central since 1975 and Secretary since 1990

Robert D. Wilkins(4)              29                      1990               Administrative Assistant of Central from
                                                                             1989 to 1994

Robert W. McCallum(2)(5)          66                      1990               No position other than director

__________
(1) Except as otherwise noted in a footnote here, the principal occupation of each individual for at least the last five years has been in the positions noted below with Investors and Central.
(2)      Member of Executive and Investment Committees
(3) In addition to Mr. Kreutz's positions with Investors and Central in the preceding five-year period, until 1993, he was a distributor of car wash equipment.
(4) In addition to Mr. Wilkins' former position with Central, he has worked as an accountant for Franklin Templeton Funds since 1994.
(5) For the preceding five years and presently, Mr. McCallum's principal occupation has been President of ROMAC Associates, a manufacturer of agricultural tank cleaning chemicals and hand rehabilitation devices.

         Full Board of Directors serve as the Audit Committee.

         All directors and officers are elected for a term of one year or until their successors have been duly elected and qualified.

         Frank J. Wilkins, Director, is the father of Robert D. Wilkins, Director. There are no other family relationships among the officers listed, and there are no arrangements or understandings pursuant to which any of them were elected as officers.

         There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or executive officer during the past five years.

                                 OTHER MATTERS

         Both the Investors Board and the Central Board do not intend to bring any matters before the Meetings other than those specifically set forth in the notices of the Meetings accompanying this Proxy Statement-Prospectus and do not know of any matters to be brought before the Meetings by others. If any other matters properly come before the Meetings, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Boards.

         In the event that the Merger and Exchange is not approved by the Investors and Central shareholders, any such shareholder who wishes to present a proposal for consideration at the respective 1996 annual meetings of the shareholders, which, for Central is anticipated to be held on May 8, 1996, and for Investors, is anticipated to be held on July 17, 1996, must submit such proposal in accordance with the rules promulgated by the SEC. In order for a proposal to be included in Investors or Central proxy materials relating to the 1996 annual meetings, the shareholder must have submitted such proposal in writing to Investors or Central not later than February 19, 1996. Such proposals should be addressed to: Office of the Secretary, Robert W. Kreutz (who is secretary to both Investors and Central), 2512 North Knoxville Avenue, Peoria, Illinois 81604-3622.

                  DEADLINE FOR CITIZENS SHAREHOLDER PROPOSALS

         Any Citizens shareholder who wished to present a proposal for action at the 1996 Annual Meeting of the Citizens shareholders was required to submit his or her proposal in writing by Certified Mail -- Return Receipt Requested, to Citizens, Inc., 400 East Anderson Lane, Austin, Texas 78752 by December 15, 1995.

                              FINANCIAL STATEMENTS

                       INSURANCE INVESTORS & HOLDING CO.
                                AND SUBSIDIARIES


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


FINANCIAL STATEMENTS FOR YEAR ENDED DECEMBER 31, 1994

                                                                                                             Page
                                                                                                             ----
Independent Auditor's Report                                                                                 F-1

Consolidated Balance Sheets - December 31, 1994 and 1993                                                     F-2

Consolidated Statements of Operations - Years ended December 31,  1994, 1993, and 1992                       F-4

Consolidated  Statements  of  Changes  in  Stockholders   Equity  -  Years  ended
      December 31, 1994, 1993 and 1992                                                                       F-5

Consolidated Statements of Cash Flows -  Years ended December 31, 1994, 1993, and 1992                       F-6

Notes to Consolidated Financial Statements December 31, 1994, 1993 and 1992                                  F-7

Schedule
--------

       II       Condensed Financial Information of Registrant                                                F-19

      III       Supplementary Insurance Information                                                          F-23

       IV       Reinsurance                                                                                  F-24

FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 1995

Unaudited Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-25
Unaudited Consolidated Statements of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-27
Unaudited Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-29
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-31

                       [KPMG PEAT MARWICK LLP LETTERHEAD]

                          INDEPENDENT AUDITORS  REPORT


The Board of Directors and Stockholders
Insurance Investors & Holding Co.:

We have audited the consolidated financial statements of Insurance Investors & Holding Co. and subsidiaries. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Insurance Investors & Holding Co. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                        KPMG Peat Marwick LLP
                                        /s/ KPMG Peat Marwick LLP

Dallas, Texas
June 6, 1995

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 1994 and 1993

                 Assets                                                 1994                1993
                 ------                                                 ----                ----
Investments (note 2):
   U. S. Treasury bills, at amortized cost (market value
       $512,491 in 1993).                                           $        -              512,491
   Bonds, at amortized cost (market value $1,902,194 in
       1994; $1,497,262 in 1993)                                     1,955,882            1,482,278
   Preferred stocks, at market (cost $81,473 in
       1994 and 1993, respectively)                                     57,957               71,013
   Policy loans                                                        101,749              110,871
   ------------                                                     ----------           ----------

          Total Investments                                          2,115,588            2,176,653

Cash                                                                   207,506              203,106

Accrued investment income                                               26,581               22,017

Deferred acquisition costs (note 3)                                     51,262               57,806

Furniture and equipment, at cost less accumulated
depreciation of $108,713 in 1994 and $107,795 in 1993.                   1,448                2,366
                                                                    ----------           ----------

          TOTAL ASSETS                                              $2,402,385           $2,461,948
                                                                    ==========           ==========

See accompanying notes to consolidated financial statements.

   Liabilities and Stockholders  Equity                              1994            1993
   ------------------------------------                              ----            ----
Liabilities:
   Policy liabilities:
       Future life policy benefits (notes 3 and 11)              $  717,441       $  712,464
       Deferred premium reserve                                      67,443           67,537
       Policyholders' funds:
          Supplemental contracts                                      9,407           11,768
          Dividends and endowments payable (note 8)                  11,345           11,444
          Dividend accumulations                                    136,502          138,589
          Endowment accumulations                                   135,188          147,679
          Premiums received in advance                                  277              177
          ----------------------------                           ----------       ----------

                                                                  1,077,603        1,089,658

   Accounts payable and accrued expenses                             26,424           19,214
   Minority interest (note 9)                                        93,268           95,996
   Other liabilities                                                  3,549            4,967
   Notes payable (note 4)                                           267,900          180,500
                                                                 ----------       ----------

       Total liabilities                                          1,468,744        1,390,335
       -----------------                                         ----------       ----------

Stockholders' equity (notes 5 and 6):
   Class A common stock of $1 par value.  Authorized
       1,500,000 shares; issued 819,249 shares                      819,249          819,249
   Class B common stock of $.10 stated value.
       Authorized 500,000 shares; issued and outstanding
       472,423 shares                                                47,242           47,242
   Paid-in capital                                                  576,347          576,347
   Net unrealized depreciation on investments (note 2)              (21,869)          (9,728)
   Retained deficit                                                (477,903)        (352,072)
   ----------------                                              ----------       ----------

                                                                    943,066        1,081,038

   Less cost of Class A shares in treasury - 11,600 shares            9,425            9,425
                                                                 ----------       ----------

       Total stockholders' equity                                   933,641        1,071,613

Commitments and contingent liabilities (note 11)
                                                                 ----------       ----------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $2,402,385       $2,461,948
       ------------------------------------------                ==========       ==========

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 1994, 1993 and 1992

                                                                1994           1993            1992
                                                                ----           ----            ----
Revenue:
   Life insurance premiums                                   $  53,581         69,631           72,787
   Net investment income (note 2)                              106,508        123,074          147,638
   Realized investment gains (note 2)                            1,081         24,350           20,208
   ----------------------------------                        ---------      ---------       ----------

                 Total revenue                                 161,170        217,055          240,633
                 -------------                               ---------      ---------       ----------

Benefits and expenses:
   Policy benefits:
       Death and other policy benefits                          61,462         86,732          118,916
       Endowments to policyholders                              12,049         13,323           14,362
       Dividends to policyholders (note 8)                      13,996         15,135           18,422
   Change in future life policy benefits                         4,977        (25,719)         (14,195)
   Amortization of deferred acquisition costs (note 3)           3,648          9,833           10,370
   Provision for deferred premium                                  (94)          (814)          (1,378)
   Recovery of uncollectible agents' balances                   (1,309)        (5,150)          (4,375)
   General insurance expenses                                  161,096        174,829          183,621
   Interest expense                                             19,762         14,273            7,991
   Taxes, licenses and fees                                     13,227         13,957            2,685
   ------------------------                                  ---------      ---------       ----------

              Total benefits and expenses                      288,814        296,399          346,419
              ---------------------------                    ---------      ---------       ----------

              Loss from operations before income taxes
                 and minority interest                        (127,644)       (79,344)        (105,786)

Income taxes (note 7)                                               --             --               --
---------------------                                        ---------      ---------       ----------

              Loss before minority interest                   (127,644)       (79,344)        (105,786)

Minority interest in (earnings) loss of subsidiary               1,813           (121)           2,635
--------------------------------------------------           ---------      ---------       ----------

              Net loss                                       $(125,831)       (79,465)        (103,151)
              --------                                       ---------      ---------       ----------

Net loss per share                                           $   (0.10)         (0.06)           (0.08)
------------------                                           ---------      ---------       ----------

Weighted average number of common shares
   outstanding                                               1,280,072      1,280,072        1,280,072
   -----------                                               ---------      ---------       ----------

See accompanying notes to consolidated financial statements.

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders  Equity

Years ended December 31, 1994, 1993 and 1992


                                                               1994               1993             1992
                                                               ----               ----             ----
Class A common stock                                         $819,249            819,249          819,249
--------------------                                         --------          ---------        ---------

Class B common stock                                           47,242             47,242           47,242
--------------------                                         --------          ---------        ---------

Paid-in-capital                                               576,347            576,347          576,347
---------------                                              --------          ---------        ---------

Net unrealized depreciation on investments, beginning
   of year                                                     (9,728)           (29,668)         (29,463)
Change in unrealized appreciation (depreciation) on
   investments                                                (12,141)            19,940             (205)
                                                             --------          ---------        ---------
Unrealized depreciation on investments, end of year           (21,869)            (9,728)         (29,668)
---------------------------------------------------          --------          ---------        ---------

Retained deficit, beginning of year                          (352,072)          (272,607)        (169,456)
Net loss                                                     (125,831)           (79,465)        (103,151)
--------                                                     --------          ---------        ---------

Retained deficit, end of year                                (477,903)          (352,072)        (272,607)
-----------------------------                                --------          ---------        ---------

Treasury stock                                                 (9,425)            (9,425)          (9,425)
--------------                                               --------          ---------        ---------

              TOTAL STOCKHOLDERS' EQUITY                     $933,641          1,071,613        1,131,138
              --------------------------                     --------          ---------        ---------

See accompanying notes to consolidated financial statements.

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 1994, 1993 and 1992

                                                                        1994             1993             1992
                                                                        ----             ----             ----
Cash flows from operating activities:
   Net loss                                                           $(125,831)        (79,465)        (103,151)
   --------                                                           ---------        --------        ---------
   Adjustments to reconcile net loss to net cash used
       by operating activities:
          Depreciation                                                      918           1,667            2,781
          Change in:
              Accrued investment income                                  (4,564           5,102          (11,339)
              Deferred acquisition costs                                  6,544           5,585            8,435
              Other assets                                                   --             357            7,524
              Future life policy benefits                                 4,977         (25,719)         (14,195)
              Deferred premium reserve                                      (94)           (814)          (1,378)
              Supplemental contracts                                     (2,361)         (2,292)          (2,225)
              Dividends and endowments payable                              (99)         (2,697)            (859)
              Dividend accumulations                                     (2,087)         (9,968)          (7,273)
              Endowment accumulations                                   (12,491)        (17,822)         (13,516)
              Premiums received in advance                                  100              --             (424)
              Accounts payable and accrued expenses                       7,210          11,158            2,204
              Minority interest                                          (1,813)            121           (2,635)
              Other liabilities                                          (1,418)         (1,421)            (453)
              -----------------                                       ---------        --------        ---------

                 Total adjustments                                       (5,178)        (36,743)         (10,675)
                 -----------------                                    ---------        --------        ---------

                 Net cash used by operating activities                 (131,009)       (116,208)        (113,826)
                 -------------------------------------                ---------        --------        ---------
Cash flows from investing activities:
   Proceeds from sale and maturity of investments                       716,012         820,870          717,338
   Purchase of investments                                             (668,003)       (974,682)        (335,138)
   Purchase of furniture and equipment                                       --              --               --
                                                                      ---------        --------        ---------
                 Net cash provided (used) by investing
                    activities                                           48,009        (153,812)         382,200
                    ----------                                        ---------        --------        ---------
Cash flows from financing activities:
   Proceeds from bank borrowing                                              --         100,000               --
   Principal payments on bank borrowing                                      --        (150,000)              --
   Proceeds from other borrowing                                         87,400         108,000           47,500
   -----------------------------                                      ---------        --------        ---------
                 Net cash from financing activities                      87,400          58,000           47,500
                 ----------------------------------                   ---------        --------        ---------
                 Net increase (decrease) in cash                          4,400        (212,020)         315,874
Cash at beginning of year                                               203,106         415,126           99,252
-------------------------                                             ---------        --------        ---------
CASH AT END OF YEAR                                                   $ 207,506         203,106          415,126
-------------------                                                   ---------        --------        ---------
Supplemental disclosure of cash flow information:
   CASH PAID DURING THE YEAR FOR INTEREST                             $   2,136           6,693            7,506
   --------------------------------------                             ---------        --------        ---------

See accompanying notes to consolidated financial statements.

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1994, 1993 and 1992

(1)    BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, C I Agency, Inc. and its 93.0% owned subsidiary, Central Investors Life Insurance Company of Illinois. All significant intercompany balances and transactions have been eliminated in consolidation. The significant accounting policies are as follows:

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles prescribed for stock life companies for all years presented.

(a)           Premiums

              Gross premium received in excess of the net premium on limited-payment contracts is deferred and recognized in income over the expected life of the business. Other premium income is recognized as revenue ratably over the terms of the respective policies calculated on the monthly pro rata basis and are stated after deduction for reinsurance with other insurers.

(b)           Deferred Policy Acquisition Costs

              Policy acquisition costs such as commissions (net of reinsurance), premium taxes, and certain other underwriting and agency expenses which vary with and are directly related to the production of business have been deferred. Such deferred policy acquisition costs are being amortized as premium revenue is recognized. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss settlement expenses, and certain other costs expected to be incurred as the premium is earned.

(c)           Future Policy Benefits

              Liabilities for future life policy benefits and expenses have been computed by a net level premium method based upon estimated future investment yield, mortality and withdrawals.

(d)           Depreciation

              Furniture and equipment are depreciated over estimated useful lives of 5 to 10 years. Provision for depreciation is computed using the straight-line and accelerated methods.

(e)           Federal Income Taxes

              Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Notes to Consolidated Financial Statements


              recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (temporary differences) and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

              The cumulative effect of the change in accounting for income taxes was $-0- and has therefore not been separately stated in the 1993 consolidated Statement of Operations.

              Prior to January 1, 1993, in accordance with Accounting Principles Board Opinion No. 11 (APB 11), amounts provided for income tax expense by the Company were based on income reported for financial statement purposes rather than amounts currently payable under tax laws. Deferred taxes, which arose from timing differences between the period in which certain income and expenses were recognized for financial accounting purposes and the period in which they affected taxable income, were included in the amounts provided for income taxes.

(f)           Earnings Per Share

              Earnings per share have been computed using weighted average number of shares of common stock outstanding during each period.

(g)           Accounting Pronouncements

              In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS
              115). SFAS 115, requires the classification of debt and equity securities in one of three categories: trading, held-to-maturity, or available-for-sale, based on established criteria.

              Held-to-maturity securities are stated at amortized cost which represents actual cost adjusted for amortization of premium and accretion of discount using methods that generally approximate the effective interest method. Trading and available-for-sale securities are stated at fair value. Unrealized holding gains and losses, net of related taxes, on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders equity until realized, while unrealized gains and losses for trading securities are included in earnings. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
________________________________________________________________________________

              The Company adopted SFAS 115 effective January 1, 1994 on a prospective basis. There was no impact of adoption of SFAS 115 to the consolidated financial statements as all the debt securities of the Company are classified as held to maturity.


(2)       INVESTMENTS

       (a) Bonds and U.S. Treasury bills are included in the consolidated financial statements at amortized cost, as the Company intends to hold all bonds until maturity. The non-redeemable preferred stocks are carried at market.

       (b) Adjustments reflecting the revaluation of stocks at each statement date on the basis described in paragraph (a) above, are carried to the consolidated statements of stockholders' equity as unrealized appreciation (depreciation) on investments.

       (c) The fair values of U.S. Treasury securities, bonds and stocks represent quoted market values from published sources.

 The amortized cost and estimated fair values of investments in debt securities are  as follows:


                                                                      December 31, 1994
                                                    ------------------------------------------------
                                                                 Gross         Gross       Estimated
                                                    Amortized  unrealized    unrealized       fair
                                                       cost      gains         losses        value
                                                       ----      -----         ------       -------
               Corporate bonds                      1,943,378     187          53,875      1,889,690
               GNMA mortgage-backed
                  securities                           12,504      --              --         12,504
                  ----------                       ----------     ---          ------      ---------

               Total:                              $1,955,882     187          53,875      1,902,194
                                                   ----------     ---          ------      ---------

                                                                      December 31, 1993
                                                    ------------------------------------------------
                                                                 Gross         Gross       Estimated
                                                    Amortized  unrealized    unrealized       fair
                                                       cost      gains         losses        value
                                                       ----      -----         ------       -------
               U. S. Treasury securities           $1,287,524     2,249          532       1,289,241
               Corporate bonds                        691,113    16,748        3,481         704,380
               GNMA mortgage-backed
                  securities                           16,132        --           --          16,132
                  ----------                       ----------    ------        -----       ---------

               Total:                              $1,994,769    18,997        4,013       2,009,753
               ------                              ----------    ------        -----       ---------

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
________________________________________________________________________________

The amortized cost and estimated market value of debt securities at December 31, 1994 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                              Estimated
                                                                           Amortized            market
                                                                              cost              value
                                                                              ----              -----
              Due in one year or less                                      $1,038,231          633,391
              Due after one year through five years                           603,713          917,450
              Due after five years through ten years                          261,248          161,280
              Due after ten years                                              40,186           36,400
              -------------------                                          ----------        ---------

                                                                            1,943,378        1,889,690

              Mortgage-backed securities                                       12,504           12,504
              --------------------------                                   ----------        ---------
              Total:                                                       $1,955,882        1,902,194
              ------                                                       ----------        ---------

The following information summarizes the components of investment income and changes in realized and unrealized gains (losses):


                                                                               Year ended December 31,
                                                                               -----------------------
              Investment income                                            1994         1993         1992
              -----------------                                            ----         ----         ----
              Interest on bonds                                         $ 84,325       88,172      119,494
              Dividends on common stocks                                      --           --           66
              Dividends on preferred stocks                                4,983       12,405       15,943
              Interest on policy loans                                     6,172        6,355        5,744
              Interest on invested cash                                   15,926       21,215       12,148
              -------------------------                                 --------      -------      -------

                 Total investment income                                 111,406      128,147      153,395

              Less allocated investment expenses                           4,898        5,073        5,757
              ----------------------------------                        --------      -------      -------

                 Net investment income                                  $106,508      123,074      147,638
                 ---------------------                                  --------      -------      -------

                                                                               Year ended December 31,
                                                                               -----------------------
              Realized investments gains                                   1994         1993         1992
              --------------------------                                   ----         ----         ----
              Fixed maturities - bonds                                  $  1,081       17,430       15,806
              Equity securities:
                 Preferred stocks                                             --        6,920           --
                 Common stocks                                                --           --        4,402
                 -------------                                          --------       ------       ------

              TOTAL:                                                    $  1,081       24,350       20,208
              ------                                                    --------       ------       ------

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
________________________________________________________________________________

                                                                               Year ended December 31,
                                                                               -----------------------
              Changes in unrealized investment gains (losses)              1994         1993         1992
              -----------------------------------------------              ----         ----         ----
              Fixed maturities                                          (38,704)        4,709       27,469
              ----------------                                          -------        ------       ------

              Equity securities:
                 Common stocks                                               --            --       (3,937)
                 Preferred stocks                                       (12,141)       19,940        3,732
                 ----------------                                       -------        ------       ------

              Total:                                                    (12,141)       19,940         (205)
              ------                                                    -------        ------       ------

              Gross unrealized gains and gross unrealized losses at December 31 were as follows:


                                                                           1994         1993         1992
                                                                           ----         ----         ----
              Unrealized gains                                               --          1,000        4,761
              Unrealized losses                                         (23,516)       (11,461)     (35,779)
              -----------------                                         -------        -------      -------

                                                                        (23,516)       (10,461)     (31,018)
              Less minority interest                                      1,647            733        1,350
              ----------------------                                    -------        -------      -------

              Total:                                                    (21,869)        (9,728)     (29,668)
              ------                                                    -------        -------      -------

   (c) Net realized gain or loss on investments is determined on the basis of specific identification.

              Proceeds from sales of fixed maturity investments were $304,438 in 1993. Gross gains and losses realized on those sales were $25,131 and $781 for 1993. There were no sales of fixed maturities in 1994.

   (d) At December 31, 1994 and 1993, the market value of investments on deposit with government authorities in excess of the legal requirements were $1,245,250 and $1,287,524, respectively.

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
________________________________________________________________________________

(3)    ACTUARIAL ASSUMPTIONS - DEFERRED ACQUISITION
       COSTS AND FUTURE LIFE POLICY BENEFITS

              INTEREST:

       Policy reserves for most ordinary policies in-force are computed on the basis of interest rates for the first year of 6% graded over 20 years to 4%. Other policies use 4%.

              MORTALITY:

       Mortality rates assumed in the computation of most policy reserves are based on the 1955-60 Select and Ultimate Mortality Tables.

              EXPENSES:

       Capitalized expenses include commissions, underwriting and policy issue expenses, but exclude expenses which do not vary with the sales of new business, such as developmental, advertising and sales promotion expenses. Amortization of expenses is accomplished principally by using actuarial techniques incorporating assumptions for interest, mortality and withdrawals.

              WITHDRAWALS:

       Withdrawal rates for most policies in-force are based upon Company experience. Other policies use the Linton A Table.

(4)       NOTES PAYABLE

       Notes payable at December 31, 1994 and 1993 are as follows:

                                                                                            1994         1993
                                                                                            ----         ----
       8% note payable to bank, due April 15, 1994, interest payable quarterly, secured by 30,000 shares of Central Investors Life
          Insurance Company of Illinois                                                        --       25,000
       9% note payable to United Republic Life Insurance Company, due April 27, 1994, interest payable quarterly, secured by
          18,750 shares of Central Investors Life Insurance Company
          of Illinois                                                                          --       25,000
       9% notes payable to shareholder, due May 11, 1995 through
          September 30, 1995, secured by 200,925 and
          79,125 shares of Central Investors Life Insurance Company
          of Illinois in 1994 and 1993, respectively                                      267,900      105,500

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
________________________________________________________________________________

                                                                                       1994            1993
                                                                                       ----            ----
       8% notes payable to shareholder, due October 18, 1993, secured by 18,750 shares of Central Investors Life Insurance Company
          of Illinois                                                                       --       25,000
                                                                                     ---------     ---------

       TOTAL:                                                                        $ 267,000     $180,500

5)     STOCKHOLDERS' EQUITY

       The holders of each class of common stock are entitled to one vote for each share held, with the right of cumulative voting for directors. In the event of liquidation, Class A common stockholders shall first be paid $2 a share; next, Class B common stockholders shall be paid $.10 a share; thereafter, any remaining distribution would be on a share-for-share basis.

       Class B stockholders are not entitled to a cash dividend in any year until Class A stockholders have been paid $.12 a share. In that event, Class B stockholders are entitled to a dividend up to $.12 a share in that year. Thereafter, any remaining distribution during that year is on a share-for-share basis.

       The Class B common shares are automatically convertible into Class A common shares if, and when, the Company has had average net earnings of $.12 a share per year (on the total number of Class A and Class B common shares outstanding at time of conversion) for a period of not less than 36, nor more than 60, consecutive months. Such conversion is to be made on a share-for-share basis.

       The payment of cash dividends by the Company is principally dependent upon the amount of its insurance subsidiary s statutory surplus available for dividend distribution.

       Under the Illinois Insurance Code, dividends may be paid only from unassigned surplus, as restricted by the provisions of the Code. As defined by the Illinois Insurance Code provisions, no dividends or other distributions can be paid by the insurance subsidiary because unassigned surplus reflects a statutory deficit at December 31, 1994, 1993 and 1992 (see note 7).

(6) RECONCILIATION BETWEEN GAAP AND STATUTORY FINANCIAL STATEMENTS FOR NET EARNINGS (LOSS) AND RETAINED DEFICIT

The following reconciles net earnings (loss) and retained earnings (deficit) determined in accordance with statutory accounting practices prescribed or permitted by the Insurance Department of the State of Illinois with such amounts determined in conformity with generally accepted accounting principles:

                                           NET EARNINGS (LOSS)                    RETAINED EARNINGS (DEFICIT)
                                        YEARS ENDED DECEMBER 31,                         DECEMBER 31,
                                    ----------------------------------        -----------------------------------
                                      1994        1993         1992             1994         1993         1992
-----------------------------------------------------------------------------------------------------------------
INSURANCE SUBSIDIARY ON A
STATUTORY BASIS                       (13,337)    (12,520)     (32,456)        (297,677)    (285,753)    (290,381)
ADJUSTMENTS FOR GAAP REPORTING
 DEFERRED ACQUISITION COSTS            (6,544)     (5,585)     (14,020)          51,262       57,806       63,391
 FUTURE LIFE POLICY BENEFITS           (2,221)        598       (8,632)         135,112      137,333      136,735
 DEFERRED AND UNCOLLECTED
   PREMIUMS                              (217)      4,509        1,916          (12,558)     (12,341)     (16,850)
 PROVISION FOR DEFERRED
   PREMIUMS                                94         814        1,378          (67,443)     (67,537)     (68,351)
 ASSET VALUATION RESERVE                   --          --           --           13,108       14,521       31,669
 INTEREST MAINTENANCE
   RESERVE                             (2,207)     14,956       10,278           23,027       25,234       10,278
 OTHER                                 (1,454)     (1,036)      (3,904)           6,885       11,817       12,853
-----------------------------------------------------------------------------------------------------------------

INSURANCE SUBSIDIARY REPORTED
ON A GAAP BASIS                       (25,886)      1,736      (37,632)        (148,284)    (118,920)    (120,656)
MINORITY INTEREST IN (EARNINGS)
LOSS OF INSURANCE SUBSIDIARY            1,813        (121)       2,635           19,602       17,789       17,910
ALL NONINSURANCE COMPANIES           (101,758)    (81,080)     (68,154)        (349,221)    (250,941)    (169,861)
-----------------------------------------------------------------------------------------------------------------

BALANCES AS REPORTED IN THE
CONSOLIDATED FINANCIAL
STATEMENTS                           (125,831)    (79,465)    (103,151)        (477,903)    (352,072)    (272,607)
-----------------------------------------------------------------------------------------------------------------

(7)       INCOME TAXES

       The Company and C I Agency, Inc. file a consolidated federal income tax return, while Central Investors Life Insurance Company of Illinois files a separate federal income tax return.

       As discussed in note 1, the Company adopted Statement 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes was $-0- as of January 1, 1993 and therefore is not reported separately in the consolidated statement of operations for the year ended December 31, 1993. Prior years financial statements have not been restated to apply the provisions of Statement 109.

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
________________________________________________________________________________

       Total income tax benefit is less than the amount computed by applying the applicable federal income tax rate to losses from operations before income taxes for the following reasons:

                                                                           1994             1993         1992
                                                                           ----             ----         ----
       Computed tax benefit                                             $(33,034)         (15,242)     (24,507)
       Life insurance company additions (deductions)                          --               34          367
       Dividends received deduction                                         (341)            (216)      (1,096)
       Tax effect of loss for which credits are not available             33,375           15,242       24,507
       Other, net                                                             --              182          729
                                                                        --------          -------      -------
                                                                        $     --               --           --
                                                                        --------          -------      -------

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1994 and 1993 are presented below:


                                                                          1994            1993
       -----------------------------------------------------------------------------------------
       Deferred tax assets:
          Operating loss carryforwards                                  128,925          95,550
          Investment tax credit carryforward                                312             338
                                                                        -------          ------

                 Total deferred tax assets                              129,237          95,888
                                                                        -------          ------

          Less valuation allowance                                      129,237          95,888
                                                                        -------          ------

                    NET DEFERRED TAX ASSETS                                  --              --
                                                                        -------          ------

       The change in the valuation allowance for deferred taxes for the year ended December 31, 1994 and 1993 was an increase of $33,349 and $15,150, respectively.

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
________________________________________________________________________________

       Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1994 will be allocated to income tax benefit that would be reported in the consolidated statement of operations.

       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $637,000 in future years.

       For federal income tax purposes, the Company s life insurance subsidiary at December 31, 1994 had net operating loss carryforwards of approximately $305,000 available to offset future taxable income. These carryforwards expire as follows: $28,000 in 1995, $3,000 in 1996, $38,000 in 1997, $63,000 in 1998, $19,000 in 1999, $9,000 in 2002,
       $51,000 in 2003, $23,000 in 2004, $5,000 in 2006, $39,000 in 2007,
       $24,000 in 2008 and $6000 in 2009.

       For federal income tax purposes, the Company and C I Agency at December 31, 1994 had net operating loss carryforwards of approximately $343,000 available to offset future taxable income. These carryforwards expire as follows: $9,500 in 2003, $56,300 in 2004, $48,600 in 2005, $45,000
       in 2006, $73,600 in 2007, $77,000 in 2008 and $33,000 in 2009.

(8)    DIVIDENDS TO POLICYHOLDERS

       In 1994, 1993, and 1992, the Company provided for policyholder dividends of $13,996, $15,135 and $18,422, respectively.

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
________________________________________________________________________________

       Certain of the life policies written by the Company are "participating policies". Dividends on participating policies generally are payable in the second and subsequent years on the basis of 90% of the earnings applicable to the sale of such policies. During 1994 and prior years, based on the allocations of income and expenses to the various lines of business, the participating policies have produced losses.
       Consequently, the accompanying consolidated financial statements reflect no provision for additional dividends.

(9)    MINORITY INTEREST

       Minority interest in the equity of the consolidated subsidiary, Central Investors Life Insurance Company of Illinois, is comprised of the following:

                                                               1994                  1993             1992
                                                               ----                  ----             ----
       Capital stock                                         $ 45,525               45,525           45,525
       Paid-in-capital                                         59,613               59,613           59,613
       Retained earnings (deficit)                            (10,223)              (8,409)          (8,530)
       Net unrealized depreciation on investments              (1,647)                (733)          (1,350)
       ------------------------------------------            --------              -------          -------

                                                             $ 93,268               95,996           95,258
                                                             --------              -------          -------

(10)   SEGMENT INFORMATION

       The Company operates primarily through its subsidiaries, Central Investors Life Insurance Company of Illinois and C I Agency, Inc. The life insurance is primarily personal lines sold by agents under contract by C I Agency, Inc. Separate financial statements are not shown in this report for Central Investors Life Insurance Company of Illinois and C I Agency, Inc. since their financial position and results of operations are indicative of the consolidated financial position and results of operations. The following table presents certain information concerning Central Investors Life Insurance Company of Illinois, (in 000 s):

                                                                                     1994               1993
                                                                                     ----               ----
       Total assets                                                     $         2,400,000           2,300,000
       Total liabilities                                                $         2,500,000           2,400,000
       Retained deficit                                                 $           100,000             100,000

Net income (loss) for each of the years in the three years ended December 31, 1994 was $(25,886), $1,736, and $(37,632), respectively.

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
________________________________________________________________________________

(11)   COMMITMENTS AND CONTINGENT LIABILITIES

       The Company does not retain more than a $20,000 liability on any one life. To the extent that any reinsuring companies are unable to meet their obligations under the reinsurance agreements, the Company would remain liable.

       The amounts related to reinsurance ceded are as follows:

       --------------------------------------------------------------------------------
                                                 1994           1993            1992
       --------------------------------------------------------------------------------
       Ceded reinsurance in-force           $  2,522,000     2,603,000        3,131,000
       --------------------------           ------------     ---------        ---------

       Ceded reinsurance premiums           $     18,444        21,638           21,450
       --------------------------           ------------     ---------        ---------

       Ceded reinsurance reserves           $      9,178        35,412           38,882
       --------------------------           ------------     ---------        ---------

                                                                     Schedule II

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

INSURANCE INVESTORS & HOLDING CO.

Condensed Balance Sheets

December 31, 1994, 1993 and 1992


                               Assets                      1994               1993               1992
                               ------                      ----               ----               ----
Cash                                                     $      711             2,605             5,492
Accrued investment income                                         1                19                 4
Investments in subsidiaries                               1,226,207         1,261,851         1,248,842
---------------------------                              ----------        ----------         ---------

                                                          1,226,919        $1,264,475         1,254,338
                                                         ----------        ----------         ---------

                 Liabilities and Stockholders  Equity
                 ------------------------------------

Liabilities:
   Accounts payable and accrued expenses                     25,378            12,362               700
   Notes payable                                            267,900           180,500           122,500
   -------------                                         ----------        ----------         ---------

   Total liabilities                                        293,278           192,862           123,200
   -----------------                                     ----------        ----------         ---------

Stockholders  equity:
   Common stock                                             866,491           866,491           866,491
   Paid-in capital                                          576,347           576,347           576,347
   Net unrealized depreciation on investments               (21,869)           (9,728)          (29,668)
   Retained earnings (deficit)                             (477,903)         (352,072)         (272,607)
   ---------------------------                           ----------        ----------         ---------

                                                            943,066         1,081,038         1,140,563

   Less cost of common stock in treasury                      9,425             9,425             9,425
   -------------------------------------                 ----------        ----------         ---------

   Total stockholders  equity                               933,641         1,071,613         1,131,138
   --------------------------                            ----------        ----------         ---------

   Total liabilities and stockholders equity             $1,226,919         1,264,475         1,254,338
   -----------------------------------------             ----------        ----------         ---------

See accompanying note to condensed financial information of Registrant.

                                                           Schedule II Continued

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

INSURANCE INVESTORS & HOLDING CO.

Condensed Statements of Operations

Years ended December 31, 1994, 1993 and 1992


                                                             1994             1993             1992
                                                             ----             ----             ----
Revenue:
   Investment income                                      $      13               122             215
   Rentals from subsidiary                                    4,800             4,800           4,800
   -----------------------                                ---------        ----------       ---------

          Total revenue                                       4,813             4,922           5,015

Expenses                                                    107,105            77,458          64,260
--------                                                  ---------        ----------       ---------

          Loss before income taxes and equity in
              undistributed loss of subsidiaries           (102,292)          (72,536)        (59,245)

Income taxes                                                     --                --              --
------------                                              ---------        ----------       ---------

          Loss before equity in undistributed loss
              of subsidiaries                              (102,292)          (72,536)        (59,245)

Equity in undistributed loss of subsidiaries                (23,539)           (6,929)        (43,906)
--------------------------------------------              ---------        ----------       ---------

          Net loss                                        $(125,831)          (79,465)       (103,151)
          --------                                        ---------        ----------       ---------

See accompanying note to condensed financial information of Registrant.

                                                          Scheduled II Continued

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

INSURANCE INVESTORS & HOLDING CO.

Condensed Statements of Cash Flows

Years ended December 31, 1994, 1993 and 1992

                                                                    1994            1993           1992
                                                                    ----            ----           ----
Cash flows from operating activities:
   Net loss                                                      $(125,831)        (79,465)      (103,151)
   --------                                                      ---------        --------       --------

   Adjustment to reconcile net loss to cash used by
       operating activities:
          Change in:
              Prepaid expenses                                          --              --           (170)
              Accrued investment income                                (18)            (15)            14
              Equity in undistributed loss of subsidiaries          23,539           6,929         43,906
              Accounts payable and accrued expenses                 13,016          11,664            487
              -------------------------------------              ---------        --------       --------

                 Total adjustments                                  36,537          18,578         44,577
                 -----------------                               ---------        --------       --------

                 Net cash used in operating activities             (89,294)        (60,887)       (58,574)
                 --------------------------------------          ---------        --------       --------

Cash flows from investing activities:
   Purchase of subsidiary stock                                         --              --           (314)
   ----------------------------                                  ---------        --------       --------

                 Net cash used by investing activities                  --              --           (314)
                 -------------------------------------           ---------        --------       --------

Cash flows from financing activities:
   Proceeds from issuance of debt                                   87,400         208,000         47,500
   Payments of debt                                                     --        (150,000)            --
   ----------------                                              ---------        --------       --------


                 Net cash provided by financing activities          87,400          58,000         47,500
                 -----------------------------------------       ---------        --------       --------
                 Net increase (decrease) in cash                    (1,894)         (2,877)       (11,388)

Cash at beginning of year                                            2,605           5,492         16,880
-------------------------                                        ---------        --------       --------

CASH AT END OF YEAR                                              $     711           2,605          5,492
-------------------                                              ---------        --------       --------
Supplemental schedule of cash flow information:

   CASH PAID DURING THE YEAR FOR INTEREST                        $   2,136           6,693          7,506
   --------------------------------------                        ---------        --------       --------

See accompanying note to condensed financial information of Registrant.

                                                           Schedule II Continued

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

INSURANCE INVESTORS & HOLDING CO.

Note to Condensed Financial Information of Registrant
________________________________________________________________________________

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The Company normally prepares consolidated financial statements with its subsidiaries. The Condensed Financial Information of the Registrant (parent only) has been prepared to conform with the requirements of the Securities and Exchange Commission. This information should be read in conjunction with the consolidated financial statements and notes contained elsewhere herein.

       (A)       INVESTMENT IN SUBSIDIARIES

       The investment in common stock of subsidiaries is reflected at cost, adjusted for equity in operations.

       (B)       INCOME TAXES

       No Federal income tax expense was incurred in 1994, 1993 and 1992 due to operating losses.

       Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (temporary differences) and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       The cumulative effect of the change in accounting for income taxes was $-0- and has therefore not been separately stated in the 1993 Condensed Statement of Operations.

       Prior to January 1, 1993, in accordance with Accounting Principles Board Opinion No. 11 (APB 11), amounts provided for income tax expense by the Company were based on income reported for financial statement purposes rather than amounts currently payable under tax laws. Deferred taxes, which arose from timing differences between the period in which certain income and expenses were recognized for financial accounting purposes and the period in which they affected taxable income, were included in the amounts provided for income taxes.

                                                                    Schedule III

INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Supplementary Insurance Information

December 31, 1994, 1993 and 1992


       Column A                       Column B            Column C             Column D        Column E
       --------                       --------            --------             --------        --------
                                                         Future life
                                      Deferred         policy benefits,                       Other policy
                                       policy           losses, claims                         claims and
   Ordinary life                     acquisition           and loss             Unearned        benefits
   insurance                            cost               expenses             premiums        payable
   ---------                      ---------------     -----------------         --------      ------------
Year ended:
   December 31, 1994              $   51,262             717,441                  *                --

Year ended:
   December 31, 1993              $   57,806             712,464                  *                --

Year ended:
   December 31, 1992              $   63,391             738,183                  *                --
-----------------------------------------------------------------------------------------------------------

* Not applicable


   Column F          Column G         Column H          Column I             Column J           Column K
   --------          --------         --------          --------             --------           --------
                                      Benefits,        Amortization
                                       claims,         of deferred
                        Net          losses and          policy               Other
    Premium         investment       settlement        acquisition           operating          Premiums
    revenue           income          expenses            costs              expenses           written
   --------         ----------       ----------        ----------           -----------         --------
   53,581           106,508           73,871              3,648               161,096              *

   69,631           123,074          100,055              9,833               171,376              *

   72,787           147,638          133,548             10,370               184,349              *
------------------------------------------------------------------------------------------------------------

                                                                     Schedule IV
INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

Reinsurance

December 31, 1994, 1993 and 1992

-------------------------------------------------------------------------------------------------
     Column A            Column B       Column C           Column D        Column E    Column F
     --------            --------       --------           --------        --------    --------
                                                                                      Percentage
                                         Ceded to           Assumed                   of amount
   Ordinary life           Gross          other           from other          Net     assumed to
     insurance            amount        companies         companies         amount       net
   -------------         ---------      ---------         ----------        ------    ----------
Year ended:
   December 31, 1994

       In-force         $  6,016,000     2,522,000           --            3,494,000     *
       Premiums               72,025        18,444           --               53,581

Year ended:
   December 31, 1993

       In-force         $  6,386,000     2,603,000           --            3,783,000     *
       Premiums               91,269        21,638           --               69,631     *

Year ended:
   December 31, 1992

       In-force            7,745,000     3,131,000           --            4,614,000     *
       Premiums               94,237        21,450           --               72,787     *
-------------------------------------------------------------------------------------------------

* Not applicable

               INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES

                              FINANCIAL STATEMENTS


                          CONSOLIDATED BALANCE SHEETS
                   SEPTEMBER 30, 1995 AND DECEMBER 31, 1994


                                                                    (UNAUDITED
                                                                   SEPTEMBER 30,        DECEMBER 31,
                                                                       1995                1994
                                                                       ----                ----
ASSETS
------

Investments:
    Fixed maturities held for investment, at
        amortized cost (market $1,810,421
        in 1995 and $1,902,194 in 1994)                             $1,819,519           $1,955,882
    Equity securities, at market (cost $81,473 in 1995 and
        1994)                                                           65,376               57,957
    Policy loans                                                       106,745              101,749
                                                                    ----------           ----------
             Total investments                                       1,991,640            2,115,588

    Cash                                                               325,275              207,506
    Accrued investment income                                           32,056               26,581
    Deferred policy acquisition costs                                   47,693               51,262
    Property, plant and equipment (at cost, less accumulated
        depreciation of $108,880 in 1995 and $108,713 in
        1994)                                                            1,281                1,448
                                                                    ----------            ---------

             Total assets                                           $2,428,945           $2,402,385
                                                                    ==========           ==========


                                                                     (Continued)

               INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                   SEPTEMBER 30, 1995 AND DECEMBER 31, 1994

                                                                    (UNAUDITED)
                                                                   SEPTEMBER 30,      DECEMBER 31,
                                                                       1995              1994
                                                                       ----              ----
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:

    Future policy benefit reserves                                  $  716,614         $  717,441
    Deferred premium reserve                                            68,680             67,443
    Other policyholders' funds                                         289,006            292,719
                                                                    ----------         ----------

             Total policy liabilities                                1,074,300          1,077,603

    Accounts payable and accrued expenses                               47,139             26,424
    Minority interest                                                   94,185             93,268
    Notes payable                                                      319,400            267,900
    Other liabilities                                                    5,327              3,549
                                                                    ----------         ----------
             Total liabilities                                       1,540,351          1,468,744

STOCKHOLDERS' EQUITY:
    Common stock:
        Class A, $1 par value, 1,500,000 shares authorized,
             819,249 shares issued in 1995 and 1994,
             including shares in treasury of 11,600 in 1995
             and 1994                                                  819,249            819,249
        Class B, $.10 stated value, 500,000 shares
             authorized, 472,423 shares issued and
             outstanding in 1995 and 1994                               47,242             47,242
    Paid-in capital                                                    576,347            576,347
    Unrealized loss on investments                                     (14,969)           (21,869)
    Retained deficit                                                  (529,850)          (477,903)
                                                                    ----------         ----------
                                                                       898,019            943,066
    Treasury stock, at cost                                             (9,425)            (9,425)
                                                                    ----------         ----------
             Total stockholders'  equity                               888,894            933,641
                                                                    ----------         ----------

    COMMITMENTS AND CONTINGENCIES

    Total liabilities and stockholders  equity                      $2,428,945         $2,402,385
                                                                    ==========         ==========

               INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 NINE-MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                  (UNAUDITED)


                                                                     NINE-MONTHS ENDED SEPTEMBER 30,
                                                                     -------------------------------
                                                                       1995                 1994
                                                                       ----                 ----
REVENUES:
Premiums                                                             $ 45,968           $  41,003
Net investment income                                                  91,431              78,017
Realized investment gains                                               4,805               1,081
                                                                     --------            --------
                                                                      142,204             120,101

BENEFITS AND EXPENSES:
Policy benefits:
    Death and other policy benefits                                    55,758              48,162
    Endowments                                                          5,377               9,569
    Policyholder dividends                                              8,430              11,462
                                                                     --------            --------
                                                                       69,565              69,193
Increase (decrease) in future policy benefit reserves                    (827)              7,988
Amortization of deferred policy acquisition costs                       3,569               2,626
Provision for deferred premium                                          1,237                 383
General insurance expenses                                            107,166             118,868
Taxes licenses and fees                                                 4,352               8,929
Interest expense                                                        8,693              13,600
                                                                     --------            --------
                                                                      193,755             221,587

      Income  (loss) before federal  income tax  and minority
    interest                                                         $(51,551)          $(101,486)

Federal income tax expense                                                  0                   0
                                                                     --------            --------

   Income (loss) before minority interest                            $(51,551)          $(101,486)

   Minority interest in gain (loss) of subsidiary                        (398)             (1,332)
                                                                     --------            --------

NET INCOME (LOSS)                                                    $(51,949)          $(100,154)
                                                                     ========            ========

PER SHARE AMOUNTS:
    NET INCOME (LOSS) PER SHARE OF COMMON STOCK                      $  (0.04)           $  (0.08)
                                                                     ========            ========

               INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                THREE-MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                  (UNAUDITED)

                                                                    THREE-MONTHS ENDED SEPTEMBER 30,
                                                                    --------------------------------
                                                                       1995                 1994
                                                                       ----                 ----
REVENUES:
Premiums                                                             $ 12,393            $ 11,831
Net investment income                                                  12,813              26,474
Realized investment gains                                                   0                   0
                                                                     --------            --------
                                                                       41,206              38,305

BENEFITS AND EXPENSES:
Policy benefits:
    Death and other policy benefits                                     2,992              10,498
    Endowments                                                          2,508               3,466
    Policyholder dividends                                                702               3,582
                                                                     --------            --------
                                                                        6,202              17,546

Increase (decrease) in future policy benefit reserves                  (7,813)              7,680
Amortization of deferred policy acquisition costs                         978                 225
Provision for deferred premium                                            335                 292
General insurance expenses                                             44,569              31,792
Taxes licenses and fees                                                    51               2,243
Interest expense                                                       (4,001)              5,391
                                                                     --------            --------
                                                                       55,947              65,169

      Income  (loss) before federal  income tax  and minority
    interest                                                         $(14,741)           $(26,864)

Federal income tax expense                                                  0                   0
                                                                     --------            --------

   Income (loss) before minority interest                            $(14,741)           $(26,864)

   Minority interest in gain (loss) of subsidiary                       1,485                  44
                                                                     --------            --------

NET INCOME (LOSS)                                                    $(13,526)           $(26,908)
                                                                     ========            ========

PER SHARE AMOUNTS:
    NET INCOME(LOSS) PER SHARE OF COMMON STOCK                       $  (0.01)           $  (0.02)
                                                                     ========            ========

               INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    NINE-MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                                  (UNAUDITED)

                                                                    NINE-MONTHS ENDED SEPTEMBER 30,
                                                                    -------------------------------
                                                                       1995                 1994
                                                                       ----                 ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net gain (loss)                                                 $ (51,949)           $(100,154)
    Adjustments to reconcile net gain to net cash provided
         by operating activities:
             Accrued investment income                                 (5,475)             (12,558)
             Deferred policy acquisition costs                          3,569                5,254
             Property, plant and equipment                                167                  689
             Future policy benefit reserves                              (827)               7,988
             Deferred premium reserve                                   1,237                  383
             Other policy liabilities                                  (3,713)             (10,908)
             Accounts payable and accrued expenses                     20,715               (7,250)
             Minority interest                                            917               (1,332)
             Other, net                                                (4,451)                (220)
                                                                    ---------            ---------
                 NET CASH PROVIDED (USED) BY OPERATING
                     ACTIVITIES                                       (39,810)            (118,108)
                                                                    ---------            ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Maturity of fixed maturities                                      741,602              442,356
    Sale of fixed maturities available for sale                             0                    0
    Purchase of fixed maturities available for sale                  (599,527)            (449,194)
    Increase in policy loans (net)                                     (4,996)                   0
                                                                    ---------            ---------

                 NET CASH PROVIDED (USED) BY
                     INVESTING ACTIVITIES                            (137,079)              (6,838)
                                                                    ---------            ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
                 Borrowed funds                                        51,500               87,400
                                                                    ---------            ---------
             NET CASH PROVIDED (USED) BY FINANCING
                 ACTIVITIES                                            51,500               87,400
                                                                    ---------            ---------

                 NET INCREASE (DECREASE) IN
                 CASH AND SHORT-
                          TERM INVESTMENTS                            148,769              (37,546)
                 Cash and short term
                 investments at beginning
                 of period                                            207,506              203,106
                                                                    ---------            ---------

                Cash and short term investments at end of
                period                                              $ 356,275            $ 165,560
                                                                    =========            =========

               INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                THREE-MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                                  (UNAUDITED)

                                                                   THREE-MONTHS ENDED SEPTEMBER 30,
                                                                   --------------------------------
                                                                      1995                   1994
                                                                      ----                   ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net gain (loss)                                                 $(13,256)           $ (26,908)
    Adjustments to reconcile net gain to net cash provided
        by operating activities:
             Accrued investment income                                (1,358)              (5,954)
             Deferred policy acquisition costs                           978                  774
             Property, plant and equipment                                 0                  229
             Future policy benefit reserves                            7,813                7,680
             Deferred premium reserve                                    335                  292
             Other policy liabilities                                 (1,210)               3,729
             Accounts payable and accrued expenses                     7,432              (22,689)
             Minority interest                                         1,485                   44
             Other, net                                               (3,264)                 220
                                                                    --------            ---------
                 NET CASH PROVIDED (USED) BY OPERATING
                     ACTIVITIES                                       (4,015)             (42,583)
                                                                    --------            ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Maturity of fixed maturities                                     225,439              164,505
    Sale of fixed maturities available for sale                            0                    0
    Purchase of fixed maturities available for sale                  (74,358)            (225,558)
    Increase in policy loans (net)                                    (1,568)                   0
                                                                    --------            ---------

NET CASH PROVIDED (USED) BY
INVESTING ACTIVITIES                                                 149,513              (61,053)
                                                                    --------            ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
        Borrowed funds                                                     0               51,900
                                                                    --------            ---------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES
                                                                           0               51,900
                                                                     -------             --------
NET INCREASE (DECREASE) IN CASH AND SHORT-
    TERM INVESTMENTS                                                 145,498               52,176

Cash and short term investments at beginning
of period                                                            210,777              203,106
                                                                    --------            ---------
Cash and short term investments at end of period
                                                                    $356,275            $ (52,176)
                                                                    ========            =========

               INSURANCE INVESTORS & HOLDING CO. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1995

                                  (UNAUDITED)

(1)      FINANCIAL STATEMENTS

         The balance sheet for September 30, 1995, the statements of operations for the three- and nine-month periods ended September 30, 1995 and 1994, and the statements of cash flows for the three- and nine-month periods then ended have been prepared by the Company without audit.
         In the opinion of Management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at September 30, 1995, and for comparative periods presented have been made.

         Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1994 annual 10-K report filed with the Securities and Exchange Commission. The results of operations for the period ended September 30, 1995 are not necessarily indicative of the operating results for the full year.

         Earnings per common share are computed on the basis of the weighted average numbers of common "A" and "B" shares outstanding during each period. For the three- and nine-month periods ended September 30, 1995 and 1994, the weighted average number of such shares outstanding was 1,280,072.

(2)      PENDING ACQUISITION AND MERGER

         On December 9, 1994, the Company announced that it had signed a definitive written agreement to be acquired by Citizens, Inc., an Austin, Texas based life insurance holding company.

         The agreement provides that following the acquisition by Citizens, Investors' shareholders will receive one share of Citizens' Class A Common Stock for each eight shares of Investors Common Stock owned. Additionally, Citizens will acquire all shares of Central Investors Life Insurance Company, a subsidiary of the Company, not wholly-owned by Insurance Investors, based upon an exchange ratio of one share of Citizens' Class A common stock for each four shares of Central Investors owned. The transaction will involve issuance of approximately 170,000 of Citizens' Class A shares and will also be accounted for as a purchase. The agreement is subject to approval by the Company's shareholders. The Illinois Department of Insurance approved the transaction on March 10, 1995.

         The unaudited pro forma condensed balance sheet as of September 30, 1995 reflects the purchase of the Company by Citizens (including a similar acquisition of American Liberty Financial Corporation ("ALFC") by Citizens which was comsummated on September 14, 1995 as if it occurred on September 30, 1995. The unaudited pro forma condensed consolidated income statement for the nine months ended September 30, 1995 reflects the purchase of the Company as if they had occurred on January 1, 1995.

         Management's estimate of the impact of applying purchase accounting, as if the two acquisitions had occurred as described above, is presented below. The unaudited pro forma financial information is not necessarily indicative either of the results of operations that would have occurred had the acquisition been consummated at the beginning of 1995 or of future results of operations of the consolidated entities.

         The pro-forma financial statements are located in the prospectus to which these financial statements are attached.

                                                                      APPENDIX A

                   PLAN AND AGREEMENT OF MERGER AND EXCHANGE


         This Plan and Agreement of Merger and Exchange ("Agreement") is by and among Insurance Investors & Holding Co. ("Investors"), Central Investors Life Insurance Company of Illinois ("Central") and Citizens, Inc. ("Citizens") and Citizens Acquisition, Inc. ("Acquisition").

                                   WITNESSETH

         WHEREAS, Citizens is a corporation duly organized under the laws of the State of Colorado and Acquisition is a corporation duly organized under the laws of the State of Illinois;

         WHEREAS, Investors and Central are corporations duly organized under the laws of the State of Illinois;

         WHEREAS, Citizens desires to acquire Investors through a merger under Illinois law and Citizens desires to acquire Central through an exchange of stock under the Illinois Insurance Code; and

         WHEREAS, the parties hereto wish to enter into this Agreement;

         In consideration of the mutual covenants hereinafter set forth, it is agreed among the parties as follows:

                                   ARTICLE I

                            The Merger and Exchange

         1.1 Subject to approval of this Agreement by the Insurance Commissioner of the State of Illinois, and subject to the conditions set forth herein on the "Effective Date" (as herein defined), Investors and Acquisition shall enter into a Plan of Merger attached hereto as Exhibit A under which Investors shall be the surviving corporation, and shareholders of Investors who do not dissent to the Merger shall receive Class A common stock of Citizens as set forth in Section 1.2. In addition, Central and Citizens shall enter into a Plan of Exchange as set forth herein under which the shares of Central owned by Investors and other stockholders of Central shall be transferred to Citizens as part of a statutory exchange under the Illinois Insurance Code. The transactions contemplated by this Agreement shall be completed at the closing ("Closing") on the closing date ("Closing Date") which shall be as soon as possible after regulatory and shareholder approvals of the transactions contemplated herein are obtained in accordance with applicable law and as set forth in this Agreement.

                 Upon receipt of the above-described approvals, and upon surrender of their respective shares in Central, at the Closing Date, Citizens shall issue to holders of Central (other than Investors), shares of its Class A common stock as set forth in Section 1.3.

                 On the Closing Date, all of the documents to be furnished to Investors, Central and Citizens, including the documents to be furnished pursuant to Article VII of this Agreement, shall be delivered to Jones & Keller, P.C., ("Jones & Keller") to be held in escrow until the Effective Date or the date of termination of this Agreement, whichever first occurs and thereafter shall be promptly distributed to the parties as their interests may appear.

         1.2 As part of the Merger of Acquisition into Investors, on the Effective Date, for each eight (8) shares of Investors Class A or B issued and outstanding, each Investors shareholder shall receive one (1) share of the Class A common stock of Citizens.

         1.3 On the Effective Date, for each four (4) Central shares owned by shareholders of Central other than Investors, Citizens shall issue one (1) share of the Class A common stock of Citizens.

         1.4 If this Agreement is duly adopted by the shareholders of Investors and Central, such documents as may be required by law to accomplish the Agreement shall be filed to effectuate same, and it shall become effective. The time of filing the last document required by law shall be the Effective Date for the Agreement. For accounting purposes, the Agreement shall be effective as of 11:59 p.m., on the last day of the month preceding the Effective Date.

                                   ARTICLE II

                        Issuance and Exchange of Shares

         2.1 The shares of Citizens no par value Class A common stock shall be distributed to holders of shares of Investors as set forth in the Plan of Merger. The shares of no par value Class A common stock of Citizens transferred to Central shareholders shall be pursuant to a statutory exchange of stock.

         2.2 The stock transfer books of Investors and Central shall be closed on the Closing Date, and thereafter no transfers of the stock of Investors or Central shall be made. Investors shall appoint an exchange agent ("Exchange Agent"), which is expected to be Citizens' then stock transfer agent ("Stock Transfer Agent"), to accept surrender of the certificates representing the shares of Investors and Central, and to deliver in exchange for such surrendered certificates, shares of Class A common stock of Citizens. The authorization of the Exchange Agent may be terminated by Citizens after thirty days following the Effective Date. If outstanding certificates for shares of Investors or Central are not surrendered or the payment for them not claimed prior to such date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and other applicable law, become the property of Citizens (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any persons previously entitled to such items. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of Investors or Central shares for any amount paid to any governmental unit or agency having jurisdiction of such unclaimed item pursuant to the abandoned property or other applicable law of such jurisdiction.

         2.3 No fractional shares of Citizens stock shall be issued as a result of the Agreement; rather, such fractional shares shall evidence the right to receive a like fractional amount of $7.00 per share of Citizens Class A common stock. In the event the transactions contemplated herein result in any shareholder being entitled to a fraction less than whole share of Citizens stock, such shareholder shall be paid by Citizens a cash payment of fractions thereof at the rate of $7.00 per one share of Citizens Class A common stock.

         2.4 At the Effective Date, each holder of a certificate or certificates representing shares of Investors and each of the holders of shares of Central, upon presentation and surrender of such certificate or certificates to the Exchange Agent, shall be entitled to receive the consideration set forth herein, except that holders of those shares of Investors or Central as to which dissenters rights shall have been asserted and perfected pursuant to Illinois law shall not be converted into shares of Citizens Class A common stock, but shall represent only such dissenters rights. Upon such presentation, surrender, and exchange as provided in this Section 2.4, certificates representing shares of Investors or Central previously held shall be canceled. Until so presented and surrendered, each certificate or certificates which represented issued and outstanding shares of Investors or Central proposed to be purchased herein at the Effective Date shall be deemed for all purposes to evidence the right to receive the consideration set forth in Sections 1.2 and
1.3 of this Agreement. If the certificates representing shares of Investors or Central have been lost, stolen, mutilated or destroyed, the Exchange Agent or Citizens shall require the submission of an indemnity agreement and may require the submission of a bond in lieu of such certificate.

                                  ARTICLE III

                          Representations, Warranties
                           and Covenants of Citizens

         Citizens hereby represents, warrants and covenants to Investors and Central, except as stated in a written statement (the "Citizens Disclosure Statement"), as follows:

         3.1 Citizens and Acquisition are validly existing corporations duly organized and in good standing under the laws of the States of Colorado and Illinois, respectively, and each has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of Citizens and





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Acquisition, copies of which have been delivered to Investors, are complete and accurate, and the minute books of Citizens and Acquisition each contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and board of directors of Citizens and Acquisition.

         3.2 The aggregate number of shares which Citizens is authorized to issue is 50,000,000 shares of Class A common stock with no par value and 1,000,000 shares of Class B common stock with no par value; of which 16,051,465 shares of such Class A common stock and 621,049 shares of Class B common stock are issued and outstanding, fully paid and non-assessable. Citizens has no outstanding options, warrants, or other rights to purchase, or subscribe to, or securities convertible into or exchangeable for any shares of capital stock, except an option for 100,000 shares of Class A common stock. The two classes of stock of Citizens are equal in all respects, except (a) the Class B common stock elects a simple majority of the Board of Directors of Citizens, and the Class A common stock elects the remaining directors, and (b) each Class A share receives twice the cash dividends paid on a per share basis to the Class B common stock. There are 122,490 shares of Class A common stock held as treasury stock of Citizens and it owns all of the issued and outstanding capital stock of Acquisition.

         3.3 Citizens has all requisite power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

         3.4 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by Citizens will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of Citizens.

         3.5 The execution, delivery and performance of this Agreement has been duly authorized and approved by the Boards of Directors of Citizens and Acquisition.

         3.6 Citizens has delivered to Investors consolidated financial statements of Citizens and its subsidiaries, dated September 30, 1994, and the annual convention statement of Citizens Insurance Company of America for the year ended December 31, 1993. All such statements, herein sometimes called "Citizens Financial Statements," are complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of Citizens and Citizens Insurance Company of America for the periods included. The September 30, 1994 statements have been prepared in accordance with generally accepted accounting principles and the December 31, 1993 statement has been prepared in accordance with statutory accounting principles.

         3.7 Since the dates of the Citizens Financial Statements there have not been any material adverse changes in the business or condition, financial or otherwise, of Citizens or Citizens Insurance Company of America. Other than as set forth in the Citizens Financial

Statements, Citizens does not have any material liabilities or obligations secured or unsecured (whether accrued, absolute, contingent or otherwise).

         3.8 Citizens has delivered to Investors and Central a list and description of all pending legal proceedings involving Citizens, Citizens Insurance Company of America and other subsidiaries none of which will materially adversely affect them, and, except for these proceedings, there are no legal proceedings or regulatory proceedings involving material claims pending, or to the knowledge of the officers of Citizens, threatened against Citizens or Citizens Insurance Company of America or their subsidiaries or affecting any of their assets, or properties and neither Citizens nor Citizens Insurance Company of America is in any material breach or violation of or default under any contract or instrument to which such persons is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach or violation of or default by such persons under any contract or other instrument to which any such person is a party or by which they or any of their properties may be bound or affected, or under their respective Articles of Incorporation or Bylaws, nor is there any court or regulatory order pending, applicable to such persons.

         3.9 Without the prior consent of Investors (which will not be unreasonably withheld), neither Citizens nor Citizens Insurance Company of America shall enter into or consummate any transactions prior to the Effective Date other than in the ordinary course of business and will pay no dividend, or increase the compensation of officers and will enter into no agreement or transaction which would adversely affect its financial condition.

         3.10 The assets of Citizens Insurance Company of America have admissible values at least equal to the amounts attributed to them on its December 31, 1993 annual convention statement.

         3.11 Neither Citizens Insurance Company of America nor Citizens is a party to any material contract performable in the future except insurance policies, customary agent contracts, normal reinsurance agreements and those which will not adversely affect it.

         3.12 All policy and claim reserves of Citizens Insurance Company of America have been properly provided for in all material respects and are adequate in all interim respects to comply with all regulatory requirements regarding same.

         3.13 The representations and warranties of Citizens shall be true and correct in all material respects as of the date hereof and as of the Effective Date.

         3.14 Citizens has delivered, or will deliver within two weeks of the date of this Agreement, to Investors and Central true and correct copies of Citizens Annual report to Shareholders for the years ended December 31, 1992 and 1993 and each of its other reports to shareholders and filings with the Securities and Exchange Commission ("SEC") for the year ended December 31, 1993 and since such date.

                 Citizens has duly filed all reports required to be filed by it under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Federal Securities Laws"). No such reports, or any reports sent to the shareholders of Citizens generally, contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading.

         3.15 Citizens has delivered to Investors and Central a copy of the federal income tax return of Citizens for the year ended December 31, 1992 and for any additional open years. The provisions for taxes paid by Citizens are believed by Citizens to be sufficient in all material respects for payment of all accrued and unpaid federal, state, county and local taxes of Citizens (including any penalties or interest payable) whether or not disputed for the periods then ended and for all prior fiscal periods. All returns and reports of other information required or requested by federal, state, county, and local tax authorities have been filed or supplied in a timely fashion, and all such information is true and correct in all material respects. Provision has been made for the payment of all taxes due to date by Citizens, including taxes for the current year ended December 31, 1994. No federal income tax return of Citizens is currently under audit.

         3.16 Citizens has no employee benefit plan, except for a non-contributory profit sharing plan and a group health insurance plan.

         3.17 No representation or warranty by Citizens in this Agreement, the Citizens Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

         3.18 Citizens agrees that all rights to indemnification now existing in favor of the employees, agents, directors or officers of Investors and its subsidiaries, as provided in the Articles of Incorporation or Bylaws or otherwise in effect on the date hereof shall survive the transactions contemplated hereby in accordance with the terms and Citizens expressly assumes such indemnification obligations.





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
                                   ARTICLE IV

                          Representations, Warranties
                     and Covenants of Investors and Central

         No representations or warranties are made by any director, officer or employee of Investors or Central as individuals. The representations and warranties herein are also modified by a separate written statement (the "Investors Disclosure Statement").

         Investors and Central hereby represent, warrant and covenant to Citizens, except as stated in the Investors Disclosure Statement, as follows:

         4.1 Investors and Central are each corporations duly organized, validly existing and in good standing under the laws of the State of Illinois, and each such corporation has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of each Investors and Central, copies of which have been delivered to Citizens, are complete and accurate, and the minute books of each of Investors and Central contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of Investors.

         4.2 The aggregate number of shares which Investors is authorized to issue is 1,500,000 shares of Class A common stock with a par value of $1.00 per share and 500,000 shares of Class B common stock with a stated value of $.10 per share. Investors has no outstanding options, warrants or other rights to purchase, or subscribe to, or securities convertible into or exchangeable for any shares of capital stock. Investors has 819,249 shares of Class A common stock and 472,423 shares of Class B common stock issued of which 807,649 shares of Class A common stock and 472,423 shares of Class B common stock outstanding fully paid and non assessable.

                 The aggregate number of shares which Central is authorized to issue is 1,000,000 shares of common stock with a par value of $1.00 per share. Central has no outstanding options, warrants or other rights to purchase, or subscribe to, or securities convertible into or exchangeable for any shares of its capital stock. Central has 650,000 shares of common stock issued and outstanding fully paid and non assessable.

         4.3 Each of Investors and Central have the requisite power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

         4.4 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by each of Investors and Central will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of Investors or Central.





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
         4.5 The execution of this Agreement has been duly authorized and approved by the Board of Directors of Investors and Central.

         4.6 Investors has delivered to Citizens financial statements of Investors and Central, dated September 30, 1994, and it will deliver to Citizens the annual convention statement of Central as of December 31, 1993. All such statements, herein sometimes called "Investors Financial Statements" are complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of Investors and Central of the periods indicated. The September 30, 1994 statements of Investors have been prepared in accordance with generally accepted accounting principles and the December 31, 1993, annual convention statement of Central has been prepared in accordance with statutory principles.

         4.7 Since the dates of the Investors Financial Statements there have not been any material adverse changes in the business or condition, financial or otherwise, of Investors or Central. Other than as contemplated herein and as set forth in the Investors Financial Statements, Investors and Central do not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise).

         4.8 Investors has delivered to Citizens a list and description of all pending legal proceedings involving Investors or Central or any subsidiary of either, none of which will materially adversely affect them individually and in the aggregate, and, except for these proceedings, there are no legal proceedings or regulatory proceedings involving material claims pending, or, to the knowledge of the officers of Investors, threatened against Investors or Central or affecting any of their assets or properties, and neither Investors nor Central nor any subsidiary of either is in any material breach or violation of or default under any contract or instrument to which Investors or Central or any subsidiary of either is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach or violation of or default by Investors or Central or any subsidiary of each which they or any of their respective properties may be bound or affected, or under their respective Articles of Incorporation or Bylaws, nor is there any court or regulatory order pending, applicable to Investors or Central or any subsidiary of either.

         4.9 Neither Investors nor Central nor any subsidiary of either shall enter into or consummate any transactions prior to the Effective Date other than in the ordinary course of business and will pay no dividend, or increase the compensation of officers and will not enter into any agreement or transaction which would adversely affect their financial condition.

         4.10 The assets of Central have admissible values at least equal to the amounts attributed to them on its September 30, 1994 statement and had as of December 31, 1993, values as set forth in its December 31, 1993 annual convention statement.

         4.11 Neither Central nor Investors nor any subsidiary of either is a party to any contract performable in the future not cancelable within 90 days except standard insurance policies, or normal reinsurance agreements. Furthermore, Central has no Charter or special insurance policies in-force which contain unusual or extraordinary dividend provisions. Central and Investors shall provide Citizens with copies of all contracts performable in the future by them or any subsidiary.

         4.12 All policy and claim reserves of Central have been properly provided for and are adequately to comply with all regulatory requirements regarding same.

         4.13 The representations and warranties of Investors and Central shall be true and correct as of the date hereof and as of the effective Date.

         4.14 Investors has delivered, or will deliver within two weeks of the date of this Agreement, to Citizens true and correct copies of Investors Annual Report to Shareholders for the years ended December 31, 1991 and 1992 and each of its other reports to shareholders and filings with the Securities and Exchange Commission ("SEC") for the years ended December 31, 1991, 1992, and for 1993 and since such date. Investors will also deliver to Citizens on or before the Closing Date any reports relating to the financial and business condition of Investors which are filed with the SEC after the date of this Agreement and any other reports sent generally to its shareholders after the date of this Agreement.

         Investors has duly filed all reports required to be filed by it under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, (the "Federal Securities Laws"). No such reports, or any reports sent to the shareholders of Investors, contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading.

         4.15 Investors has delivered to Citizens a copy of each of the federal income tax returns of Investors and Central for the years ended December 31, 1992 and 1993 and for any additional open years. The provisions for taxes paid by Investors and Central are believed by Investors and Central to be sufficient for payment of all accrued and unpaid federal, state, county and local taxes of Investors and Central (including any penalties or interest payable) whether or not disputed for the periods then ended and for all prior fiscal periods. All returns and reports or other information required or requested by federal, state, county, and local tax authorities have been filed or supplied in a timely fashion, and all such information is true and correct in all material respects. Provision has been made for the payment of all taxes due to date by Investors and Central, including taxes for the current year ended December 31, 1994. No federal income tax return of Investors or Central is currently under audit.

         4.16 Investors and Central have no employee benefits plans except a group health insurance and medical benefits plan.

         4.17 No representation or warranty by Investors and Central in this Agreement, the Investors Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

                                   ARTICLE V

             Obligations of the Parties Pending the Effective Date

         5.1 This Agreement shall be duly submitted to the shareholders of Investors and Central for the purpose of considering and acting upon this Agreement in the manner required by law at a meeting of shareholders on a date selected by Investors and Central, such date to be the earliest practicable date after the proxy statement may first be sent to Investors and Central shareholders without objection by applicable governmental authorities, provided that Investors will have at least 30 days to solicit proxies. Citizens will furnish to Investors the information relating to Citizens required by the Federal Securities Laws to be included in the proxy statement. Citizens represents and warrants that at the time of the Investors shareholders meeting, the proxy statement, insofar as it relates to Citizens and contains information furnished by Citizens specifically for use in such proxy statement,
(a) will comply in all material respects with the provisions of the Federal Securities Laws and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Board of Directors of Investors and Central, subject to its fiduciary obligations to shareholders, shall use its best efforts to obtain the requisite approval of Investors and Central shareholders of this Agreement and the transactions contemplated herein. Investors, Central and Citizens shall take all reasonable and necessary steps and actions to comply with and to secure Investors and Central shareholder approval of this Agreement and the transactions contemplated herein as may be required by the statutes, rules and regulations of such states.

         5.2 At all times prior to the Effective Date, during regular business hours each party will permit the other to examine its books and records and the books and records of its subsidiaries and will furnish copies thereof on request. It is recognized that, during the performance of this Agreement, each party may provide the other parties with information which is confidential or proprietary information. During the term of this Agreement, and for four years following the termination of this Agreement, the recipient of such information shall protect such information from disclosure to persons, other than members of its own or affiliated organizations and its professional advisers, in the same manner as it protects its own confidential or proprietary information from unauthorized disclosure, and not use such information to the competitive detriment of the disclosing party. In addition, if this Agreement is terminated for any reason, each party shall promptly return or cause to be returned all documents or other written records of such confidential or proprietary information, together with all copies of such writings and, in addition, shall either furnish or cause to be furnished, or shall destroy, or shall maintain with such standard of care as is exercised with respect to its own confidential or proprietary information, all copies of all documents or other written records developed or prepared by such party on the basis of such confidential or proprietary information. No information shall be considered confidential or proprietary if it is (a) information already in the possession of the party to whom disclosure is made, (b) information acquired by the party to whom the disclosure is made from other sources, or (c) information in the public domain or generally available to interested persons or which at a later date passes into the public domain or becomes available to the party to whom disclosure is made without any wrongdoing by the party to whom the disclosure is made.

         5.3 Investors, Central and Citizens shall promptly provide each other with information as to any significant developments in the performance of this Agreement, and shall promptly notify the other if it discovers that any of its representations, warranties and covenants contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or became untrue or incorrect in any material respect.

         5.4 All parties to this Agreement shall take all such action as may be reasonably necessary and appropriate and shall use their best efforts in order to consummate the transactions contemplated hereby as promptly as practicable.

                                   ARTICLE VI

                             Procedure for Exchange

         6.1 The parties shall file with the Insurance Commissioner of Illinois within 30 days from the date of this Agreement, all of the documents required by the Illinois Insurance Code.

                                  ARTICLE VII

            Conditions Precedent to the Consummation of the Exchange

                 The following are conditions precedent to the consummation of the Agreement on or before the Effective date:

         7.1 Citizens, Acquisition, Investors and Central shall have performed and complied with all of their respective obligations hereunder which are to be complied with or performed on or before the Effective Date and Investors, Central and Citizens shall provide one another at the Closing with a certificate to the effect that such party has performed each of the acts and undertakings required to be performed by it on or before the Closing Date pursuant to the terms of this Agreement.

         7.2 This Agreement and the transactions contemplated herein shall have been duly and validly authorized, approved and adopted, at meetings of the shareholders of Investors and Central duly and properly called for such purpose in accordance with the applicable laws.





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
         7.3 This Agreement is subject to the provisions of the applicable insurance laws and the regulations promulgated thereunder, and shall not become effective until approval is obtained from the Commissioner of Insurance of the State of Illinois in accordance with the provisions of the law of said state. Citizens, Acquisition, Investors and Central, as soon as practical after the execution and delivery of this Agreement, agree to file and to use their best efforts to obtain such approval of the transactions contemplated by this Agreement. No party hereto shall be obligated to file a suit or to appeal from any Commissioner s adverse ruling, nor shall any party be obligated to make any material changes in any lawful, good faith management policy in order to gain such approval. In the event approval is denied, this Agreement shall terminate.

         7.4 No action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the transactions contemplated herein, or which might subject any of the parties hereto or their directors or officers to any material liabilities, fine, forfeiture or penalty on the grounds that the transactions contemplated hereby, the parties hereto or their directors or officers, have violated any applicable law or regulation, or have otherwise acted improperly in connection with the transactions contemplated hereby, and the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suite or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

         7.5 All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and the form and substance of all legal proceedings and related matters shall have been approved by counsel for Citizens, Investors and Central.

         7.6 The representations and warranties made by Citizens, Investors and Central in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Effective Date, except to the extent that such representations and warranties may be untrue on and as of the Effective Date because of (a) changes caused by transactions of Investors or Central suggested or approved in writing by Citizens or (b) events or changes (which shall not, in the aggregate, have materially and adversely affected the business, assets, or financial condition of Investors, Central or Citizens) during or arising after the date of this Agreement.

         7.7     Investors and Central shall have furnished Citizens with:

                     (1) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of Investors and Central approving this Agreement and the transactions contemplated by it and directing the submission thereof to a vote of the shareholders of Investors and Central;

                     (2) a certified copy of a resolution or resolutions duly adopted by a majority of all of the classes of outstanding shares of Investors and Central capital stock approving this Agreement and the transactions contemplated by it;

                     (3) an opinion of Counsel dated as of the Closing Date as set forth in Exhibit "B" attached hereto;

                     (4) an agreement from each "affiliate" of Investors as defined in the rules adopted under the Securities Act of 1933, as amended, to the effect that (a) the affiliate is familiar with SEC Rules 144 and 145; (b) none of the shares of Citizens Class A common stock will be transferred by or through the affiliate in violation of the Federal Securities Laws; (c) the affiliate will not sell or in any way reduce his risk relative to any Citizens Class A common stock received pursuant to this Agreement until such time as financial results covering at least 30 days of post-closing date combined operations shall have been published by Citizens on SEC Form 10-Q or otherwise; and (d) the affiliate acknowledges that Citizens is under no obligation to register the sale, transfer, or the disposition of Citizens Class A common stock by the affiliate or to take any action necessary in order to make an exemption from registration available to the affiliate, but understands that Citizens intends to satisfy the public information requirements of Rules 144 and 145 during the three-year period following the Closing Date.

         7.8     Citizens shall furnish Investors and Central with:

                     (1) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of Citizens, approving this Agreement and the transactions contemplated by it, and

                     (2) an opinion dated the Closing Date of Jones & Keller, P.C., counsel for Citizens, as set forth in Exhibit "C" attached hereto.

                                  ARTICLE VIII

                          Termination and Abandonment

         8.1 Anything contained in this Agreement to the contrary notwithstanding, the Agreement may be terminated and abandoned at any time (whether before or after the approval and adoption thereof by the shareholders of Investors and Central) prior to the Effective Date:

                 (1)   By consent of each of Citizens, Investors and Central;

                 (2)   By Citizens or Investors, if any condition set forth in
                       Article VII relating to the other party has not been met or has not been waived.

                 (3) By Citizens, Investors or Central, if any suit, action or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency or contemplated under Section 7.4;

                 (4) By any party, if there is discovered any material error, misstatement or omission in the representations and warranties of another party; or

                 (5) By Citizens, if dissenters' rights are perfected in accordance with Illinois law for more than 2.5% of the outstanding shares of Investors or Central; or

                 (6) By any party if the Agreement Effective Date is not within 180 days from the date hereof.

         8.2 Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors provided, however, that such action shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to the party waiving such term or condition.

                                   ARTICLE IX

                       Termination of Representation and
                       Warranties and Certain Agreements

         9.1 The respective representations and warranties of the parties hereto, shall expire with, and be terminated and extinguished ninety days after the closing of this Agreement, provided, however, that the covenants and agreements of the parties hereto shall survive in accordance with their terms.

                                   ARTICLE X

                                 Miscellaneous

         10.1 This Agreement embodies the entire agreement between the parties, and there have been and are no agreements, representations or warranties among the parties other than those set forth herein or those provided for herein.





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
         10.2 To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

         10.3 Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

         10.4 All parties to this Agreement agree that if it becomes necessary or desirable to execute further instrument or to make such other assurances as are deemed necessary, the party requested to do so will use its best efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

         10.5 This Agreement may be amended upon approval of the Board of Directors of each party provided that the shares issuable hereunder shall not be amended without approval of the requisite shareholders of Investors and Central.

         10.6 Any notices, requests, or other communications required or permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:

             To Citizens and Acquisition:          To Investors and Central:

             Citizens, Inc.                        Insurance Investors & Holding Co.
             Post Office Box 149151                2512 North Knoxville Avenue
             Austin, Texas  78714-9151             Peoria, Illinois  61604
             Attn:  Harold E. Riley, Chairman      Attn:  Frank J. Wilkins, President

             with copies to:                       with copies to:

             Jones & Keller, P.C.                  Newman & Davenport, P.C.
             1625 Broadway, Suite 1600             Allianz Financial Center, LB 135
             Denver, Colorado  80202               2323 Bryan Street, Suite 2050
             Attn:  Reid Godbolt                   Dallas, Texas  75201
                                                   Attn:  Frank G. Newman

                 or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

         IN WITNESS WHEREOF, the parties have set their hands and seals this 28th day of November, 1994.

                                        CITIZENS, INC.


                                        By:  /s/ Harold E. Riley
                                             Harold E. Riley
                                             Chairman


                                        CITIZENS ACQUISITION, INC.


                                        By:  /s/ Harold E. Riley
                                             Harold E. Riley
                                             Chairman


                                        Insurance Investors & Holding Co.


                                        By:  /s/ Frank J. Wilkins
                                             Frank J. Wilkins
                                             President


                                        Central Investors Life
                                        Insurance Company of Illinois


                                        By:  /s/ Frank J. Wilkins
                                             Frank J. Wilkins
                                             President

                                   EXHIBIT A

                         ARTICLES AND PLAN OF MERGER -
                                 CITIZENS, INC.
                        CITIZENS ACQUISITION, INC., and
                       INSURANCE INVESTORS & HOLDING CO.


         THESE ARTICLES AND PLAN OF MERGER, dated this _____ day of ____________________, 1994, pursuant to Sections 5/11.05 and 5/11.25 of the
Illinois Business Corporation Act (hereinafter referred to as the "Act"), is entered into by and among Citizens, Inc. ("Citizens"), a Colorado corporation; Citizens Acquisition, Inc. ("Acquisition"), an Illinois corporation wholly-owned by Citizens; and Insurance Investors & Holding Co. ("Investors" or the "Surviving Corporation"), an Illinois corporation, with Investors and Acquisition sometimes being referred to herein as the "Constituent Corporations."

                             W I T N E S S E T H :

         WHEREAS, the respective Boards of Directors of the parties hereto deem it advisable that Acquisition be merged into Investors as hereinafter specified;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and in order to prescribe the terms and conditions of the Merger, the mode of carrying the same into effect, the manner of converting the shares of each of the Constituent Corporations and such other details and provisions as are deemed desirable, the parties hereto agree as follows:

         FIRST: The Constituent Corporations have agreed to merge, and that the terms and conditions of said merger, the mode of carrying the same into effect and the manner and basis of converting or exchanging the shares of issued stock of each of the Constituent Corporations into different stock or other consideration, and the manner of dealing with any issued stock of the Constituent Corporations not to be so converted or exchanged, are and shall be as set forth herein. In connection with the merger described below, Citizens is agreeing, among other things, to furnish a sufficient number of shares of its authorized but unissued Class A Common Stock, no par value, to carry out the terms of the merger contemplated hereby.

         SECOND: The parties to these Articles and Plan of Merger are Acquisition, Investors and Citizens.

         THIRD: Investors shall be the surviving corporation of the merger between the Constituent Corporations.

         FOURTH: The principal office of Acquisition and Citizens, Inc. is 400 East Anderson Lane, Austin, Texas 78752. The principal office of Investors is 2512 North Knoxville Avenue, Peoria, Illinois 61604.

         FIFTH: The Boards of Directors of Acquisition and Citizens, on ______________________, 1994, by unanimous vote of each entire Board of Acquisition and Citizens, duly adopted a resolution which declared that a merger upon the terms and conditions set forth in these Articles and Plan of Merger was advised, authorized and approved, and directed their submission to Citizens, the sole stockholder of Acquisition.

         The Board of Directors of Investors, on ______________________, 1994, by unanimous vote of the entire Board of Directors, duly adopted a resolution which declared that a merger upon the terms and conditions set forth in these Articles and Plan of Merger was advised, authorized and approved, and directed their submission to the stockholders of Investors.

         These Articles and Plan of Merger were duly submitted to and approved by the affirmative vote of one hundred percent (100%) of all of the votes entitled to be cast thereon pursuant to an action by unanimous written consent of the sole stockholder of Acquisition, as permitted by the Articles of Incorporation of Acquisition, and the laws of the State of Illinois.

         These Articles and Plan of Merger were duly submitted to and approved by the affirmative vote of __________ percent (___%) of all of the votes entitled to be cast thereon at a meeting of the stockholders of Investors held on ______________________, as permitted by the Articles of Incorporation of Investors, and the laws of the State of Illinois.

         SIXTH: The Articles of Incorporation of Investors shall constitute the Articles of Incorporation of the Survivor.

         SEVENTH: Acquisition has authority to issue shares of one class of capital stock, namely one thousand (1,000) shares of common stock, no par value per share ("Acquisition Common Stock"). Citizens, Inc. has authority to issue shares of two classes of capital stock, namely 50,000,000 shares of Class A Common Stock, no par value per share ("Citizens Class A Common Stock"), and 1,000,000 shares of Class B Common Stock, no par value per share.

         EIGHTH: Investors has authority to issue shares of two classes of capital stock, namely, 1,500,000 shares of Class A Common Stock, $1.00 par value and 500,000 shares of Class B Common Stock with a stated value of $.10 per share ("Investors Common Stock").

         NINTH: The manner and basis of converting or exchanging the issued and outstanding stock of each of the Constituent Corporations into different stock or other consideration and the treatment of any issued stock of the Constituent Corporations not to be so converted or exchanged on the Effective Date (as defined in Article Tenth below) of the merger contemplated hereby shall be as follows:

         (a) Except to the extent qualified in subparagraphs (b) and (c) immediately below, each share of Investors Common Stock which is issued and outstanding on the Effective Date (other than shares held by Citizens that were issued to it as the sole owner of Acquisition) shall be converted into shares of Citizens Class A Common Stock as follows:

         For each eight (8) shares of Investors Class A or Class B Common Stock issued and outstanding, each Investors shareholder shall receive one
         (1) share of Class A Common Stock of Citizens, Inc.

         (b) No scrip or fractional share certificates or Citizens Class A Common Stock shall be issued as a result of the merger contemplated hereby, but in lieu of each fractional share, a stockholder of Investors entitled to a fractional share shall be paid by Citizens a cash payment of fractions thereof at a rate of $7.00 per one share of Citizens Class A Common Stock.

         (c) After the merger contemplated hereby shall have become effective, except as otherwise provided in by the Act with respect to dissenting stockholders, each holder of an outstanding certificate or certificates theretofore representing Investors Common Stock shall surrender the same to the Survivor and each such holder thereupon shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Citizens Class A Common Stock into which the Investors Common Stock represented by the certificate or certificates so surrendered shall have been converted or exchanged by the provisions hereof. Until such surrender, Investors Common Stock shall be deemed for all corporate purposes, other than the payment of dividends, to evidence ownership of the number of full shares of Citizens Class A Common Stock to be delivered with respect to such shares. Unless and until any such outstanding certificates shall be so surrendered, no dividend payable to the holders of record of Investors Common Stock as of any date subsequent to the Effective Date shall be paid to the holders of such outstanding certificates, but upon surrender of any such certificate or certificates, there shall be paid to the record holder of the certificate or certificates of Investors Common Stock delivered with respect to the shares represented by the surrendered certificate or certificates, without interest, the amount of such dividends which shall have theretofore become payable to them with respect to such shares of Investors Common Stock.

         (d) Each share of Acquisition Common Stock, if any, which remains unissued and all Treasury shares of Acquisition on the Effective Date of the merger contemplated hereby shall be canceled.

         (e) Each share of Acquisition Common Stock which is issued and outstanding on the Effective Date shall be converted into one share of Investors Common Stock and shall not be deemed to be converted into shares of Class A Common Stock of Citizens.

         TENTH:  Upon the Effective Date:

         (a) the assets and liabilities of Acquisition shall be taken up on the books of the Survivor at the amount at which they shall at that time be carried on the books of Acquisition, and

         (b) all of the rights, privileges, immunities, powers, purposes, and franchises of Acquisition, and all property, real, personal and mixed, and all debts due to Acquisition on whichever account shall be vested in the Survivor, and all property rights, privileges, immunities, powers, purposes and franchises, and all and every other interest shall be thereafter as effectually the property of the Survivor as they were of Acquisition, and all debts, liabilities obligations and duties of Acquisition shall thenceforth attach to the Survivor and may be enforced against it to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it.

         The merger provided for by these Articles and Plan of Merger shall become effective at 5:02 p.m., _______________ Time, on _________, 199_, (the
"Effective Date"), and the separate existence of Acquisition except insofar as continued by statue, shall cease on the date that these Articles and Plan of Merger, duly advised, approved, signed, acknowledged, sealed and verified by Citizens, Acquisition and Survivor as required by the laws of the State of Illinois, are filed for record with the Secretary of State.

         ELEVENTH: The merger contemplated hereby may be terminated at any time prior to the time these Articles and Plan of Merger are filed in the office of the Secretary of State of Illinois (a) by consent of Citizens and the Constituent Corporations expressed by action of their respective Boards of Directors and without further shareholder action, whether or not theretofore adopted by the shareholders of the Constituent Corporations but the filing of these Articles and Plan of Merger in the office of the Secretary of State of Illinois shall conclusively evidence that any such termination has not occurred and that any right of termination has not been exercised and has been waived.

         TWELFTH: The parties hereto may, by written agreement among them authorized by their respective Boards of Directors, amend these Articles and Plan of Merger at any time prior to the Effective Time, provided that, after the meeting of shareholders of Investors, no amendment shall be made which changes the terms of these Articles and Plan of Merger in a way which is materially adverse to the shareholders of Investors, unless such amendment is approved by the shareholders of Investors.

         Any condition to the performance of Citizens, Acquisition or Investors which may legally be waived at or prior to the Effective Time may be waived at any time by the party entitled to the benefit thereof by action taken or authorized by the Board of Directors of the waiving party.

         IN WITNESS WHEREOF, Citizens and each of the Constituent Corporations, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have caused these Articles and Plan of Merger to be signed in their respective corporation names and on their behalf by the respective Presidents and witnessed or attested by their respective Secretaries as of the _____ day of _______________, 1994.

                                           INSURANCE INVESTORS
                                           & HOLDING CO.
ATTEST:
___________________________________     By ___________________________________
Robert W. Kreutz, Secretary                Frank J. Wilkins, President

                                           CITIZENS ACQUISITION, INC.
ATTEST:
___________________________________     By ___________________________________
Mark A. Oliver, Secretary                  Harold E. Riley, Chairman

                                           CITIZENS, INC.
ATTEST:
___________________________________     By ___________________________________
Mark A. Oliver, Secretary                  Harold E. Riley, Chairman


         THE UNDERSIGNED, President of Insurance Investors & Holding Co., who executed on behalf of said corporation the foregoing Articles and Plan of Merger, of which this Certificate is made a party, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles and Plan of Merger, to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                        ___________________________________
                                        Frank J. Wilkins, President

         THE UNDERSIGNED, Chairman of Citizens Acquisition, Inc., who executed on behalf of said corporation the foregoing Articles and Plan of Merger, of which this Certificate is made a party, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles and Plan of Merger, to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                        ___________________________________
                                        Harold E. Riley, Chairman

         THE UNDERSIGNED, Chairman of Citizens, Inc. who executed on behalf of said corporation the foregoing Articles and Plan of Merger, of which this Certificate is made a party, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles and Plan of Merger, to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                        ___________________________________
                                        Harold E. Riley, Chairman

STATE OF ILLINOIS         )
                          )
COUNTY OF __________      )

         Frank J. Wilkins, President of Insurance Investors & Holding Co., an Illinois corporation, personally appeared before me on the _____ day of _______________, 1994, and, under oath, signed the foregoing Articles and Plan of Merger and stated that the facts contained therein are true to the best of his knowledge and belief.

         Witness my hand and official seal.

                                        ___________________________________
                                        Notary Public
My commission expires:

STATE OF ____________     )
                          )
COUNTY OF __________      )

         Harold E. Riley, Chairman of Citizens Acquisition, Inc., an Illinois corporation, personally appeared before me on the _____ day of _______________, 1994, and, under oath, signed the foregoing Articles and Plan of Merger and stated that the facts contained therein are true to the best of his knowledge and belief.

         Witness my hand and official seal.

                                        ___________________________________
                                        Notary Public

My commission expires:


STATE OF ____________    )
                         )
COUNTY OF __________     )

         Harold E. Riley, Chairman of Citizens, Inc., a Colorado corporation, personally appeared before me on the _____ day of _______________, 1994, and, under oath, signed the foregoing Articles and Plan of Merger and stated that the facts contained therein are true to the best of his knowledge and belief.

         Witness my hand and official seal.

                                        ___________________________________
                                        Notary Public

My commission expires:

                                   EXHIBIT B

                  OPINION OF COUNSEL FOR INVESTORS AND CENTRAL


         At the Closing, Investors and Central shall deliver to Citizens, an opinion, in form and substance satisfactory to Citizens and its counsel, dated the Closing Date, of Newman and Davenport, P.C., counsel to Investors and Central, to the effect that:

1. The execution, delivery, and performance of the Agreement by Investors and Central shall not result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under any contract, commitment, agreement, indenture, mortgage, pledge agreement, note, bond, license, or other instrument or obligation to which Investors or Central is a party or by which Investors or Central is bound or the charter or bylaws of Investors or Central or other governing instruments of Investors or Central;

2. The Agreement has been duly authorized, executed and delivered by Investors and Central and is a legal, valid and binding obligation of Investors enforceable against Investors or Central in accordance with its terms (subject to the applicability of equitable principles or the effect of bankruptcy or creditors rights laws on the enforceability of the Agreement);

3. Investors and Central are each an Illinois corporation duly organized, validly existing and in good standing under the laws of the State of Illinois;

4. Investors and Central have full corporate power and authority to enter into the Agreement and to carry out the transactions contemplated by the Agreement;


5. To such counsel's knowledge, after due inquiry, there are no civil or criminal actions, suits, arbitrations, administrative or other proceedings or governmental investigations pending or threatened against Investors or Central which will constitute a breach of the representations, warranties or covenants under the Agreement or will prevent Investors or Central from consummating the transactions contemplated by the Agreement;


6.   The authorized and outstanding capital stock of Investors is as stated in
     Section 4.2 of the Agreement, and such shares have been duly authorized, are fully paid and non-assessable and were not issued in violation of the pre-emptive rights of any party;


7. To such counsel's knowledge, after due inquiry, except as set forth in the Agreement, there are no outstanding subscriptions, options, warrants, rights, convertible securities, calls, commitments, privileges or other arrangements, pre-emptive or contractual, calling for or requiring the acquisition of, or the issuance, transfer, sale, or other disposition of any shares of the capital stock of Investors or Central, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of Investors or Central; and

8. The execution, delivery, and performance of the Agreement, and the performance by Investors and Central of its obligations thereunder, is not in contravention any law, ordinance, rule, or regulation of any State or political subdivision of either the United States or of any applicable foreign jurisdiction, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, will not cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds, Investors or any of its subsidiaries or any of its or their material properties, and will not have a material adverse effect on the validity of the Agreement or on the validity of the consummation of the transactions contemplated by the Agreement or which constitutes grounds for the loss or suspension of any permits, licenses, or other authorizations used in the business of Investors.

                                   EXHIBIT C

                        OPINION OF COUNSEL FOR CITIZENS


         At the Closing, Citizens shall deliver to Investors and Central, an opinion, in form and substance satisfactory to Investors and its counsel, dated the Closing Date, of Jones & Keller, counsel to Citizens, to the effect that:

1. The execution, delivery, and performance of the Agreement by Citizens shall not result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under any contract, commitment, agreement, indenture, mortgage, pledge agreement, note, bond, license, or other instrument or obligation to which Citizens is a party or by which Citizens is bound or the charter or bylaws of Citizens or other governing instruments of Citizens;

2. The Agreement has been duly authorized, executed and delivered by Citizens and is a legal, valid and binding obligation of Citizens enforceable against Citizens in accordance with its terms (subject to the applicability of equitable principles or the effect of bankruptcy or creditors rights laws on the enforceability of the Agreement);

3. Citizens is a Colorado corporation duly organized, validly existing and in good standing under the laws of the State of Colorado;

4. Citizens has full corporate power and authority to enter into the Agreement and to carry out the transactions contemplated by the Agreement;

5. To such counsel s knowledge, after due inquiry, there are no civil or criminal actions, suits, arbitrations, administrative or other proceedings or governmental investigations pending or threatened against Citizens which will constitute a breach of the representations, warranties or covenants under the Agreement or will prevent Citizens from consummating the transactions contemplated by the Agreement;

6.   The authorized and outstanding capital stock of Citizens is as stated in
     Section 3.2 of the Agreement, and each of the shares of Class A common stock to be issued pursuant to the Agreement has been duly authorized and when issued pursuant to the terms of the Agreement shall be validly issued and fully paid and non-assessable and not issued in violation of the pre-emptive rights of any party;

7. To such counsel s knowledge, after due inquiry, except as set forth in the Agreement or Citizens Disclosure Statement, there are not outstanding subscriptions, options, warrants, rights, convertible securities, calls, commitments, privileges or other arrangements, pre-emptive or contractual, calling for or requiring the acquisition of, or the issuance, transfer, sale, or other disposition of any shares of the capital stock of

     Citizens, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of Citizens; and

8. The execution, delivery, and performance of the Agreement, and the performance by Citizens of its obligations thereunder, is not in contravention any law, ordinance, rule, or regulation of any State or political subdivision of either or of the United States or of any applicable foreign jurisdiction, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, will not cause the suspension or revocation of any authorization, consent, approval, or license presently in effect, which affects or binds Citizens or any of its subsidiaries or any or any of its or their material properties, and will not have a material adverse effect on the validity of the Agreement or on the validity of the consummation of the transactions contemplated by the Agreement or constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in the business of Citizens.

                         CITIZENS DISCLOSURE STATEMENT


         Pursuant to the provisions of Article III of the Plan and Agreement of Merger and Exchange by and among Insurance Investors & Holding Co., Central Investors Life Insurance Company of Illinois, Citizens Acquisition, Inc. and Citizens, Inc., Citizens, Inc. hereby makes the following disclosures respecting the similarly numbered sections in the Plan and Agreement of Merger and Exchange:

3.7 Citizens has the liabilities disclosed in the Citizens Financial Statements and those incurred thereafter in the ordinary course of business.

3.8 Civil Action No. CV 91 5390, Dr. Lang T. Harp v. Continental Investors Life Insurance Company, American Lifestyles Protection and Security Trust; and C.M.C., Ltd. The plaintiff sued for alleged failure to pay medical bills incurred by Plaintiff's wife, breach of contract, compensatory damages in the amount of $35,426.00 and punitive damages in the amount of $3,000,000.00. Citizens Insurance Company is a party to such suit.

         Civil Action No. C-3687-93E, Dary Luz Sierra de Romera, et. al., v. Rafael Alvarez Carbonel, Hector A. Tamara and Citizens Insurance Company of America. The plaintiff sued for alleged failure to pay policy death benefits and breach of contract in the amount of $300,000.00 plus attorney's fees of $10,000.00.

3.11 Management Service Agreement between Citizens, Inc. and Citizens Insurance Company of America, effective July 1, 1991.

         Management Service Agreement between Citizens, Inc. and Computing Technology, Inc., effective October 1, 1991.

         Information Systems Management and Service Contract between Citizens, Inc. and Computing Technology, Inc., effective October 1, 1991.

         Computer Maintenance Agreement between Computing Technology, Inc. and Wang Laboratories, effective July 1, 1991 and amended August 26, 1991.

3.16 Citizens is a party to a noncontributory qualified profit sharing plan operated under a separate trust.

                   INVESTORS AND CENTRAL DISCLOSURE STATEMENT

                               AGREEMENT TO AMEND
                   PLAN AND AGREEMENT OF MERGER AND EXCHANGE



         THIS AGREEMENT is made and entered into this 25th day of January, 1996, by and among Insurance Investors & Holding Co. ("Investors"), Central Investors Life Insurance Company of Illinois ("Central"), Citizens, Inc. ("Citizens") and Citizens Acquisition, Inc.


         WHEREAS, the parties to this Agreement have entered into a Plan and Agreement of Merger and Exchange (the "Merger Agreement") dated November 28, 1994; and

         WHEREAS, the parties hereto wish to amend the Merger Agreement;

         NOW, THEREFORE, for good and valuable consideration consisting of the promises below, it is agreed among the parties as follows:

         FIRST, that Subsection (6) of Section 8.1 of the Merger Agreement is hereby amended in its entirety to read as follows (subsections (1) through (5) of Section 8.1 shall remain unchanged):

                 8.1 Anything contained in this Agreement to the contrary notwithstanding, the Agreement may be terminated and abandoned at any time (whether before or after the approval and adoption thereof by the shareholders of Investors and Central) prior to the Effective Date:

                 . . . .


                 (6) By any party if the Effective Date is not on or before March 31, 1996.


                 . . . .

         SECOND, that the following addendum is added to and made part of the Merger Agreement:

                 WHEREAS,  Section 1.1 of this Agreement provides, in part,
         that:   "Central and Citizens shall enter into a Plan of Exchange as set forth herein under which the shares of Central owned by Investors and other stockholders of Central shall be transferred to Citizens . . ."; and

                 WHEREAS,         Item 6 of Form A, Statement Regarding the
         Acquisition or Control of or Merger with a Domestic Insurer, dated December 20, 1995, which was submitted by Citizens to the Department of Insurance of the State of Illinois, states in part that Citizens "will own indirectly through Investors 650,000 shares (or 100 percent) of the outstanding common stock of [Central]"; and

                 WHEREAS, the parties to this Agreement wish to set forth and confirm the manner in which the Plan of Exchange shall be consummated;

                 NOW THEREFORE, the parties to this Agreement agree as follows:


                 THAT (i) the aforesaid Plan of Exchange shall be consummated in a manner so that Citizens will acquire 100% of the issued and outstanding common stock of Central (650,000 shares) indirectly through Citizen's ownership of 100% of the issued and outstanding capital stock of Investors; (ii) Citizens shall contribute a sufficient number of the shares of its Class A Common Stock to Investors, to be used to consummate the Plan of Exchange; (iii) Investors shall then deposit said shares of Citizens Class A Common Stock with the Exchange Agent as provided elsewhere in this Agreement;
         (iv) the Exchange Agent shall then, upon presentation of shares of Central Common Stock by shareholders other than Investors, issue to each such Central shareholder tendering such Central Common shares one share of the Citizens Class A Common Stock deposited by Investors for each four shares of Central Common Stock tendered, and the Exchange Agent shall make payment for partial shares of Citizens Class A Common Stock as provided in this Agreement; (v) Investors shall retain all its Central Common Stock; (vi) the Exchange Agent shall deliver to Investors all tendered Central Common Stock; (vii) following the termination of the appointment of the Exchange Agent, all holders of shares of Central Common Stock shall be directed to tender their shares to Investors rather than to Citizens; and (viii) Central shall directly make all cash payments in respect of dissenters' rights, to or for the benefit of the Central shareholders.



         THIRD, all other terms of the Merger Agreement shall remain in full force and effect, except that this Agreement supersedes all previous amendments to the Merger Agrement.



         IN WITNESS WHEREOF, the undersigned have set their hands this 25th day of January, 1996.


CITIZENS, INC.                          INSURANCE INVESTORS & HOLDING CO.



By: /s/ Harold E. Riley           By:  /s/ Frank J. Wilkins
    -------------------------          ---------------------------
    Harold E. Riley, Chairman          Frank J. Wilkins, President

CITIZENS ACQUISITION, INC.              CENTRAL INVESTORS LIFE INSURANCE
                                        COMPANY OF ILLINOIS

By: /s/ Harold E. Riley           By:  /s/ Frank J. Wilkins
    -------------------------          ---------------------------
    Harold E. Riley, Chairman          Frank J. Wilkins, President

                                                                      APPENDIX B

ILLINOIS BUSINESS CORPORATION ACT OF 1983

ARTICLE 11.  MERGER AND CONSOLIDATION -- DISSENTERS' RIGHTS

         5/11.65 RIGHT TO DISSENT. -- (a)   A shareholder of a corporation is
entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

         (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

         (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

         (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of dissenter's shares because it:

         (i)     alters or abolishes a preferential right of such shares;

         (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

         (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

         (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by- laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section
11.70 or as may be otherwise provided in the articles, by-laws or resolution.

         (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

         (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares [are] recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

         5/11.70 PROCEDURE TO DISSENT. -- (a)   If the corporate action giving
rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

         (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

         (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

         (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the proposed corporate action.
Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

         (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

         (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

         (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

         (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

         (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

         (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

         (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

         If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

         (j)     As used in this Section:

         (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

         (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 109 of Title Seven of the Colorado Revised Statutes enables a Colorado corporation to indemnify its officers, directors, employees and agents against liabilities, damages, costs and expenses for which they are liable if:
(i) in their Official Capacities (as defined by this statute) if they acted in good faith and had no reasonable basis to believe their conduct was not in the best interest of the Registrant; (ii) in all other cases, that their conduct was at least not opposed to the Registrant's best interests; and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful.

         The Registrant's Articles of Incorporation limit the liability of directors to the full extent provided by Colorado law.

         The Registrant's Bylaws provide indemnification to officers, directors, employees and agents to the fullest extent provided by Colorado law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)      EXHIBITS

Exhibit Number   Description of Exhibits

2.2 Plan and Agreement of Merger - American Liberty Financial Corporation, American Liberty Life Insurance Company, Citizens, Inc. and Citizens Acquisition, Inc., dated December 8, 1994(e)

2.21             Plan and Agreement of Merger and Exchange - See Appendix A

3.1              Articles of Incorporation, as amended(a)

3.2              Bylaws(e)

5.1 Opinion and consent of Jones & Keller, P.C. as to the legality of Citizens, Inc. Common Stock(c)

8.1              Opinion re: tax matters(c)

10.5 Automatic Yearly Renewable Term (NR) Life Reinsurance Agreement between Citizens Insurance Company of America and The Centennial Life Insurance Company dated March 1, 1982(b)

10.6 Summary of Coinsurance Agreement between Citizens Insurance Company of America and Alabama Reassurance Company dated December 31, 1985(b)

10.7 International Marketing Agreement - Citizens Insurance Company of America and Negocios Savoy, S.A.(b)

11               Statement re: Computation of per share earnings(d)

22               Subsidiaries of the Registrant(d)

23.1             Consent of Jones & Keller, P.C. re: Opinion as to legality of
                 Common Stock(c)

23.2             Consent of KPMG Peat Marwick LLP(c)

23.3             Consent of Jones & Keller, P.C. re: Opinion re tax matters(c)

25               Power of Attorney (see signature page)

_______________
         (a) Filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated by reference.
         (b) Filed with the Registrant's Amendment No. 1 to Registration Statement on Form S-4, Registration No. 33- 4753, filed with the Commission on or about June 19, 1992.
         (c)     Filed herewith.
         (d) Filed with the Registrant's Annual Report on Form 10-K for the Year Ended December 31, 1994, and incorporated herein by reference.
         (e) Filed with the Registrant's Registration Statement on Form S-4, Registration No. 33-59039, filed with the Commission on May 2, 1995.

(B)      FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES.

         See "Financial Statements."

ITEM 22.  UNDERTAKINGS

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "1933 Act"), each filing of The Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of

1934, as amended), that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective; and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Time of the Registration Statement through the date of responding to the request.

         The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired, that was not the subject of and included in the Registration Statement when it became effective.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the Effective Time of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii), above, do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 25, 1996.


                                           CITIZENS, INC.


                                           By: /s/ Mark A. Oliver
                                               as attorney in fact for
                                               Harold E. Riley
                                               Harold E. Riley, Chairman of
                                               the Board

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers or directors of the Registrant, by virtue of their signatures to this Registration Statement appearing below, hereby constitute and appoint Harold E. Riley and Mark A. Oliver, attorneys-in-fact in their names, place, and stead to execute any and all amendments to this Registration Statement in the capacities set forth opposite their names and hereby ratify all that said attorneys-in-fact may do by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signatures                                 Title                                   Date
----------                                 -----                                   ----
/s/ Mark A. Oliver as attorney             Chairman of the Board             January 25, 1996
in fact for Harold E. Riley
Harold E. Riley


/s/ Mark A. Oliver as attorney             Vice Chairman, Chief Executive    January 25, 1996
in fact for Randall Riley                  Officer and Director
Randall Riley


/s/ Mark A. Oliver as attorney             Vice Chairman, Chief Actuary      January 25, 1996
in fact for T. Roby Dollar                 and Assistant Secretary
T. Roby Dollar


/s/ Mark A. Oliver as attorney             President, Chief Administrative   January 25, 1996
in fact for Rick D. Riley                  Officer and Director
Rick D. Riley


/s/ Mark A. Oliver                         Executive Vice President,         January 25, 1996
Mark A. Oliver                             Secretary/Treasurer and
                                           Chief Financial Officer

/s/ Mark A. Oliver as                      Vice President and Controller     January 25, 1996
attorney in fact for
Stephen Curtis
Stephen Curtis


Flay F. Baugh                              Director


/s/ Mark A. Oliver as                      Director                          January 25, 1996
attorney in fact for
Joe R. Reneau
Joe R. Reneau, M.D.


/s/ Mark A. Oliver as                      Director                          January 25, 1996
attorney in fact for
Steven F. Shelton
Steven F. Shelton


Ralph M. Smith, Th.D.                      Director


/s/ Mark A. Oliver as                      Director                          January 25, 1996
attorney in fact for
Timothy T. Timmerman
Timothy T. Timmerman

                               INDEX TO EXHIBITS

Exhibit
Number   Description                                                Page
------   -----------                                                ----
2.21     Plan and Agreement of Merger and Exchange                  Appendix A

3.2      Bylaws                                                     (see Registrant's
                                                                    Registration Statement
                                                                    on Form S-4 Dated
                                                                    May 2, 1995)

5.1      Opinion and consent of Jones & Keller, P.C.
         as to the legality of Citizens, Inc. Common Stock          Filed herewith

8.1      Opinion re: tax matters                                    Filed herewith

11       Statement re: Computation of per share earnings            (see "Financial
                                                                    Statements")

22       Subsidiaries of the Registrant                             (see Registrant's
                                                                    Form 10-K for Year
                                                                    Ended December
                                                                    31, 1994)

23.1     Consent of Jones & Keller, P.C.                            (see Exhibit 5.1)

23.2     Consent of KPMG Peat Marwick LLP                           Filed herewith

23.3     Consent of Jones & Keller, P.C.
         re: Opinion re tax matters                                 Filed herewith

25       Power of Attorney                                          (see Signature
                                                                    Pages)

99.1     Form of Proxy, Insurance Investors & Holding Co.           Filed herewith

99.2     Form of Proxy, Central Investors Life Insurance
         Company of Illinois                                        Filed herewith